                                                                EXHIBIT T3E.27

                      IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE EASTERN DISTRICT OF LOUISIANA

In the Matter of:                       :        No. 95-14545 TMB
                                        :        Section A
HARRAH'S JAZZ COMPANY,                  :
                                        :        jointly administered
                    Debtor.             :        with
                                        :
----------------------------------------
                                        :
In the Matter of:                       :        No. 95-14544 TMB
                                        :        Section A
HARRAH'S JAZZ FINANCE CORP.,            :
                                        :        Chapter 11
                    Debtor.             :        Reorganization
                                        :
----------------------------------------
                                        :
In the Matter of:                       :        No. 95-14871 TMB
                                        :        Section A
HARRAH'S NEW ORLEANS                    :
INVESTMENT COMPANY,                     :
                                        :        Chapter 11
                    Debtor.             :        Reorganization
                                        :
----------------------------------------


                   THIRD AMENDED JOINT PLAN OF REORGANIZATION
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE,
                      AS MODIFIED THROUGH OCTOBER 13, 1998




                                October 13, 1998

                      IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE EASTERN DISTRICT OF LOUISIANA

In the Matter of:                       :         No. 95-14545 TMB
                                        :         Section A
HARRAH'S JAZZ COMPANY,                  :
                                        :         jointly administered
                    Debtor.             :         with
                                        :
----------------------------------------
                                        :
In the Matter of:                       :         No. 95-14544 TMB
                                        :         Section A
HARRAH'S JAZZ FINANCE CORP.,            :
                                        :         Chapter 11
                    Debtor.             :         Reorganization
                                        :
----------------------------------------
                                        :
In the Matter of:                       :         No. 95-14871 TMB
                                        :         Section A
HARRAH'S NEW ORLEANS                    :
INVESTMENT COMPANY,                     :
                                        :         Chapter 11
                    Debtor.             :         Reorganization
                                        :
----------------------------------------


                   THIRD AMENDED JOINT PLAN OF REORGANIZATION
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE,
                      AS MODIFIED THROUGH OCTOBER 13, 1998

Dated: October 13, 1998                      JENNER & BLOCK
                                             One IBM Plaza
                                             Chicago, Illinois  60611
                                             Telephone:  (312) 222-9350
                                             Fax:  (312) 840-7353

                                             WILLIAM HARDY PATRICK III, A
                                             PROFESSIONAL CORPORATION
                                             10636 Linkwood Court
                                             Baton Rouge, Louisiana  70810-2854
                                             Telephone:  (504) 767-1460
                                             Fax:  (504) 769-0010

                                             Attorneys for Harrah's Jazz Company
                                             and Harrah's Jazz Finance Corp.


                                             HELLER, DRAPER, HAYDEN &
                                             HORN, L.L.C.
                                             650 Poydras Street, Suite 2500
                                             New Orleans, Louisiana  70130-6103
                                             Telephone:  (504) 568-1888
                                             Fax:  (504) 522-0949

                                             Attorneys for Harrah's New Orleans
                                             Investment Company

                                             LATHAM & WATKINS
                                             885 Third Avenue
                                             New York, New York  10022
                                             Telephone:  (212) 906-1200
                                             Fax:  (212) 751-4864

                                             Attorneys for
                                             Harrah's Entertainment, Inc.


                                TABLE OF CONTENTS
                                -----------------


ARTICLE I.    DEFINITION AND CONSTRUCTION OF TERMS......................................................      2
              A. Definitions............................................................................      2
              B. Other Terms............................................................................     24
              C. Construction of Certain Terms..........................................................     25

ARTICLE II.   TREATMENT OF ADMINISTRATIVE
              EXPENSE CLAIMS AND PRIORITY TAX CLAIMS....................................................     25
                    2.1.  Administrative Expense Claims.................................................     25
                    2.2.  Priority Tax Claims...........................................................     26

ARTICLE III.  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS.............................................     27
              A. HJC Classification.....................................................................     27
              B. Finance Corp. Classification...........................................................     27
              C. HNOIC Classification...................................................................     28

ARTICLE IV.   TREATMENT OF CLAIMS AND EQUITY INTERESTS..................................................     29
              A. HJC Treatment..........................................................................     29
                    4.1.  Class A1 -- Other Priority Claims.............................................     29
                    4.2.  Class A2 -- Non-Bondholder Secured Claims.....................................     29
                    4.3.  Class A3 -- Bank Claims.......................................................     29
                    4.4.  Class A4 -- Bondholder Claims.................................................     31
                    4.5.  Class A5 -- Old Indenture Predecessor Trustee and Old Indenture Predecessor
                                       Collateral Agent Claims..........................................     32
                    4.6.  Class A6 -- WARN Act Claims...................................................     32
                    4.7.  Class A7 -- General Unsecured Claims..........................................     32
                    4.8.  Class A8 -- Penalty Claims....................................................     33
                    4.9.  Class A9 -- Equity Interests..................................................     33
              B. Finance Corp. Treatment................................................................     33
                    4.10. Class B1 -- Other Priority Claims.............................................     33
                    4.11. Class B2 -- Bank Claims.......................................................     33
                    4.12. Class B3 -- Bondholder Claims.................................................     33
                    4.13. Class B4 -- WARN Act Claims...................................................     34
                    4.14. Class B5 -- General Unsecured Claims..........................................     34
                    4.15. Class B6 - Penalty Claims.....................................................     34
                    4.16. Class B7 -- Equity Interests..................................................     34
              C. HNOIC Classification...................................................................     34
                    4.17. Class C1 -- Other Priority Claims.............................................     34
                    4.18. Class C2 -- Secured Claims....................................................     35
                    4.19. Class C3 -- WARN Act Claims...................................................     35
                    4.20. Class C4 -- Unsecured Claims (for which HJC is liable)........................     35



                    4.21. Class C5 -- General Unsecured Claims..........................................     35
                    4.22. Class C6 -- Showboat Claim....................................................     36
                    4.23. Class C7 -- Penalty Claims....................................................     36
                    4.24. Class C8 -- Equity Interests..................................................     37


ARTICLE V.    SETTLEMENT OF CERTAIN CLAIMS AND
              PROSECUTION AND ASSIGNMENT OF CERTAIN CLAIMS..............................................     37
                    5.1.  Release by Debtors of Causes of Action Against the HET Group, Debtors Group,
                          Bondholders Committee Group, NOLDC Group and Grand Palais Group...............     37
                    5.2.  Release by Bondholders of Causes of Action Against HET Group, Debtors
                          Group, Bondholders Committee Group, City Group, State Group, NOLDC
                          Group, Grand Palais Group and the Bank/Underwriter Group......................     37
                    5.3.  Release by Debtors of Causes of Action Against State Group....................     39
                    5.4.  Release by Debtors of Causes of Action Against City and RDC...................     39
                    5.5.  Release by Debtors of Causes of Action Against Bank/Underwriter Group.........     39
                    5.6.  Release by Grand Palais Bondholders of Causes of Action Against HET Group,
                          Debtors Group, Bondholders Committee Group, City Group, State Group,
                          NOLDC Group, Grand Palais Group and the Bank/Underwriter Group................     39
                    5.7.  Injunction Against Commencement of Individual Actions Against HET Group,
                          Debtors Group, Bondholders Committee Group, City Group, State Group,
                          NOLDC Group, Grand Palais Group and the Bank/Underwriter Group................     41
                    5.8.  Extinguishment of Certain Causes of Action Under the Avoiding Power
                          Provisions....................................................................     41
                    5.9.  Assignment and Prosecution of Assigned Litigation Claims, Judgment Reduction
                          Protection and Distribution of Recoveries from Assigned Litigation Claims.....     41
                    5.10. Approval of Other Settlement Agreements.......................................     45

ARTICLE VI.   MEANS FOR IMPLEMENTATION
              AND EXECUTION OF THE PLAN.................................................................     45
              A. General Implementation Matters.........................................................     45
                    6.1.  General Corporate Matters.....................................................     45
                    6.2.  Effective Date Transactions...................................................     46
              B. New Entities and Their Governance......................................................     52
                    6.3.  General.......................................................................     52
                    6.4.  Board of Directors and Initial Members of New Entities........................     52
                    6.5.  Officers of New Entities......................................................     52
                    6.6.  Suitability Determinations....................................................     53
                    6.7.  Entity Action.................................................................     53
              C. Distributions..........................................................................     53
                    6.8.  Generally.....................................................................     53
                    6.9.  Services of Old Indenture Trustee.............................................     53
                    6.10. Distributions to be Made to Bondholders as of Distribution Record Date........     54
                    6.11. Cancellation and Surrender of Existing Securities and Agreements..............     54
                    6.12. Distributions of Cash.........................................................     55
                    6.13. Timing of Distributions.......................................................     55
                    6.14. Hart-Scott-Rodino Compliance..................................................     55
                    6.15. Minimum Distributions; No Duplicative Distributions; No Interest..............     55



                    6.16. Fractional Distributions......................................................     55
                    6.17. Delivery of Distributions.....................................................     56
                    6.18. Fees and Expenses of Disbursing Agents........................................     56
                    6.19. Time Bar to Cash Payments.....................................................     57
                    6.20. Transfer of Release Pool Distributions........................................     57
              D. Procedure for Resolving Disputed Claims................................................     57
                    6.21. Objection Deadline............................................................     57
                    6.22. Authority to Oppose Claims....................................................     57
                    6.23. No Distributions Pending Allowance............................................     57
                    6.24. Determination by Bankruptcy Court.............................................     57
                    6.25. Treatment of Disputed Claims..................................................     58

ARTICLE VII.  ACCEPTANCE OR REJECTION OF THE PLAN.......................................................     58
                    7.1.  Classes Entitled to Vote......................................................     58
                    7.2.  Class Acceptance Requirement..................................................     58
                    7.3.  Cramdown......................................................................     58

ARTICLE VIII. EXECUTORY CONTRACTS AND UNEXPIRED LEASES..................................................     59
                    8.1.  Assumption or Rejection of Executory Contracts and Unexpired Leases...........     59
                    8.2.  Retiree Benefits..............................................................     61

ARTICLE IX.   EFFECT OF CONFIRMATION OF PLAN............................................................     61
                    9.1.  Revesting of Assets...........................................................     61
                    9.2.  Discharge of Debtors..........................................................     62
                    9.3.  Dissolution of Debtors........................................................     62
                    9.4.  Exculpations..................................................................     62

ARTICLE X.    CONDITIONS PRECEDENT TO
              CONFIRMATION AND EFFECTIVE DATE...........................................................     63
                   10.1.  Condition Precedent to Confirmation of the Plan...............................     63
                   10.2.  Conditions Precedent to Effective Date........................................     63
                   10.3.  Waiver of Conditions..........................................................     65
                   10.4.  Effect of Failure of Conditions...............................................     66

ARTICLE XI.   RETENTION OF JURISDICTION.................................................................     66

ARTICLE XII.  MISCELLANEOUS PROVISIONS..................................................................     67
                   12.1.  Exemption from Transfer Taxes.................................................     67
                   12.2.  Post-Confirmation Date Fees and Expenses of Professional Persons..............     68



                   12.3.  Committees....................................................................     68
                   12.4.  Amendment or Modification of the Plan; Severability...........................     68
                   12.5.  Revocation or Withdrawal of the Plan..........................................     68
                   12.6.  Existing Agreements...........................................................     69
                   12.7.  Notices.......................................................................     69
                   12.8.  Governing Law.................................................................     70
                   12.9.  Withholding and Reporting Requirements........................................     70
                   12.10. Headings......................................................................     70
                   12.11. Exhibits......................................................................     70
                   12.12. JCC Intermediary..............................................................     71
                   12.13. Filing of Additional Documents................................................     71
                   12.14. Controlling Effect of Agreements with State/LGCB..............................     71
                   12.15. Rights of State and LGCB......................................................     71


                      IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE EASTERN DISTRICT OF LOUISIANA

In the Matter of:                       :         No. 95-14545 TMB
                                        :         Section A
HARRAH'S JAZZ COMPANY,                  :
                                        :         jointly administered
                    Debtor.             :         with
                                        :
----------------------------------------
                                        :
In the Matter of:                       :         No. 95-14544 TMB
                                        :         Section A
HARRAH'S JAZZ FINANCE CORP.,            :
                                        :         Chapter 11
                    Debtor.             :         Reorganization
                                        :
----------------------------------------
                                        :
In the Matter of:                       :         No. 95-14871 TMB
                                        :         Section A
HARRAH'S NEW ORLEANS                    :
INVESTMENT COMPANY,                     :
                                        :         Chapter 11
                    Debtor.             :         Reorganization
                                        :
----------------------------------------



                   THIRD AMENDED JOINT PLAN OF REORGANIZATION
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE,
                      AS MODIFIED THROUGH OCTOBER 13, 1998

     The Bankruptcy Court (as defined below) has previously entered an order dated April 28, 1997 confirming the Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, As Modified (the "Original Plan"), which was filed by Harrah's Jazz Company, as debtor and debtor-in-possession ("HJC"), Harrah's Jazz Finance Corp., as debtor and debtor-in-possession ("Finance Corp."), Harrah's New Orleans Investment Company, as debtor and debtor-in-possession ("HNOIC" and, together with HJC and Finance Corp., collectively, the "Debtors") and Harrah's Entertainment, Inc. ("HET" and, together with the Debtors, collectively, the "Proponents"), a Delaware corporation. The Bankruptcy Court subsequently entered an order dated January 29, 1998 confirming the Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as Modified Through January 29, 1998 (the "January 29, 1998 Plan"), and an order dated April 6, 1998 confirming the Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as Modified Through April 6, 1998 (the "April 6, 1998 Plan"). The Proponents propose the following further modifications of the Original Plan pursuant to
Section 1127(b) of title 11 of the United States Code. This Plan (as defined below), if confirmed as to each of the Debtors, provides for the transfer of all property of the Debtors (except for property distributed pursuant to the Plan) to JCC, CP Development and FP Development (each as defined below) as successor to each of the Debtors. If the Plan is not confirmed as to each of the Debtors, it may not be confirmed as to any of the Debtors.

                                   ARTICLE I.

                      DEFINITION AND CONSTRUCTION OF TERMS

                                 A. Definitions

     As used herein, the following terms have the respective meanings specified below, unless the context otherwise requires:


     1.1. A Term Loan means the senior secured term loan in the principal amount of $60 million to be obtained by JCC on the Effective Date pursuant to Section 6.2(h) of the Plan, which loan shall consist of Tranche A-1, Tranche A-2 and Tranche A-3 and have the terms and conditions set forth in the Bank Term Sheet and such other terms and conditions as shall be set forth in the A Term Loan Documents.

     1.2. A Term Loan Documents means, collectively, the loan agreement and all other loan and security documents governing the terms and conditions of the A Term Loan, which documents shall be satisfactory in form and substance to the Bondholders Committee (in its sole discretion) and HET (in its sole discretion) on behalf of the Proponents and if a party thereto, HJC (which approval shall not be unreasonably withheld or delayed). The forms of the A Term Loan Documents shall be filed with the Bankruptcy Court as Plan Documents pursuant to Section 6.2(t) of the Plan.

     1.3. Administrative Agent shall have the meaning assigned such term in the Old Bank Credit Agreement.

     1.4. Administrative Expense Claim means with respect to any Debtor, any claim against such Debtor under Sections 503(b), 507(a)(1) or 507(b) of the Bankruptcy Code, including, without limitation, any actual and necessary expenses of preserving the estate of the Debtor, any actual and necessary expenses of operating the business of the Debtor, all compensation or reimbursement of expenses allowed by the Bankruptcy Court under Section 330 or 503 of the Bankruptcy Code (including, without limitation, any attorneys' fees or other expenses of Fidelity which are allowed by the Bankruptcy Court under
Section 503(b) of the Bankruptcy Code), the reasonable travel and other expenses of members of the Committees in connection with their duties as Committee members which are allowed by the Bankruptcy Court, and any fees or charges assessed against the estate of the Debtor under Section 1930 of chapter 123 of Title 28 of the United States Code.

     1.5. Affiliate shall have the meaning assigned to such term in Section 101(2) of the Bankruptcy Code. For purposes of this Plan, NOLDC, HNOIC and Grand Palais shall be deemed to be Affiliates of HJC.

     1.6. Allowed, when used with respect to any Claim (except for a Claim that is an Administrative Expense Claim) or any Equity Interest, means a Claim or Equity Interest to the extent that (a)(i) a proof of claim or interest is timely and properly filed prior to the Bar Date or (ii) if no proof of claim or interest was filed, such Claim or Equity Interest is listed on the Schedules of the applicable Debtor as liquidated in amount and non-disputed or noncontingent, and (b)(i) no Debtor or other party in interest entitled to do so has made an objection to the allowance thereof on or before the applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Court or the Plan or (ii) such Claim or Equity Interest has been allowed by a Final Order. Unless otherwise specified herein, Allowed Claims shall not include interest on such Claims for the period from and after the Commencement Date, nor shall they include any Claim which may be disallowed under Section 502(d) of the Bankruptcy Code. Allowed, when used with respect to any

Administrative Expense Claim, means an Administrative Claim that has become "Allowed" pursuant to the procedures set forth in Article II of the Plan.

     1.7. Allowed General Unsecured Claim shall have the meaning assigned to such term in Section 4.7(a) of the Plan.

     1.8. Allowed General Unsecured Creditor shall have the meaning assigned to such term in Section 4.7(b) of the Plan.

     1.9. Amended and Restated Canal Street Casino Lease means that certain Amended and Restated Canal Street Casino Lease to be executed on or before and as of the Effective Date by JCC and the RDC, with the City as Intervenor, and incorporating amendments to the Canal Street Casino Lease that are described in the City Agreement.

     1.10. Amended and Renegotiated Casino Operating Contract means the Casino Operating Contract, as renegotiated between HJC and the LGCB and amended, substantially in the form attached to the April 6, 1998 Plan as Exhibit B and incorporated herein by reference, subject to such further modifications as might be approved by the LGCB, the Bondholders Committee and the Proponents, which is to be executed on or before the Effective Date by HJC and the LGCB and assigned to JCC as of the Effective Date in accordance with the provisions of Section 8.1(g) of this Plan.

     1.11. Amended and Restated Completion Loan Documents means that certain Amended and Restated Completion Loan Agreement to be executed by JCC, HET and HOCI on or before and as of the Effective Date, as described in the term sheet attached hereto as Exhibit A, and all other loan or security agreements, instruments or documents executed in connection therewith. The Amended and Restated Completion Loan Agreement and all such other loan or security agreements, instruments and documents shall be satisfactory in form and substance to the Bondholders Committee (in its sole discretion), HET (in its sole discretion) on behalf of the Proponents, and if a party thereto, HJC (which approval shall not be unreasonably withheld or delayed). The forms of the New Completion Loan Documents shall be filed with the Bankruptcy Court as Plan Documents pursuant to Section 6.2(t) of the Plan. JCC's repayment obligations under the Amended and Restated Completion Loan Documents shall be unsecured obligations of JCC and shall be junior in right of payment to the New Bonds and the New Contingent Bonds.

     1.12. Amended and Restated Construction Lien Indemnity Obligation Agreement means that certain Amended and Restated Construction Lien Indemnity Obligation Agreement to be entered into by JCC and HOCI on or before and as of the Effective Date, as described in the term sheet attached hereto as Exhibit B. The form of the Amended and Restated Construction Lien Indemnity Obligation Agreement shall be filed with the Bankruptcy Court as a Plan Document pursuant to Section 6.2(t) of the Plan.

     1.13. Amended and Restated General Development Agreement means that certain Amended and Restated General Development Agreement to be executed on or before and as of the Effective Date by JCC and the RDC, with the City as Intervenor, and incorporating the amendments to the General Development Agreement that are described in the City Agreement.

     1.14. Amended and Restated Management Agreement means that certain Second Amended and Restated Management Agreement to be executed on or before and as of the Effective Date by JCC and HNOMC, as described in the term sheet attached hereto as Exhibit C.


     1.15. April 6, 1998 Plan shall have the meaning assigned to such term in the preamble hereof.

     1.16. Architect means Perez Ernst Farnet/Modus, Inc. Architects and Planners and its successors and assigns.

     1.17. Architect Contract means the Design Agreement dated January 16, 1995 (and effective November 15, 1994), between HJC, as prepetition debtor, and Architect, together with any amendments thereto executed prior to the Commencement Date of the Chapter 11 Case of HJC.

     1.18. Assigned Bondholder Litigation Claims means any and all claims and causes of action, including, without limitation, Avoidance Claims, of any Releasing Bondholder (in its capacity as a Bondholder) which, as of the Effective Date, exists or may exist against any or all of (i) the Non-Participating Banks, and (ii) any Underwriter which fails to execute the Bank/Underwriter Release to the extent such Releasing Bondholder, through an appropriate indication on the ballot provided to such holder or in such other manner as may be prescribed by an applicable order of the Bankruptcy Court, has affirmatively evidenced its intent to be a Releasing Bondholder and as a consequence to assign all such claims and causes of action to JCC.

     1.19. Assigned Debtor Litigation Claims means any and all claims and causes of action, including, without limitation, Avoidance Claims, of any Debtor which, as of the Effective Date, exists or may exist against any or all of (i) the Non-Participating Banks and (ii) any Underwriter which fails to execute the Bank/Underwriter Release.

     1.20. Assigned Litigation Claims means all Assigned Debtor Litigation Claims and all Assigned Bondholder Litigation Claims.

     1.21. Avoidance Claims means all rights, claims, causes of action, avoiding powers, suits and proceedings of or brought by or on behalf of any Debtor or any Person and arising under any or all of Sections 510 and 544 through 554 of the Bankruptcy Code.

     1.22. B Term Loan means the secured term loan in the principal amount of $151.5 million to be obtained by JCC on the Effective Date pursuant to Section 6.2(h) of the Plan, which loan shall consist of Tranche B-1 and Tranche B-2 and shall have the terms and conditions set forth in the Bank Term Sheet and such other terms and conditions as shall be set forth in the B Term Loan Documents.

     1.23. B Term Loan Documents means, collectively, the loan agreement and all other loan and security documents governing the terms and conditions of the B Term Loan, which documents shall be satisfactory in form and substance to the Bondholders Committee (in its sole discretion) and HET (in its sole discretion) on behalf of the Proponents and if a party thereto, HJC (which approval shall not be unreasonably withheld or delayed). The forms of the B Term Loan Documents shall be filed with the Bankruptcy Court as Plan Documents pursuant to Section 6.2(t) of the Plan.

     1.24. Bank Reserve Fund shall have the meaning assigned to such term in
Section 4.3(b) of the Plan.

     1.25. Bank Term Sheet means the term sheet attached hereto as Exhibit F.

     1.26. Bank/Underwriter Group means each Participating Bank and Underwriter which executes the Bank/Underwriter Release and FNBC in any capacity and their respective Affiliates, predecessors, successors and assigns and the officers, directors, employees, attorneys, financial advisors, accountants, agents or other representatives of each of the foregoing.

     1.27. Bank/Underwriter Release means, collectively, the mutual releases described in the Bank Term Sheet, the Underwriter Term Sheet and the FNBC Settlement Agreement, including, without limitation, mutual releases between the Participating Banks, the Underwriters, the Old Bank Collateral Agent, the Old Indenture Predecessor Trustee, the Old Indenture Predecessor Collateral Agent, on the one hand, and the other Released Parties, on the other hand. The Bank/Underwriter Release shall be in form and substance satisfactory to the non-Debtor parties thereto (in their sole discretion), HJC (which shall not unreasonably withhold or delay its approval), HET (in its sole discretion) on behalf of the other Proponents and the Bondholders Committee (in its sole discretion).

     1.28. Bankruptcy Code means Title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

     1.29. Bankruptcy Court means the United States District Court for the Eastern District of Louisiana having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made pursuant to section 157 of Title 28 of the United States Code, the unit of such District Court pursuant to section 157 of Title 28 of the United States Code.

     1.30. Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, as amended from time to time, as applicable to the Chapter 11 Cases, including the Local Rules of the Bankruptcy Court.

     1.31. Banks means, collectively, Bankers Trust Company, as Bank and Administrative Agent, The Boatmen's National Bank of St. Louis, Prime Income Trust, Van Kampen Merritt Prime Rate Income Trust, Senior High Income Portfolio, Inc., Senior High Income Portfolio II, Inc., Senior Strategic Income Fund, Inc., as Banks, and First National Bank of Commerce, as Bank (but not as Collateral Agent), and their successors and assigns, as the foregoing terms are defined in the Old Bank Credit Agreement.

     1.32. Bar Date shall mean the applicable dates fixed by the Bankruptcy Court or this Plan for filing proofs of claim or interests in the Chapter 11
Cases: (i) in the case of Rejection Claims, the date set forth in Section 8.1(f) of the Plan, (ii) April 1, 1997 (subject to revocation under certain circumstances), with respect to Claims of the Bondholders and the Old Indenture Trustee other than contractual Claims based on the principal of or interest on the Old Bonds, and certain Claims against HNOIC held by NOLDC, HJC, Finance Corp., Grand Palais and/or their shareholders, and (iii) May 15, 1996, with respect to all other pre-petition Unsecured Claims other than Claims which were included in any Schedule and not listed therein as "disputed," "unliquidated" or "contingent" and to which such scheduled amounts the holders of such Claims agree.

     1.33. Basin Street Casino Lease means that certain Temporary Casino Lease dated March 14, 1994, between the RDC and HJC, as prepetition debtor, with the City as Intervenor, together with any amendments thereto executed prior to the Commencement Date of the Chapter 11 Case of HJC.

     1.34. Basin Street Casino Lease Termination Agreement means that certain Basin Street Casino Lease Termination Agreement entered into by JCC and the RDC, with the City as Intervenor, dated as of January 15, 1997.

     1.35. Bondholder Claims means all of the respective Claims of holders and beneficial owners of the Old Bonds against any or all of the Debtors.

     1.36. Bondholder Deficiency Amount shall have the meaning assigned to such term in Section 5.9(f)(vi) of the Plan.

     1.37. Bondholder Term Sheet means the term sheet attached hereto as Exhibit D.

     1.38. Bondholders means the holders and beneficial owners of the Old Bonds.

     1.39. Bondholders Committee means the statutory committee of Bondholders appointed by the United States Trustee in the Chapter 11 Case of HJC pursuant to
Section 1102 of the Bankruptcy Code.

     1.40. Bondholders Committee Group means the Bondholders Committee, and each of the current and former members thereof in its capacities as a member of the Bondholders Committee and as a Bondholder, and each Professional Person retained by the Bondholders Committee.

     1.41. Bondholders Director Nominees shall have the meaning assigned to such term in Section 6.4 of the Plan.

     1.42. Broadmoor means Broadmoor, a Louisiana general partnership, and its successors and assigns.

     1.43. Broadmoor Construction Agreement means that certain Construction Agreement dated October 10, 1994, between HJC, as prepetition debtor, and Broadmoor, together with any amendments thereto executed prior to the Commencement Date of the Chapter 11 Case of HJC.

     1.44. Broadmoor Release means the Release, in a form mutually acceptable to the parties thereto, to be executed on or before and as of the Effective Date by Broadmoor, and providing for releases in favor of the Debtors, the Debtors Group, the HET Group, the NOLDC Group (but only if the applicable Persons in the NOLDC Group execute and deliver on or before the Effective Date the NOLDC Shareholders/HET Settlement Agreement) and the Grand Palais Group (but only if the applicable Persons in the Grand Palais Group execute and deliver on or before the Effective Date the applicable GP Representative/HET Settlement Agreements). Neither the Broadmoor Settlement Agreement nor the Broadmoor Release shall provide for any release of claims by or against either of Honore/Broadmoor, a joint venture, or Honore Construction Company, Inc.

     1.45. Broadmoor Settlement Agreement means the Settlement Agreement dated October 15, 1996, between HJC and Broadmoor and attached to the Original Plan as Exhibit H and incorporated by reference herein, as the same may be amended.

     1.46. Business Day means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are required or authorized to close.

     1.47. Canal Street Casino Lease means that certain Amended Lease Agreement dated March 15, 1994, between the RDC and HJC, as prepetition debtor, with the City as Intervenor, together with any amendments thereto executed prior to the Commencement Date of the Chapter 11 Case of HJC.

     1.48. Casino means that certain casino to be constructed on the real property leased by HJC on Canal Street in New Orleans, Louisiana, together with the parking lot adjacent thereto.

     1.49. Casino Operating Contract means that certain Casino Operating Contract dated as of July 15, 1994, between the LEDGC, and HJC, as prepetition debtor, together with any amendments thereto executed prior to the Commencement Date of the Chapter 11 Case of HJC.

     1.50. Centex-Landis means Centex Landis Construction Co., Inc., and its successors and assigns.

     1.51. Centex-Landis Construction Agreement means that certain Construction Agreement dated October 10, 1994, between HJC, as prepetition debtor, and Centex-Landis, together with any amendments thereto executed prior to the Commencement Date of the Chapter 11 Case of HJC.

     1.52. Centex-Landis Release means the Release, substantially in the form attached to the Centex-Landis Settlement Agreement, to be executed on or before and as of the Effective Date by Centex-Landis, providing for releases in favor of the Debtors, the Debtors Group, the HET Group, the NOLDC Group (but only if the applicable Persons in the NOLDC Group execute and deliver on or before the Effective Date the NOLDC Shareholders/HET Settlement Agreement) and the Grand Palais Group (but only if the applicable Persons in the Grand Palais Group execute and deliver on or before the Effective Date the applicable GP Representative/HET Settlement Agreements).

     1.53. Centex-Landis Settlement Agreement means the Settlement Agreement dated November 25, 1996, between HJC and Centex-Landis and attached to the Original Plan as Exhibit L and incorporated by reference herein, as the same may be amended.

     1.54. Certified WARN Act Class means the class of holders of WARN Act Claims certified for settlement purposes by the Bankruptcy Court pursuant to Bankruptcy Rule 7023 by order dated December 10, 1996.

     1.55. Chapter 11 Cases means the above-captioned cases under Chapter 11 of the Bankruptcy Code commenced by each Debtor and currently pending in the Bankruptcy Court.

     1.56. City means the City of New Orleans, Louisiana.

     1.57. City Agreement means that certain Agreement Regarding Modifications And Related Agreements In Respect Of Amended And Restated Canal Street Casino Lease, Termination Of Basin Street Casino Lease, Amended And Restated General Development Agreement, The Conditional Use Ordinances And Other Regulatory Matters dated as August 15, 1996, by and among the City, RDC and HJC, a copy of which is attached to the Original Plan as Exhibit A and incorporated by reference herein, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

     1.58. City Group means the City, the Mayor of the City, the City Council of the City, the members of the City Council, the RDC, all boards, commissions, agencies and other instrumentalities of the City and the officers, directors, employees, staff members, attorneys, financial advisors, accountants, agents and other representatives of each of the foregoing.

     1.59. City/RDC Release means the City Release Agreement, in the form attached hereto as Exhibit E (or as modified on terms satisfactory to HET and with the consent of HJC (which consent may not be unreasonably withheld or delayed)) to be executed on or before and as of the Effective Date by the City, the RDC, the Debtors, NOLDC, Grand Palais, HET, HOCI, HNOMC, JCC and/or certain of their respective Affiliates, and providing for, among other things, mutual releases in favor of the City, the RDC and their respective Affiliates, on the one hand, and the Debtors, the Debtors Group, the New Entities, the HET Group, the Bank/Underwriter Group, the Bondholders Committee Group, the NOLDC Group (but only if the applicable Persons in the NOLDC Group execute and deliver on or before the Effective Date the NOLDC Shareholders/HET Settlement Agreement) and the Grand Palais Group (but only if the applicable Persons in the Grand Palais Group execute and deliver on or before the Effective Date the applicable GP Representative/HET Settlement Agreements), on the other hand.

     1.60. Claim shall have the meaning assigned to such term in Section 101(5) of the Bankruptcy Code.

     1.61. Class A New Common Stock means the Class A Common Stock of JCC Holding authorized pursuant to Section 6.2(d) and (f) of the Plan. Class A New Common Stock shall have a par value of $.01 per share and such rights with respect to dividends, liquidation, voting and other matters as are provided for by applicable nonbankruptcy law or in the JCC Holding Certificate of Incorporation and JCC Holding Bylaws.

     1.62. Class A 33 Act Registration Statement shall have the meaning assigned to such term in Section 6.2(q) of the Plan.

     1.63. Class A 34 Act Registration Statement shall have the meaning assigned to such term in Section 6.2(q) of the Plan.

     1.64. Class B New Common Stock means the Class B Common Stock of JCC Holding authorized pursuant to Sections 6.2(d), (e) and (f) of the Plan. Class B New Common Stock shall have a par value of $.01 per share and such rights with respect to dividends, liquidation, voting and other matters as are provided for by applicable nonbankruptcy law or in the JCC Holding Certificate of Incorporation and JCC Holding Bylaws.

     1.65. Class B Registration Rights Agreement shall have the meaning assigned to such term in Section 6.2(r) of the Plan.

     1.66. Class B Registration Statement shall have the meaning assigned to such term in Section 6.2(r) of the Plan.

     1.67. Class C5 Cash Amount shall have the meaning assigned to such term in
Section 4.21 of the Plan.

     1.68. Class C5 Claims Reserve shall have the meaning assigned to such term in Section 4.21 of the Plan.

     1.69. COC Fiscal Year means the 12-month period ending March 31 for purposes of the Amended and Renegotiated Casino Operating Contract.

     1.70. Commencement Date means the date on which the applicable Debtor commenced its Chapter 11 Case: (i) November 22, 1995, with respect to the Chapter 11 Cases of HJC and Finance Corp. and (ii) December 22, 1995, with respect to HNOIC.

     1.71. Committees mean the Bondholders Committee and the Unsecured Creditors Committee.

     1.72. Completion Loan Documents means the Completion Loan Agreement dated as of October 12, 1994, by and among HJC, as prepetition debtor, HET, HOCI, NOLDC, Grand Palais and Grand Palais Management Companies, L.L.C., and the Completion Loan Documents (as defined in the Completion Loan Agreement), together with any amendments thereto executed prior to the Commencement Date of the Chapter 11 Case of HJC.

     1.73. Completion Notice shall have the meaning assigned such term in
Section 5.9(f)(ii) of the Plan.

     1.74. Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters an order confirming this Plan.

     1.75. Confirmation Hearing means the hearing convened to consider confirmation of the Plan.

     1.76. Confirmation Order means the order of the Bankruptcy Court entered April 28, 1997 and confirming the Original Plan, together with any subsequent orders pursuant to Sections 1127, 1128 and 1129 of the Bankruptcy Code approving modifications to the Original Plan.

     1.77. Construction Lien Indemnity Obligation Agreement means that certain Construction Lien Indemnity Obligation Agreement dated October 12, 1994, by and among HJC, as prepetition debtor, HOCI, NOLDC, Grand Palais, and Grand Palais Management Company, L.L.C., together with any amendments thereto executed prior to the Commencement Date of the Chapter 11 Case of HJC.

     1.78. Contingent Claim means a Claim that is contingent or unliquidated on the Effective Date, including, without limitation, any Rejection Claim or Deficiency Claim which has not been allowed on the Effective Date.

     1.79. Convertible Junior Subordinated Debenture Documents means, collectively, the Convertible Junior Subordinated Debentures, and, if applicable, all other security agreements, mortgages, indentures and other documents governing the terms and conditions of the obligations of HJC (and JCC as HJC's successor) in respect of the Convertible Junior Subordinated Debentures. The Convertible Junior Subordinated Debenture Documents shall be satisfactory in form and substance to the non-Debtor parties thereto (in their sole discretion), the Bondholders Committee (in its sole discretion) and HET (in its sole discretion) on behalf of the Proponents, and if HJC is a party thereto, HJC (which approval shall not be unreasonably withheld or delayed). The forms of the Convertible Junior Subordinated Debenture Documents shall be filed with the Bankruptcy Court as Plan Documents pursuant to Section 6.2(t) of the Plan.

     1.80. Convertible Junior Subordinated Debentures means the convertible junior subordinated debentures to be issued by JCC on the Effective Date pursuant to Sections 4.3(a) and 6.2(h) hereof in the approximate principal amount of $15 million to the Underwriters (or Affiliates thereof), in the approximate principal amount of $11.637 million to Bankers Trust Company (or an Affiliate thereof) and the Participating Banks (plus additional convertible junior subordinated debentures purchased pursuant to clause (C) of the first sentence of Section 4.3(a)(ii) of the Plan) and in the principal amount of $400,000 to FNBC (which amount is in addition to the $357,150 in principal amount of Convertible Junior Subordinated Debentures to be purchased by FNBC as a Participating Bank). These convertible junior subordinated debentures shall have the terms and conditions set forth in the Convertible Junior Subordinated Debenture Documents.

     1.81. CP Development means CP Development, L.L.C., a Louisiana limited liability company, and its successors and assigns, to which all right, title and interest of the Debtors in the 3CP Property shall be transferred on the Effective Date.

     1.82. Creditor means the holder of an Allowed Claim.

     1.83. Debtors means HJC, Finance Corp. and HNOIC.

     1.84. Debtors Group means each Debtor's officers, directors, employees, attorneys, financial advisors, accountants and, in the case of HJC, the members of its Executive Committee and its Reorganization Steering Committee.

     1.85. Deficiency Claim means a Claim equal to the amount, if any, by which the total Allowed Claim of any Creditor exceeds the sum of (i) any Setoff or Recoupment Claims of the Creditor against the applicable Debtor provided for by applicable law and preserved by Section 553 of the Bankruptcy Code plus (ii) the portion of such Claim that is a Secured Claim; provided, however, that if the Class of which such Claim is a part makes the election provided for by Section 1111(b)(2) of the Bankruptcy Code, there shall be no Deficiency Claim in respect of such Claim.

     1.86. Derivative Claim means any claim, demand, suit, action or cause of action in law, equity or otherwise which is the property of any of the Debtors or their respective estates.

     1.87. Development Services Agreement means the Development Services Agreement to be executed on or before the Effective Date by JCC and the Harrah's Investor and containing the terms and conditions described in the term sheet attached hereto as Exhibit I. The Development Services Agreement shall be in form and substance satisfactory to the Harrah's Investor, HET (in its sole discretion) on behalf of the Proponents and the Bondholders Committee (in its sole discretion).

     1.88. DIP Indebtedness means, as of the date of determination, the balance of principal, accrued interest and other amounts then outstanding in respect of the debtor-in-possession loans (exclusive of any loans made under the Junior Subordinated Credit Facility) made by HOCI or any of its Affiliates at any time on or before the Effective Date to HJC pursuant to orders of the Bankruptcy Court entered at any time on or before the Effective Date.

     1.89. DIP Lender means HOCI and/or any Affiliate which advanced any funds constituting DIP Indebtedness.

     1.90. DIP Loan Claim means, collectively, any and all Claims based on the DIP Indebtedness.

     1.91. Director Nominees shall have the meaning assigned to such term in
Section 6.4 of the Plan.

     1.92. Disbursing Agent means any Person designated by HET (in its sole discretion) on behalf of the Proponents or designated in the Plan to make distributions required under the Plan, which may include, without limitation, any JCC Entity, the Old Indenture Successor Trustee or any financial institution of recognized standing.

     1.93. Disbursing Agreements means those agreements referenced in Section
6.8 of the Plan. The form of the Disbursing Agreement(s) shall be filed with the Bankruptcy Court as Plan Document(s) pursuant to Section 6.2(t) of the Plan.

     1.94. Disclosure Statement means the disclosure statement relating to this Plan, as approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code.

     1.95. Disputed means, with respect to a Claim or Equity Interest, (i) any Claim (including any Administrative Expense Claim) or Equity Interest as to which any Debtor or any other party in interest has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order in favor of the holder thereof, (ii) any Claim or Equity Interest as to which a proof of claim or interest was required to be filed by order of the Court but as to which a proof of claim or interest was not timely or properly filed, and (iii) any Contingent Claim until such Claim becomes fixed and absolute by Final Order, settlement or otherwise.

     1.96. Disputed Claim Amount means, as to a particular Class on the date of determination, the aggregate amount of Disputed Claims in that Class that are not Contingent Claims. For purposes of calculating the initial distributions to be made to holders of Allowed Class C5 Claims pursuant to Section 4.21 of the Plan, the Disputed Claim Amount for each Disputed Claim shall be based upon either (i) the amount of such Creditor's Disputed Claim as set forth in its filed proofs of claim or (ii) the amount at which the Bankruptcy Court may estimate such Disputed Claim.

     1.97. Distribution Record Date means the Effective Date, unless otherwise ordered by the Bankruptcy Court, and shall be used to determine which holders of the Old Bonds are entitled to receive distributions, other than distributions from the Release Pool, provided under the Plan.

     1.98. Effective Date means a Business Day selected by HET (in its sole discretion) on behalf of the Proponents after the first Business Day (A) which is on or after the date of the entry of the Confirmation Order and (B) on which
(i) the Confirmation Order is not stayed and (ii) all conditions to the effectiveness of the Plan have been satisfied or waived as provided in Article X of the Plan, but not later than October 31, 1998, which date may be extended by HET (in its sole discretion) on behalf of the Proponents with the written consent of the Bondholders Committee, the LGCB and the City (each of whose consent may be withheld in its sole discretion).

     1.99. 8/95 WARN Act Claimant means any holder of a WARN Act Claim who was terminated from his or her casino position in August, 1995.

     1.100. 11/95 WARN Act Claimant means any holder of a WARN Act Claim who was terminated from his or her casino position on or about November 22, 1995.

     1.101. Encumbrance means any Lien, imperfection of title, option or restriction of any kind affecting any property.

     1.102. Equity Interest shall have the meaning assigned to the term "Equity Security" in Section 101(16) of the Bankruptcy Code.

     1.103. Estimation Order shall have the meaning assigned to such term in
Section 4.3(b)(ii) of the Plan.

     1.104. Existing Lender's Title Insurance Policy means that certain lender's title insurance policy previously issued by First American Title Insurance Company for the benefit of the Banks and the Bondholders and certain other parties, together with all reinsurance agreements, endorsements and supplements thereto.

     1.105. Existing Owners' Title Insurance Policy means that certain Policy of Title Insurance issued by First American Title Insurance Company with an original effective date of March 16, 1994, Policy Number D 102631 to HJC, as superseded and replaced by a policy of the same policy number with an effective date of November 16, 1994, together with all reinsurance agreements, endorsements and supplements thereto.

     1.106. Fee Application means an application of a Professional Person under
Section 330, 503 or 506(b) of the Bankruptcy Code for allowance of compensation and reimbursement of expenses in any Chapter 11 Case.

     1.107. Fee Claim means a Claim under Section 330, 503 or 506(b) of the Bankruptcy Code for allowance of compensation and reimbursement of expenses in any Chapter 11 Case.

     1.108. Fidelity means, collectively, Fidelity Management and Research Company and Fidelity Management Trust Company.

     1.109. Final Order means an order of the Bankruptcy Court or any other court of competent jurisdiction (a) which has become final for purposes of 28 U.S.C. Section 158 or 1291 or such analogous law or rule in the case of an order of a state court and (b)(i) as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to HET (in its sole discretion) on behalf of the Proponents or JCC or (ii) in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought which shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied or resulted in no modification of such order and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or Bankruptcy Rule 9024 or other analogous rules governing procedure in cases before the court, if not the Bankruptcy Court, may be filed with respect to such order shall not cause such order not to be a Final Order.

     1.110. Finance Corp. means Harrah's Jazz Finance Corp., a Delaware corporation, as debtor and debtor in-possession.

     1.111. First American Settlement Agreement means that certain settlement agreement by and between HJC and First American Title Insurance Company, dated as of December 18, 1996, providing for, among other things, the issuance of new owner's and lender's title insurance policies.

     1.112. FNBC means First National Bank of Commerce and its successors and assigns.

     1.113. FNBC Cash Collateral shall have the meaning assigned to such term in
Section 6.2(k)(ii) of the Plan.

     1.114. FNBC Settlement Agreement means the letter agreement dated April 24, 1997, among HJC, HET, FNBC, the Bondholders Committee and Bankers Trust Company attached hereto as Exhibit H.

     1.115. FP Development means FP Development, L.L.C., a Louisiana limited liability company, and its successors and assigns, to which all right, title and interest of the Debtors in the Fulton Property shall be transferred on the Effective Date.

     1.116. Fulton Property means real property owned by HJC located in New Orleans, Louisiana bounded by Fulton Street, Lafayette Street, Poydras Street and South Peters Street, commonly known as 224 Poydras Street, 228 Poydras Street, 237 Lafayette Street/550 South Peters Street, 508-510 South Peters Street, 512-526 South Peters Street, 528 South Peters Street/529 Fulton Street and 530 South Peters Street, together with any easements, rights of servitude and other rights appurtenant thereto and any improvements thereupon, which shall be transferred to FP Development on the Effective Date.

     1.117. General Development Agreement means that certain Amended General Development Agreement dated March 15, 1994, between HJC, as prepetition debtor, and the RDC, with the City as Intervenor, together with any amendments thereto executed prior to the Commencement Date of the Chapter 11 Case of HJC.

     1.118. Grand Palais means Grand Palais Casino, Inc., a Delaware corporation, and its successors and assigns.

     1.119. Grand Palais Bondholders means the holders and beneficial owners of the Grand Palais Senior Secured Bonds.

     1.120. Grand Palais Group means Grand Palais, and its Affiliates (other than the Debtors), predecessors, successors and assigns and the officers, directors, employees, attorneys, financial advisors, accountants, agents and other representatives of each of the foregoing.

         1.121. GP Representative/HET Settlement Agreements means, collectively,
(i) the settlement agreements to be executed on or before the Effective Date by the person(s) authorized under applicable law to act on behalf of Grand Palais, Christopher B. Hemmeter ("Hemmeter"), Hemmeter's Chapter 7 bankruptcy trustee, Cezar M. Froelich ("Froelich"), Eddie L. Sapir ("Sapir"), William Broadhurst ("Broadhurst") and certain of their Affiliates on the one hand, and HET, HOCI and HNOMC, on the other hand, (ii) the releases attached as exhibits to such settlement agreements, pursuant to which the authorized representative(s) of Grand Palais, Hemmeter, Hemmeter's Chapter 7 bankruptcy trustee, Froelich, Sapir, Broadhurst and certain of their Affiliates on the one hand, and HET, HOCI, HNOIC, HNOMC and certain Affiliates thereof, on the other hand, shall release certain claims and causes of action against each other, (iii) the further releases provided for in such settlement agreements in favor of the Bondholders Committee Group, the Debtors Group, the Bank/Underwriter Group, the State Group and the City Group, and (iv) all other agreements, instruments and documents executed or to be executed in connection with these settlement agreements. The GP Representative/HET Settlement Agreements shall be in the form and substance satisfactory to the parties thereto.

     1.122. Grand Palais Indenture means that certain Amended and Restated Indenture, dated as of November 16, 1994, between Grand Palais and Fleet National Bank of Connecticut (formerly known as Shawmut Bank Connecticut, National Association), as trustee, governing the terms of the Grand Palais Senior Secured Bonds, as the same may be amended from time to time.

     1.123. Grand Palais Releasing Bondholder shall have the meaning set forth in Section 5.6 of the Plan.

     1.124. Grand Palais Senior Secured Bonds means the 18.25% Senior Secured Pay-In-Kind Notes, due November 1, 1997, issued by Grand Palais pursuant to the Grand Palais Indenture.

     1.125. Grand Palais Settlement Consideration shall have the meaning assigned such term in Section 6.2(f)(i) of the Plan.

     1.126. Harrah's Director Nominees shall have the meaning assigned to such term in Section 6.4 of the Plan.

     1.127. Harrah's Investor means, collectively, Harrah's Crescent City Investment Company, a Nevada corporation and wholly-owned subsidiary of HET, HET and/or any Affiliates of HET as the holder(s) of the shares of New Common Stock issued pursuant to Sections 6.2(e) and 6.2(f) of the Plan, and its (their) successors and assigns.

     1.128. Harrah's New Equity Investment shall have the meaning assigned to such term in Section 6.2(e) of the Plan.

     1.129. HET means Harrah's Entertainment, Inc., a Delaware corporation, formerly known as The Promus Companies, Incorporated, and its successors and assigns.

     1.130. HET Group means HET, HOCI, HNOMC, the Harrah's Investor and their respective Affiliates (other than the Debtors), predecessors, successors and assigns and the officers, directors, employees, attorneys, financial advisors, accountants, agents and other representatives of each of the foregoing.

     1.131. HET/JCC Agreement means that certain HET/JCC Agreement executed by HET and HOCI in favor of the LGCB and attached as an exhibit to the Amended and Restated Casino Operating Contract.

     1.132. HET Loan Guarantee means, collectively, the payment guarantees or "put" agreements by HET and HOCI with respect to (i) Tranche A-2 of the A Term Loan, (ii) Tranche B-2 of the B Term Loan, and (iii) the Working Capital Facility on terms satisfactory to such lenders and HET. The forms of the HET Loan Guarantee shall be filed with the Bankruptcy Court as Plan Documents pursuant to Section 6.2(t) of the Plan.

     1.133. HET Warrant means warrants to purchase additional shares of New Common Stock such that, upon exercise of the warrants in their entirety, HET and its subsidiaries (including Harrah's Investor) would own in the aggregate 50.0% of the New Common Stock issued on the Effective Date, as described in the Bondholder Term Sheet attached hereto as Exhibit E, and which shall be (i) satisfactory in form and substance to HET (in its sole discretion) on behalf of the Proponents and the Bondholders Committee (in its sole discretion) and (ii) filed with the Bankruptcy Court as a Plan Document pursuant to Section 6.2(t) of the Plan.

     1.134. HJC means Harrah's Jazz Company, a Louisiana general partnership, as debtor and debtor in-possession.

     1.135. HNOIC means Harrah's New Orleans Investment Company, a Nevada corporation, as debtor and debtor in-possession.

     1.136. HNOMC means Harrah's New Orleans Management Company, a Nevada corporation, and its successors and assigns.

     1.137. HOCI means Harrah's Operating Company, Inc., a Delaware corporation, formerly known as Embassy Suites, Inc., and its successors and assigns.

     1.138. Indenture Trustee Charging Lien means any Lien or other priority in payment available to the Old Indenture Trustee pursuant to the Old Indenture or otherwise against distributions made to the Bondholders under the Plan for payment of any fees, costs, disbursements or amounts incurred by the Old Indenture Trustee.

     1.139. Indenture Trustee Claim means a contractual Claim held by the Old Indenture Trustee for compensation, reimbursement of costs or disbursements (including, without limitation, the costs and expenses of its attorneys, accountants and financial advisors), or indemnity arising from the Old Indenture or otherwise, regardless of whether such fees and expenses are incurred prior or subsequent to the Commencement Date.

     1.140. Initial Class C5 Distribution Date shall have the meaning assigned to such term in Section 4.21 of the Plan.

     1.141. Insider shall have the meaning assigned to such term in Section 101(31) of the Bankruptcy Code.

     1.142. January 29, 1998 Plan shall have the meaning assigned to such term in the preamble hereof.


     1.143. JCC means Jazz Casino Company, L.L.C., a Louisiana limited liability company, and its successors and assigns, to which all of the property of the Debtors and their estates shall be transferred on the Effective Date (except as otherwise provided in the Plan).

     1.144. JCC Development means JCC Development Company, L.L.C., a Louisiana limited liability company, and its successors and assigns, which shall lease the second floor of the Casino building from JCC and develop it for non-gaming uses.

     1.145. JCC Entities means JCC, JCC Intermediary (to the extent JCC Intermediary is formed) and JCC Holding, and their respective successors and assigns.

     1.146. JCC Holding means JCC Holding Company, a Delaware corporation, and its successors and assigns, which shall be a holding company owning directly or indirectly all of the membership interests of JCC

Intermediary (to the extent JCC Intermediary is formed), JCC, JCC Development, CP Development and FP Development.

     1.147. JCC Holding Bylaws means the Bylaws of JCC Holding, containing, among other things, the applicable corporate governance provisions in the Bondholder Term Sheet, and in the form to be filed with the Bankruptcy Court as a Plan Document pursuant to Section 6.2(t) of the Plan.

     1.148. JCC Holding Certificate of Incorporation means the Restated Certificate of Incorporation of JCC Holding, containing, among other things, the applicable corporate governance provisions in the Bondholder Term Sheet, and in the form to be filed with the Bankruptcy Court as a Plan Document pursuant to
Section 6.2(t) of the Plan.

     1.149. JCC Intermediary means JCC Intermediary Company, L.L.C., a Louisiana limited liability company, and its successors and assigns, which shall be a holding company owning all of the membership interest(s) in JCC. As set forth in
Section 12.12 hereof, the formation of JCC Intermediary shall be at the election of HET (in its sole discretion) on behalf of the Proponents.

     1.150. JCC Intermediary Operating Agreement means, to the extent JCC Intermediary is formed, the operating agreement of JCC Intermediary, containing, among other things, the applicable governance provisions in the Bondholder Term Sheet, and in the form to be filed with the Bankruptcy Court as a Plan Document pursuant to Section 6.2(t) of the Plan.

     1.151. JCC Intermediary Organizational Documents means, collectively, the articles of organization and initial report of JCC Intermediary and any other documents required under the law of the State of Louisiana to form JCC Intermediary as a limited liability company, each in the form to be filed with the Bankruptcy Court as a Plan Document pursuant to Section 6.2(t) of the Plan.

     1.152. JCC Operating Agreement means the operating agreement of JCC, containing, among other things, the applicable governance provisions in the Bondholder Term Sheet, and in the form to be filed with the Bankruptcy Court as a Plan Document pursuant to Section 6.2(t) of the Plan.

     1.153. JCC Organizational Documents means, collectively, the articles of organization and the initial report of JCC and any other documents required under the law of the State of Louisiana to form JCC as a limited liability company, each in the form to be filed with the Bankruptcy Court as a Plan Document pursuant to Section 6.2(t) of the Plan.

     1.154. Junior Subordinated Credit Facility means the junior subordinated credit facility in the aggregate principal amount of $22.5 million to be provided by HET (or an Affiliate of HET) to JCC on the Effective Date pursuant to Section 6.2(i) of the Plan, which junior subordinated credit facility shall have such terms and conditions as may be agreed to by the Bondholders Committee (in its sole discretion), the Participating Banks (in their sole discretion), such Affiliate of HET, and HET (in its sole discretion) on behalf of the Proponents, and if HJC is a party to the Junior Subordinated Loan Documents, with the consent of HJC, which consent shall not be unreasonably withheld or delayed.

     1.155. Junior Subordinated Loan Documents means, collectively, the loan agreement and all other loan documents and, if applicable, security documents governing the terms and conditions of the Junior Subordinated Credit Facility, which documents shall be satisfactory in form and substance to the Bondholders Committee, the Participating Banks (in their sole discretion) and HET (in its sole discretion) on behalf of the Proponents and if HJC is a party thereto, HJC, which approval shall not be unreasonably withheld or delayed. The form of the Junior Subordinated Loan Documents shall be filed with the Bankruptcy Court as Plan Documents pursuant to Section 6.2(t) of the Plan.

     1.156. LEDGC means the Louisiana Economic Development and Gaming
Corporation.

     1.157. LGCB means the Louisiana Gaming Control Board and its successors and assigns.

     1.158. Lien shall have the meaning assigned to such term in Section 101(37) of the Bankruptcy Code.

     1.159. Litigation Costs means (i) all reasonable fees, costs and expenses (including all attorneys' and other professionals' fees and expenses) of or incurred by JCC in prosecuting, settling or otherwise in connection with any Assigned Litigation Claim or any action in which any Assigned Litigation Claim is asserted or otherwise in connection with its performance of tasks and duties pursuant to Section 5.9 of the Plan, (ii) all reasonable fees, costs and expenses of Selected Counsel payable by JCC pursuant to clause (i) of the second sentence of Section 5.9(d) hereof, and (iii) all reasonable out-of-pocket costs and expenses of any Released Party reimbursable by JCC pursuant to clause (ii) of the second sentence of Section 5.9(d) hereof.

     1.160. Litigation Defendant means any Person against whom an Assigned Litigation Claim is asserted at any time by JCC.

     1.161. Major Bondholders means each member of the Bondholders Committee in its capacity as a Bondholder or a member of the Bondholders Committee as of the Voting Record Date.

     1.162. Management Agreement means that certain Amended and Restated Management Agreement for the Harrah's New Orleans Casino dated March 14, 1995, between HJC, as prepetition debtor, and HNOMC, together with any amendments thereto executed prior to the Commencement Date of the Chapter 11 Case of HJC.

     1.163. Minimum Payment Guarantor Lien means the Lien securing certain obligations of JCC under the HET/JCC Agreement, as well as the obligations of JCC to any successor or substitute guarantor providing the Minimum Payment Guaranty.

     1.164. Minimum Payment Guaranty means a guaranty in the maximum stated amount of $100 million for the benefit of the LGCB to assure payment of certain obligations under the Amended and Renegotiated Casino Operating Contract. The form of the Minimum Payment Guaranty shall be filed with the Bankruptcy Court as a Plan Document pursuant to Section 6.2(t) of the Plan and is attached to the Amended and Renegotiated Casino Operating Contract.

     1.165. Modified Contracts means (i) the Canal Street Casino Lease, (ii) the General Development Agreement, (iii) the Broadmoor Construction Agreement, (iv) the Management Agreement, (v) the Architect Contract, (vi) the Completion Loan Documents, (vii) the Construction Lien Indemnity Obligation Agreement, (viii) the Ticket Purchase Agreement dated July 19, 1996, and (ix) the Centex-Landis Construction Agreement, in each case as modified (or in the case of the Basin Street Casino Lease, as modified and terminated) on the Effective Date in the manner provided in Section 8.1(a) of the Plan.

     1.166. New Bond Documents means the New Indenture, the New Bonds, the New Contingent Bonds, and all other security agreements, mortgages, indentures and other documents of any kind and nature evidencing a Lien or other Encumbrance or other obligation of JCC in respect of the New Bonds or New Contingent Bonds. The forms of the New Bond Documents shall be filed with the Bankruptcy Court as Plan Documents pursuant to Section 6.2(t) of the Plan.

     1.167. New Bonds means the Senior Subordinated Notes due 2009 with Contingent Payments of JCC to be issued under the Plan in the aggregate noncontingent principal amount of $187.5 million, as more particularly described in the Bondholder Term Sheet attached as Exhibit D hereto.

     1.168. New Bonds 33 Act Registration Statement shall have the meaning set forth in Section 6.2(s) of the Plan.

     1.169. New Common Stock means the Class A New Common Stock and Class B New Common Stock of JCC Holding.

     1.170. New Completion Guarantees means the completion guarantees to be executed and delivered on or before and as of the Effective Date by HET and HOCI in favor of (i) the holders of the New Bonds as described in the Bondholder Term Sheet, (ii) the LGCB and the City and RDC, on terms substantially similar to the terms of the completion guarantee in favor of the holders of the New Bonds, and
(iii) the lenders under the A Term Loan, the B Term Loan and the Working Capital Facility on terms satisfactory to such lenders and HET and HOCI. The forms of these completion guarantees shall be filed with the Bankruptcy Court as Plan Documents pursuant to Section 6.2(t) of the Plan.

     1.171. New Contingent Bonds means the Senior Subordinated Contingent Notes due 2009 to be issued under the Plan, as more particularly described in the Bondholder Term Sheet attached as Exhibit D hereto.

     1.172. New Entities means, collectively, JCC Holding, JCC Intermediary (if formed), JCC, JCC Development, CP Development and FP Development.

     1.173. New Indenture means, collectively, the indentures, as described in the Bondholder Term Sheet, to be entered into by JCC and the trustees thereunder and effective on or before and as of the Effective Date governing the terms and conditions under which the New Bonds and New Contingent Bonds, respectively, will be issued, subject to such modification as hereinafter may be made by HET (in its sole discretion) on behalf of the Proponents with the consent of the Bondholders Committee (which consent may be withheld in its sole discretion) that do not adversely affect the rights of the holders of the New Bonds and New Contingent Bonds and filed with the Bankruptcy Court as Plan Documents pursuant to Section 6.2(t) of the Plan or as shall thereafter be required by the Securities and Exchange Commission in connection with its qualification under the Trust Indenture Act.

     1.174. New Indenture Trustee means the Person selected on or before the Effective Date by HET (in its sole discretion) on behalf of the Proponents and with the consent of the Bondholders Committee (which consent may be withheld in its sole discretion) to serve as the trustee under the New Indenture if such Person is eligible under the Trust Indenture Act and the New Indenture to serve as the trustee under the New Indenture.

     1.175. NOLDC means New Orleans/Louisiana Development Corporation, a Louisiana corporation, as debtor and debtor-in-possession.

     1.176. NOLDC/Grand Palais Settlement Agreement means, collectively, (i) the Settlement Agreement to be executed on or before and as of the Effective Date by the NOLDC Shareholders and Grand Palais, (ii) mutual releases, in the forms attached as exhibits to such Settlement Agreement, pursuant to which NOLDC, the NOLDC Shareholders and certain Affiliates thereof, on the one hand, and Grand Palais and certain Affiliates, on the other hand, release certain claims and causes of action against each other, and (iii) all other agreements, instruments or documents executed or to be executed in connection with the Settlement Agreement. The NOLDC/Grand Palais Settlement Agreement shall be in form and substance satisfactory to the NOLDC Shareholders and Grand Palais.

     1.177. NOLDC Group means NOLDC, the NOLDC Shareholders, and their respective Affiliates (other than the Debtors), predecessors, successors and assigns and the officers, directors, employees, attorneys, financial advisors, accountants, agents and other representatives of each of the foregoing.

     1.178. NOLDC Plan means the plan of reorganization to be confirmed pursuant to a Final Order in the bankruptcy case of NOLDC, which plan of reorganization and Final Order shall be in form and substance satisfactory to the NOLDC Shareholders and HET in its sole discretion on behalf of the Proponents.

     1.179. NOLDC Shareholders means T. George Solomon, Jr., Calvin Fayard, Carl
J. Eberts, Ronald M. Lamarque, Duplain W. Rhodes, III, Louie Roussel, III, Michael X. St. Martin, John J. Cummings, III and Wendell H. Gauthier, and their respective heirs, assigns and personal representatives.

     1.180. NOLDC Shareholders/HET Settlement Agreement means, collectively, (i) the Settlement Agreement to be executed on or before the Effective Date by the NOLDC Shareholders, HET, HOCI and HNOMC, (ii) the mutual releases, in the forms attached as exhibits to such Settlement Agreement, pursuant to which NOLDC, the NOLDC Shareholders and certain Affiliates thereof, on the one hand, and HET HOCI, HNOIC, HNOMC and certain Affiliates thereof, on the other hand, release certain claims and causes of action against each other, (iii) the further releases provided for in such settlement agreement in favor of the Bondholders Committee Group, the Debtors Group, the Bank/Underwriter Group, the State Group and the City Group, and (iv) all other agreements, instruments or documents executed or to be executed in connection with the Settlement Agreement. The NOLDC Shareholders/HET Settlement Agreement shall be in form and substance satisfactory to the NOLDC Shareholders and HET and shall be approved by the bankruptcy court in the Chapter 11 case of NOLDC either pursuant to Section 1123(b)(3)(A) of the Bankruptcy Code as part of the NOLDC Plan or pursuant to Bankruptcy Rule 9019 by separate Final Order (in form and substance satisfactory to the NOLDC Shareholders and HET).

     1.181. Non-Participating Banks means each Bank which is not a Participating Bank.

     1.182. Objection Deadline means the date by which objections to Claims shall be filed with the Bankruptcy Court and served upon the respective holders of each of the Claims as provided in Section 6.21 of the Plan.

     1.183. Old Bank Collateral Agent means First National Bank of Commerce and its successors and assigns, as collateral agent for the Banks under the Old Bank Credit Documents.

     1.184. Old Bank Credit Agreement means that certain Credit Agreement dated as of November 8, 1994, among Bankers Trust Company, as Administrative Agent and Bank, the other Banks listed therein and HJC and Finance Corp., as prepetition debtors, together with any amendments thereto executed prior to the Commencement Date of the Chapter 11 Case of HJC.

     1.185. Old Bank Credit Documents means the Old Bank Credit Agreement, all Credit Documents (as defined in the Old Bank Credit Agreement), and all other security agreements, mortgages, indentures and documents of every kind and nature evidencing any Claims of any or all Banks, together with any amendments thereto executed prior to the Commencement Date of the Chapter 11 Case of HJC.

     1.186. Old Bond Documents means the Old Indenture, the Old Bonds, the Collateral Documents (as defined in the Old Indenture), and all other security agreements, mortgages, indentures and other documents of every kind and nature evidencing a Lien or other Encumbrance or other obligation of any Debtor relating to any Claim in respect of the Old Indenture or any of the Old Bonds, together with any amendments thereto executed prior to the Commencement Date of the Chapter 11 Case of HJC.

     1.187. Old Bonds means the 14-1/4% First Mortgage Notes due 2001 in the aggregate principal amount of $435 million issued by HJC and Finance Corp., as prepetition debtors, pursuant to the Old Indenture.

     1.188. Old Completion Guarantees means (i) the Notes Completion Guaranty dated as of November 16, 1994, by HET and HOCI in favor of the Old Indenture Trustee and the City and the RDC, (ii) the LEDGC Completion Guaranty dated as of November 16, 1994 by HET and HOCI in favor of LEDGC and (iii) the Bank Completion Guaranty dated as of November 16, 1996, by HET and HOCI in favor of the Administrative Agent (as defined in the Old Bank Credit Agreement).

     1.189. Old Indenture means that certain Indenture dated as of November 15, 1994, between HJC and Finance Corp., as prepetition debtors, and First National Bank of Commerce, as trustee, governing the terms of the Old Bonds, together with any amendments thereto executed prior to the Commencement Date of the Chapter 11 Cases of HJC and Finance Corp.

     1.190. Old Indenture Predecessor Collateral Agent means First National Bank of Commerce and its successors and assigns, as the predecessor collateral agent for the Old Indenture Trustee and the Bondholders under the Old Bond Documents.

     1.191. Old Indenture Predecessor Trustee means First National Bank of Commerce as predecessor trustee under the Old Indenture and its successors and assigns.

     1.192. Old Indenture Successor Trustee means Norwest Bank Minnesota, N.A., as successor indenture trustee under the Old Indenture, and its successors and assigns.

     1.193. Old Indenture Trustee means, collectively, Norwest Bank Minnesota, N.A., a successor indenture trustee, and First National Bank of Commerce, as predecessor indenture trustee, under the Old Indenture, and their respective successors and assigns.

     1.194. Operating Agreements means the JCC Operating Agreement, the JCC Intermediary Operating Agreement (if JCC Intermediary is formed), the operating agreement for CP Development, the operating agreement for FP Development, and the operating agreement for JCC Development.

     1.195. Organizational Documents means the JCC Holding Bylaws, the JCC Holding Certificate of Incorporation, the JCC Intermediary Organizational Documents (if JCC Intermediary is formed), the JCC Organizational Documents, and the articles of organization, initial reports and other documents required under the laws of the State of Louisiana to form CP Development, FP Development and JCC Development as limited liability companies.

     1.196. Original Confirmation Date means April 28, 1997, the date the Bankruptcy Court entered an order confirming the Original Plan.

     1.197. Original Plan shall have the meaning assigned to such term in the preamble hereof.

     1.198. Other Priority Claim means, with respect to any Debtor, any Claim, against such Debtor entitled to priority in right of payment under any or all of Sections 507(a)(3) through (a)(7) of the Bankruptcy Code.

     1.199. Participating Banks means Bankers Trust Company, as Bank and Administrative Agent, and any other Bank which elects through an appropriate indication on the ballot provided to such Bank or otherwise in writing on or before the Effective Date to be treated as a "Participating Bank" pursuant to Section

4.3(a) of the Plan and for all other purposes under the Plan. No Bank shall be treated as a Participating Bank for voting purposes unless it makes such election prior to the deadline for submitting completed ballots. The term "Participating Banks" shall include FNBC, provided that FNBC shall not have any obligations under the Bank Term Sheet but shall instead be subject to the provisions of the FNBC Settlement Agreement.

     1.200. Penalty Claims means (a) Claims for fines, penalties or forfeiture or for multiple, exemplary or punitive damages, to the extent that such fine, penalty, forfeiture or damages are not compensation for actual pecuniary loss suffered by the holder of such Claim, (b) Claims filed after the Bar Date, (c) Claims increased through amendment after the Bar Date which the Bankruptcy Court determines do not relate back to the applicable original timely filed Claim, but only to the extent of the amount of such increase, (d) Claims subject to subordination under Section 510 of the Bankruptcy Code, including, without limitation, Securities Laws Claims, and (e) Claims for post-petition attorneys' fees except to the extent allowed under Section 506(b) of the Bankruptcy Code.

     1.201. Person means a person, a corporation, a partnership, an association, a joint stock company, a joint venture, a limited liability company, an estate, a trust, an unincorporated organization, a government or any subdivision thereof or any other entity.

     1.202. Plan means this Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as Modified Through October 13, 1998 (including all exhibits and schedules annexed hereto), either in its present form or as it may be altered, amended, or modified from time to time.

     1.203. Plan Documents means all of the agreements, instruments and documents referenced in Section 6.2 of the Plan and all other agreements, instruments and documents as HET, in its sole discretion, on behalf of the Proponents deems necessary or appropriate to effectuate the terms and conditions of or transactions contemplated by the Plan.

     1.204. Priority Tax Claim means a Claim of a governmental unit of the kind specified in Sections 502(i) and 507(a)(8) of the Bankruptcy Code.

     1.205. Professional Person means a Person retained or to be compensated pursuant to Section 327, 328, 330, 503(b), 506(b) or 1103 of the Bankruptcy Code.

     1.206. Pro Rata Share or Pro Rata Interest means a proportionate share, so that the ratio of the consideration distributed on account of an Allowed Claim in a class to the amount of such Allowed Claim is the same as the ratio of the amount of the consideration distributed on account of all Allowed Claims in such class to the amount of all Allowed Claims in such class, or if the context so requires, to the amount of all Allowed Claims in a designated portion of such class.

     1.207. Proponents means the Debtors and HET as proponents of the Plan.

     1.208. RDC means Rivergate Development Corporation, a Louisiana public benefit corporation, and its successors and assigns.

     1.209. Registrar means the registrar under the Old Indenture of transfers and exchanges of Old Bonds.

     1.210. Rejection Claim means any Claim of any party to an executory contract or unexpired lease with any Debtor arising from the rejection by such Debtor of such executory contract or unexpired lease.

     1.211. Release Claims means any actions, causes of action, in law or in equity, suits, debts, Liens, liabilities, claims, demands, damages, punitive damages, losses, costs or expenses and reasonable attorneys' fees of any kind or nature whatsoever, whether fixed or contingent, known or unknown, and whenever arising (including, without limitation, claims based on legal fault, misrepresentations or omissions, negligence, offense, quasi-offense, contract, quasi-contract or any other theory), which in any way relate to any Debtor, the business affairs or operations of any Debtor, the issuance by any Debtor of any securities or the Casino or the Temporary Casino (as defined in the Basin Street Casino Lease), including, but not limited to, the licensing, leasing, financing, arranging, development, construction, promotion, management or operation thereof, or other matters relating to any Debtor or any successor to any of them in connection with the Casino or the Temporary Casino, except to the extent any of the foregoing arises under any of the Plan Documents on or after the Effective Date.

     1.212. Release Pool shall have the meaning assigned to such term in Section 6.2(f) of the Plan.

     1.213. Release Pool Distribution Record Date means May 5, 1997, the date set by the Bankruptcy Court for determining which holders of the Old Bonds are entitled to receive distributions from the Release Pool provided under the Plan.

     1.214. Release Pool Transferee shall have the meaning assigned to such term in Section 6.20 of the Plan.

     1.215. Release Pool Transfer Form shall have the meaning assigned to such term in Section 6.20 of the Plan.

     1.216. Released Avoidance Claims means any and all Avoidance Claims which are released pursuant to Section 5.8 of the Plan.

     1.217. Released Parties means the Debtors and the New Entities and each Person in any or all of the HET Group, the Debtors Group, the Bondholders Committee Group, the City Group, the State Group, the Bank/Underwriter Group, the NOLDC Group (if the applicable Persons in the NOLDC Group execute and deliver on or before the Effective Date the NOLDC Shareholders/HET Settlement Agreement) and the Grand Palais Group (if the applicable Persons in the Grand Palais Group execute on or before the Effective Date the applicable GP Representative/HET Settlement Agreements).

     1.218. Releases means the City/RDC Release, the State/LGCB Release, the Centex-Landis Release, the Broadmoor Release, the NOLDC Shareholders/HET Settlement Agreement, the GP Representative/HET Settlement Agreements, the NOLDC Shareholders/Grand Palais Settlement Agreement and the Bank/Underwriter Release.

     1.219. Releasing Bondholders shall have the meaning assigned to such term in Section 5.2 of the Plan, and shall include, without limitation, each Major Bondholder.

     1.220. Schedules means the schedules of assets and liabilities and the statement of financial affairs filed by each Debtor as required by Section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, and all amendments thereto through the Confirmation Date.

     1.221. SEC means the Securities and Exchange Commission or its successors and assigns.

     1.222. Secured Claim means an Allowed Claim held by any Person to the extent of the value, as set forth in the Plan or as determined by a Final Order of the Bankruptcy Court pursuant to Section 506(a) of the Bankruptcy Code, of any interest in property of the applicable Debtor's estate securing such Allowed Claim.

     1.223. Securities Laws Claim means an Allowed Claim held by any Person for rescission, damages or reimbursement, indemnification or contribution arising out of a purchase or sale of any security (including, without limitation, any Old Bonds) of either Debtor or any Affiliate thereof.

     1.224. Selected Counsel shall have the meaning assigned to such term in
Section 6.2(t)(iv) hereof.

     1.225. Setoff or Recoupment Claim or Setoff means a Claim which is secured by setoff or recoupment rights of a Creditor of a Debtor, provided for by applicable law and preserved by Section 553 of the Bankruptcy Code.

     1.226. Showboat means Showboat, Inc., and its successors and assigns.

     1.227. State means the State of Louisiana.

     1.228. State Group means the State, the Governor of the State, the LEDGC, the LGCB, the Riverboat Gaming Commission, the Attorney General of the State, all boards, commissions, agencies, and other instrumentalities of the State, and all of their respective predecessors, successors, and assigns, and the officers, directors, employees, staff, members, attorneys, financial advisors, accountants, agents, and other representatives of each of the foregoing.

     1.229. State/LGCB Release means the Release in a form mutually acceptable to the parties thereto, to be executed on or before and as of the Effective Date by the Attorney General of the State of Louisiana on behalf of the State Group, the Debtors, NOLDC, Grand Palais, HET, HOCI, HNOMC, JCC and/or certain of their respective Affiliates, and providing for mutual releases in favor of the State Group, on the one hand, and the Debtors, the New Entities, the HET Group, the Debtors Group, the Bank/Underwriter Group, the Bondholders Committee Group, the NOLDC Group (but only if the applicable Persons in the NOLDC Group execute and deliver on or before the Effective Date the NOLDC Shareholders/HET Settlement Agreement), and the Grand Palais Group (but only if the applicable Persons in the Grand Palais Group execute and deliver on or before the Effective Date the applicable GP Representative/HET Settlement Agreements), on the other hand.

     1.230. Subsequent Bank Distribution Date shall have the meaning set forth in Section 4.3(b) of the Plan.

     1.231. Surety Bond shall have the meaning set forth in Section 6.2(g) of the Plan.

     1.232. Third Party Claim means any claim or action (whether legal or equitable, by subrogation or otherwise) by a Litigation Defendant against any Released Party that seeks to hold such Person liable, in whole or in part, for
(i) any Assigned Litigation Claim, in whole or in part, brought at any time by JCC against such Litigation Defendant or (ii) any claim or action, in whole or in part, arising from any of the same transactions, occurrences, or facts upon which such Assigned Litigation Claim brought at any time by JCC against such Litigation Defendant is based in whole or in part.

     1.233. 3CP Property means the parcel of real property owned by HJC located at 3 Canal Place in New Orleans, Louisiana, bounded by the Canal Place shopping center, Canal Street and that parcel of land adjacent to the Entergy Delta substation which acts as a continuation of Iberville Street known as Lot S-1, together with any easements, rights of servitude and other rights appurtenant thereto and any improvements thereupon, which shall be transferred to CP Development on the Effective Date.

     1.234. Total Claims Amount means, as to a particular class, the sum of (i) the aggregate amount of Allowed Claims in that class and (ii) the Disputed Claim Amounts in that class.

     1.235. Tranche A-1 means the $10 million A-1 tranche of the A Term Loan.

     1.236. Tranche A-2 means the $20 million A-2 tranche of the A Term Loan.

     1.237. Tranche A-3 means the $30 million A-3 tranche of the A Term Loan.

     1.238. Tranche B-1 means the $30 million B-1 tranche of the B Term Loan.

     1.239. Tranche B-2 means the $121.5 million B-2 tranche of the B Term Loan.

     1.240. Trust Indenture Act means the Trust Indenture Act of 1939, 15 U.S.C. Sections 77aaa-77bbbb, as now in effect or hereinafter amended.

     1.241. Trustee Account shall have the meaning assigned to such term in
Section 4.5(b) of the Plan.

     1.242. Underwriter Term Sheet means the term sheet attached hereto as Exhibit G.

     1.243. Underwriters means Salomon Smith Barney, Donaldson, Lufkin & Jenrette and BT Alex. Brown Incorporated as underwriters of the Old Bonds.

     1.244. Unknown Claim means any Claim which any party asserting such Claim does not know or suspect to exist in his, her, or its favor at the time of the giving of the applicable releases and waivers set forth in this Plan which, if known by him, her or it, might have affected his, her or its decision regarding such releases and waivers.

     1.245. Unsecured Claim means any Claim that is not a Secured Claim, Administrative Expense Claim, Priority Tax Claim, Penalty Claim or Other Priority Claim.

     1.246. Unsecured Creditors Committee means the statutory committee of unsecured creditors appointed by the United States Trustee in the Chapter 11 Case of HJC pursuant to Section 1102 of the Bankruptcy Code.

     1.247. Unsubscribed Release Pool Shares means the shares of New Common Stock in the Release Pool equal to the product of (i) 1,500,000 times (ii) a fraction, the numerator of which is the aggregate principal amount of Old Bonds held by Bondholders on the Release Pool Distribution Record Date that are not Releasing Bondholders, and the denominator of which is $435 million. All Unsubscribed Release Pool Shares which are distributed to the Releasing Bondholders in accordance with the provisions of this Plan shall be shares of Class A New Common Stock, and all Unsubscribed Release Pool Shares which are distributed to Harrah's Investor in accordance with the provisions of this Plan shall be shares of Class B New Common Stock.

     1.248. Valuation Order means the order, if any, entered by the Bankruptcy Court on or before the Effective Date determining that the value of the Assigned Debtor Litigation Claims (net of all estimated Litigation Costs and the estimated aggregate amount of all Third Party Claims) is greater than the sum of
(i) the Bondholder Deficiency Amount, plus (ii) the $2,265,000 to be distributed to the applicable holders of Allowed Class A6 Claims, plus (iii) the aggregate amount of all Allowed Claims in Class A7, plus (iv) the aggregate amount of all cure payments made as provided in Section 8.1(e) of the Plan.

     1.249. Voting Record Date means November 25, 1996, the date set by the Bankruptcy Court for determining which holders of Old Bonds were entitled to vote to accept or reject the Original Plan and are entitled to change their acceptances or rejections of the Original Plan.

     1.250. Wachtell Fees and Expenses shall have the meaning assigned to such term in Section 4.3(a)(ii) of the Plan.

     1.251. WARN Act Claim means any Claim against any or all of the Debtors arising under the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. Section 2101 et seq. and/or the Employee Retirement Income Security Act of 1974 as amended, 29 U.S.C. Section 1001 et seq.

     1.252. WARN Act Counsel means the law firms of Robein, Urann & Lurye, P.L.C., Lowe, Stein, Hoffman, Alweiss & Hauver, and Shields, Mott, Lund & Burnside, as counsel to the class representatives of the holders of WARN Act Claims.

     1.253. WARN Act Settlement means the settlement agreement approved by the Bankruptcy Court by order dated February 20, 1997, providing for the settlement of the respective WARN Act Claims of the members of the Certified WARN Act Class against any or all of the Debtors, HNOMC and Affiliates of HNOMC.

     1.254. Withheld Funds means the funds withdrawn by or on behalf of any or all of the Banks from one or more accounts of HJC on November 21 or 22, 1995, (less the amount of any such funds which were subsequently returned to HJC), to the extent such funds were not, prior to the commencement of the Chapter 11 Case of HJC, legally and properly setoff or otherwise legally and properly applied against the outstanding balance of the prepetition indebtedness (exclusive of contingent indebtedness or obligations) owing to the Banks under the Old Bank Credit Documents as of the commencement of the Chapter 11 Case of HJC, plus interest thereon either (i) in the amount of interest actually credited to the account(s) at which the Withheld Funds have been deposited, if HET, on behalf of the Plan Proponents, the Bondholders Committee and Bankers Trust Company so agree in their respective sole discretion, or (ii) if there is no such agreement, at a rate to be determined by the Bankruptcy Court.

     1.255. Working Capital Facility means the revolving credit facility in the principal amount of $25,000,000 to be provided by Bankers Trust Company and any other Participating Banks to JCC on the Effective Date pursuant to Section 6.2(i) of the Plan, which revolving credit facility shall have the terms and conditions set forth in the Bank Term Sheet and such other terms and conditions as shall be set forth in the Working Capital Loan Documents.

         1.256. Working Capital Loan Documents means, collectively, the loan agreement and all other loan and security documents governing the terms and conditions of the Working Capital Facility, which documents shall be satisfactory in form and substance to the Bondholders Committee (in its sole discretion) and HET (in its sole discretion) on behalf of the Proponents, and if HJC is a party to the Working Capital Loan Documents, with the consent of HJC, which consent shall not be unreasonably withheld or delayed. The forms of the Working Capital Loan Documents shall be filed with the Bankruptcy Court as Plan Documents pursuant to Section 6.2(t) of the Plan.

     1.257. 34 Act shall have the meaning assigned to such term in Section 6.2(q) of the Plan.

                                 B. Other Terms

     A term used herein that is not defined herein shall have the meaning ascribed to that term, if any, in the Bankruptcy Code.

                        C. Construction of Certain Terms

     (a) The words "herein," "hereof," "hereto," "hereunder," and others of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan.

     (b) Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

     (c) The rules of construction used in Section 102 of the Bankruptcy Code shall apply to the construction of this Plan.


                                   ARTICLE II.

                           TREATMENT OF ADMINISTRATIVE
                     EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

     2.1. Administrative Expense Claims. All Administrative Expense Claims against any of the Debtors shall be treated as follows:

     (a) Time for Filing Administrative Expense Claims. The holder of an Administrative Expense Claim, other than (i) a Fee Claim, (ii) a liability incurred and payable in the ordinary course of business by any Debtor in accordance with any budget which is then in effect and has been approved by the DIP Lender and filed with the Bankruptcy Court (including, without limitation, the fees payable to the U.S. Trustee under 28 U.S.C. Section 1930), (iii) the DIP Loan Claim or (iv) an Administrative Expense Claim which was allowed prior to the Original Confirmation Date, must file with the Bankruptcy Court and serve on the Proponents and their counsel, a request for payment of such Administrative Expense Claim within thirty days after the Original Confirmation Date, or in the case of any Administrative Expense Claim incurred after the Original Confirmation Date, within thirty days after the latter of (i) the date of incurrence of such Administrative Expense Claim, and (ii) the Confirmation Date. Such request must set forth at a minimum (i) the Debtor that is liable for the Claim, (ii) the name of the holder of the Claim, (iii) the amount of the Claim, and (iv) the basis of the Claim. Failure to file this request timely and properly shall result in the Administrative Expense Claim being forever barred and discharged.

     (b) Time for Filing Fee Claims. Each Professional Person, Old Indenture Trustee or other Person that holds or asserts an Administrative Expense Claim that is a Fee Claim incurred before the Effective Date shall be required to file with the Bankruptcy Court, and serve on all parties required to receive notice, a final Fee Application within sixty days after the Effective Date. The failure to file any such final Fee Application timely shall result in the applicable Fee Claim being forever barred and discharged.

     (c) Allowance of Administrative Expense Claims. An Administrative Expense Claim with respect to which a request for payment has been properly filed pursuant to Section 2.1(a) of the Plan shall become an Allowed Administrative Expense Claim if no objection is filed within thirty days after the filing and service of such request for payment of such Administrative Expense Claim. If an objection is filed within such thirty-day period, the Administrative Expense Claim shall become an Allowed Administrative Expense Claim only to the extent allowed by Final Order. An Administrative Expense Claim that is a Fee Claim and with respect to which a Fee Application has been properly filed pursuant to
Section 2.1(b) of the Plan, shall become an Allowed Administrative Expense Claim only to the extent allowed by Final Order.

     (d) Payment of Allowed Administrative Expense Claims. Each holder of an Allowed Administrative Expense Claim against a Debtor shall receive (i) the amount of such holder's Allowed Claim in one cash payment on, or as soon as practicable thereafter, the later of the Effective Date and the day on which such Claim becomes an Allowed Claim (but in no event after the tenth (10th) Business Day after the later of those two dates), or (ii) such other treatment as may be agreed upon in writing by the applicable Debtor (prior to the Effective Date) or JCC (from and after the Effective Date) and such holder; provided, however, that an Administrative Expense Claim representing a liability incurred in the ordinary course of business of a Debtor (including, without limitation, the fees payable to the U.S. Trustee under 28 U.S.C. Section 1930) may be paid in the ordinary course of business by such Debtor, and provided further, that the payment of an Allowed Administrative Expense Claim representing a right to payment under Sections 365(b)(l)(A), 365(b)(l)(B), or
Section 365(d)(3) of the Bankruptcy Code may be made in one or more cash payments over a period of time as is determined to be appropriate by the Bankruptcy Court.

     (e) Waiver or Cancellation of Certain Administrative Expense Claims. Solely for purposes of this Plan, and subject to the occurrence of the Effective Date, HET, NOLDC and Grand Palais and their respective Affiliates and Insiders shall be deemed to have waived or agreed to cancel any Administrative Expense Claim other than (i) any Administrative Expense Claim covered by any insurance policy assumed pursuant to Section 8.1(c) hereof (provided, however, that any such Administrative Claim shall be payable only from available coverage under such insurance policy (and not be payable by any Debtor) and only to the extent permitted under the NOLDC Shareholders/HET Settlement Agreement or GP Representative/HET Settlement Agreements, as applicable) and (ii) in the case of HET and its Affiliates and Insiders, the principal amount of the DIP Indebtedness outstanding on the Effective Date, which shall be converted to equity and contributed by the Harrah's Investor as part of the Harrah's New Equity Investment or any Administrative Expense Claim for unreimbursed premiums or other unreimbursed amounts paid for insurance coverage provided to any Debtor under any insurance policy assumed pursuant to Section 8.1(c) of the Plan. The respective distributions to which the Bondholders and, if applicable, the Old Indenture Trustee are entitled under Article IV hereto shall be deemed to be in complete satisfaction, discharge and release of any Administrative Expense Claim or any superpriority administrative expense claim or any lien securing any of the foregoing of the Bondholders or the Old Indenture Trustee, as applicable, other than the Administrative Expense Claims of Fidelity, the respective Fee Claims of the members of the Bondholders Committee and the Professional Persons retained by the Bondholders Committee, any Bondholder or the Old Indenture Trustee, which Fee Claims shall be governed by the applicable provisions of the Plan and the Bankruptcy Code.

     (f) DIP Loan Claim. In consideration of, among other things, the execution and delivery of the Releases and the other releases provided pursuant to or in connection with the Plan and the issuance of New Common Stock in accordance with the provisions of Sections 6.2(e) and (f) of the Plan, the principal amount of the DIP Indebtedness outstanding on the Effective Date shall be converted to equity and contributed by the Harrah's Investor to JCC Holding as part of the Harrah's New Equity Investment on the Effective Date. All accrued interest on the DIP Indebtedness outstanding as of the Effective Date shall be canceled.

     2.2. Priority Tax Claims. Except to the extent that the holder of an Allowed Priority Tax Claim agrees to a different treatment, JCC shall pay to each holder of an Allowed Priority Tax Claim, at the sole option of JCC, (a) cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable (but in no event after the tenth (10th) Business Day after the later of those two dates), or (b) equal quarterly cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate to be determined by the Bankruptcy Court or otherwise agreed to by JCC and such holder, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

                                  ARTICLE III.

                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

     Claims, other than Administrative Expense Claims and Priority Tax Claims, are classified for all purposes, including voting, confirmation, and distribution pursuant to the Plan, as follows:

                              A. HJC Classification


Class A1 -- Other Priority Claims:      Class A1 consists of all Allowed Other Priority Claims
                                        against HJC.

Class A2 -- Non-Bondholder Secured      Class A2 consists of all Allowed Secured Claims against
            Claims:                     HJC other than the Secured Claims specified in Class A3 or
                                        A4 of the Plan.

Class A3 -- Bank and Old Bank           Class A3 consists of two separate subclasses.  Class
            Collateral Agent Claims:    A3(a) consists of all Allowed Secured Claims of the
                                        Participating Banks and the
                                        Old Bank Collateral Agent
                                        against HJC, and Class A3(b)
                                        consists of all Allowed
                                        Secured Claims of the
                                        Non-Participating Banks
                                        against
                                        HJC.

Class A4 -- Bondholder Claims:          Class A4 consists of all Allowed Secured and Unsecured
                                        Claims of the Bondholders against HJC.

Class A5 -- Old Indenture Predecessor   Class A5 consists of all Allowed Secured Claims of the
            Trustee and Old Indenture   Old Indenture Predecessor Trustee and the Old Indenture
            Collateral Agent Claims:    Collateral Agent against HJC.

Class A6 -- WARN Act Claims:            Class A6 consists of all Allowed WARN Act Claims against
                                        HJC of holders who are part of the Certified WARN Act
                                        Class and are bound by the WARN Act Settlement.

Class A7 -- General Unsecured Claims:   Class A7 consists of all Allowed Unsecured Claims against
                                        HJC other than the Unsecured Claims of the Bondholders
                                        and the Unsecured Claims in Class A6 or A8.

Class A8 -- Penalty Claims              Class A8 consists of all Allowed Penalty Claims against
                                        HJC.

Class A9 -- HJC Equity Interests:       Class A9 consists of all Allowed Equity Interests in HJC,
                                        and any option, warrant or other agreement requiring the
                                        issuance of any such Equity Interest.

                         B. Finance Corp. Classification

Class B1 -- Other Priority Claims:      Class B1 consists of all Allowed Other Priority Claims
                                        against Finance Corp.



Class B2 -- Bank Claims:                Class B2 consists of all Allowed Secured Claims of the
                                        Banks and the Old Bank Collateral Agent against Finance
                                        Corp.

Class B3 -- Bondholder Claims:          Class B3 consists of all Allowed Secured and Unsecured
                                        Claims against Finance Corp. of the Bondholders.

Class B4 -- WARN Act Claims:            Class B4 consists of all Allowed WARN Act Claims against
                                        Finance Corp. of holders who are part of the Certified
                                        WARN Act Class and are bound by the WARN Act
                                        Settlement.

Class B5 -- General Unsecured Claims:   Class B5 consists of all Allowed Unsecured Claims against
                                        Finance Corp. other than the Unsecured Claims of the
                                        Bondholders.

Class B6 -- Penalty Claims              Class B6 consists of all Allowed Penalty Claims against
                                        Finance Corp.

Class B7 -- Equity Interests:           Class B7 consists of all Allowed Equity Interests in Finance
                                        Corp., and any option, warrant or other  agreement requiring the issuance of any such Equity Interest.

                             C. HNOIC Classification

Class C1 -- Other Priority Claims:      Class C1 consists of all Allowed Other Priority Claims
                                        against HNOIC.

Class C2 -- Secured Claims:             Class C2 consists of all Allowed Secured Claims against
                                        HNOIC.

Class C3 -- WARN Act Claims:            Class C3 consists of all Allowed WARN Act Claims against
                                        HNOIC of holders who are part of the Certified WARN Act
                                        Class and are bound by the WARN Act Settlement.

Class C4 -- Unsecured Claims (for       Class C4 consists of all Allowed Unsecured Claims
            which HJC is liable):       against HNOIC for which HJC is also liable.

Class C5 -- General Unsecured Claims:   Class C5 consists of all Allowed Unsecured Claims against
                                        HNOIC other than Unsecured Claims in Class C3, C4, C6
                                        or C7.

Class C6 -- Showboat Claim:             Class C6 consists of all Allowed Claims of NOLDC against
                                        HNOIC for reimbursement of a portion of the amount owing
                                        by NOLDC to Showboat.

Class C7 -- Penalty Claims              Class C7 consists of all Allowed Penalty Claims against
                                        HNOIC.




Class C8 -- Equity Interests:           Class C8 consists of all Allowed Equity Interests in HNOIC, and any option, warrant or other agreement requiring the
                                        issuance of any such Equity Interest.



                                   ARTICLE IV.

                    TREATMENT OF CLAIMS AND EQUITY INTERESTS

                                A. HJC Treatment

     4.1. Class A1 -- Other Priority Claims.

     (a) Impairment and Voting. Class A1 is impaired by the Plan. Each holder of an Allowed Claim in Class A1 is entitled to vote to accept or reject the Plan.

     (b) Distributions. JCC shall pay to each holder of an Allowed Claim in Class A1 cash in an amount equal to such Allowed Claim on the later of the Effective Date and the date such Claim becomes an Allowed Claim, or as soon as practicable thereafter.

     4.2. Class A2 -- Non-Bondholder Secured Claims.

     (a) Impairment and Voting. Class A2 is impaired by the Plan. Each holder of an Allowed Claim in Class A2 is entitled to vote to accept or reject the Plan.

     (b) Reinstatement of Claims or Surrender of Collateral. Except as provided in the immediately following two sentences, notwithstanding any contractual provision or applicable law that entitles the holder of an Allowed Claim in Class A2 to demand or receive payment of such Claim prior to the stated maturity of such Claim from and after the occurrence of a default, each Allowed Claim in Class A2 will be reinstated and rendered unimpaired in accordance with Section 1124(2) of the Bankruptcy Code. JCC may, in its discretion, assign, abandon or surrender any property securing any Secured Claim in Class A2 to the holder of such Secured Claim. The Court will determine the value of any such property so assigned, abandoned or surrendered, and any Deficiency Claim resulting therefrom will be paid as a Class A7 or A8 Claim.

     4.3. Class A3 -- Bank Claims.

     (a) Class A3(a) -- Claims of Participating Banks and Old Bank Collateral Agent.

          (i) Impairment and Voting. Class A3(a) is impaired by the Plan. Each holder of an Allowed Secured Claim in Class A3(a) is entitled to vote to accept or reject the Plan. Solely for voting purposes, each Participating Bank shall be deemed to have an Allowed Class A3(a) Claim in the aggregate amount set forth in clauses (A) through (D) of the first sentence of Section 4.3(a)(ii) hereof.

          (ii) Allowance and Distributions. The Claim of each holder in Class A3(a) shall be allowed in an amount equal to: (A) with respect to any holder that participated in the pre-petition standby letter of credit issued by Bankers Trust Company in the amount of $5,000,000 and previously drawn in full by Broadmoor as the beneficiary, such holder's Pro Rata Share of the sum of $5,000,000 plus all unpaid interest thereon (at the nondefault rate specified in the Old Bank Credit Documents) and unpaid fees in respect of such letter of credit that accrue through the Effective Date: (B) with respect to any holder that participated in the undrawn Standby Letter of Credit S-10269 issued by Bankers Trust Company in the amount of $1,500,000 in favor of the City, such holder's Pro Rata Share of the unpaid fees in respect of such letter of credit that accrue through the Effective Date; (C) the amount paid by such holder in respect of the fees and expenses of Wachtell, Lipton, Rosen & Katz, as the restructuring counsel of the Administrative Agent that accrue through the Effective Date (the "Wachtell Fees and Expenses") (which shall not include any fees and expenses in connection with the Convertible Junior Subordinated Debentures, the A Term Loan, the B Term Loan, and/or the Working Capital Facility), provided that such holder purchases on the Effective Date additional Convertible Junior Subordinated Debentures in an amount equal to its Pro Rata Share of the Wachtell Fees and Expenses; and (D) in the case of the Administrative Agent, all unpaid facing fees arising under the Old Bank Credit Agreement through the Effective Date; provided, however, that the Class A3(a) Claims of FNBC as a Participating Bank and as Old Bank Collateral Agent shall be allowed and otherwise treated in accordance with the provisions of the FNBC Settlement Agreement. Each Allowed Class A3(a) Claim shall be paid from the Withheld Funds on the Effective Date by the Administrative Agent and, to the extent such Withheld Funds are insufficient to pay the Allowed Class A3(a) Claims of FNBC, the unpaid portion of FNBC's Allowed Class A3(a) Claims shall be paid by JCC. Any remaining Withheld Funds shall be remitted by the Administrative Agent to the Old Bank Collateral Agent for distribution pursuant to Section 4.3(b)(ii) hereof. The Participating Banks and FNBC as the Old Bank Collateral Agent waive all of their other Class A3(a) Claims against the Debtor, and shall not receive any distribution on account thereof. As a condition to the allowance of their respective Class A3(a) Claims, the holders of Class A3(a) Claims shall purchase on the Effective Date Convertible Junior Subordinated Debentures in an aggregate principal amount equal to the sum of (x) $11,000,000 plus (y) in the case of any holders of Class A3(a) Claims electing to have the portion of their Class A3(a) Claim described in clause (C) above allowed, the aggregate amount of Class A3(a) Claims allowed pursuant to such clause (C). The $11,000,000 portion of the Convertible Junior Subordinated Debentures to be purchased by each holder of a Class A3(a) Claim pursuant to clause (x) in the immediately preceding sentence shall be based on the ratio of the amount of fees and expenses paid to such holder in connection with the credit facility under the Old Bank Credit Documents to the aggregate amount of fees and expenses paid to all holders of Class A3(a) Claims in connection with such credit facility. Notwithstanding anything to the contrary herein, FNBC shall be obligated to purchase the principal amount of Convertible Junior Subordinated Debentures specified in the FNBC Settlement Agreement, and $357,150 of such principal amount shall be deemed to have been purchased by FNBC as a holder of Class A3(a) Claims and shall be credited against the $11 million in aggregate principal amount of Convertible Junior Subordinated Debentures to be purchased by holders of Class A3(a) Claims pursuant to clause (x) of the third-to-last sentence of this Section 4.3(a)(ii).

     (b) Class A3(b) -- Claims of Non-Participating Banks.

          (i) Impairment and Voting. Class A3(b) is impaired by the Plan. Each holder of an Allowed Secured Claim in Class A3(b) is entitled to vote to accept or reject the Plan.

          (ii) Distributions. The amount of the Allowed Secured Claim of each holder in Class A3(b) shall be estimated for distribution purposes on or before the Effective Date. As soon as practicable after the later of the Effective Date and the date on which all of the Allowed Secured Claims in Class A3(b) have been estimated pursuant to an order of the Bankruptcy Court (the "Estimation Order"), the Old Bank Collateral Agent (A) shall distribute to each such holder from the Withheld Funds remitted to the Old Bank Collateral Agent pursuant to Section 4.3(a)(ii) hereof an amount of cash equal to the lesser of (I) the portion of such holder's estimated Allowed Secured Claim that has been liquidated as of the date of such Estimation Order, and (II) the product of (x) the amount of such Withheld Funds and (y) a fraction, the numerator of which is the amount specified in the immediately preceding clause (I) above and the denominator of which is the aggregate amount of each holder's estimated Allowed Secured Claim that has been liquidated as of the date of the Estimation Order, (B) shall retain a portion of such Withheld Funds (the "Bank Reserve Fund") equal to the aggregate amount of each such holder's estimated Class A3(b) Claim that remains Contingent as of such date, which Bank Reserve Fund shall secure the unliquidated portion of each holder's unliquidated estimated Class A3(b) Claims, and (C) shall remit promptly to JCC the balance of such Withheld Funds. On the tenth (10th) Business Day ("Subsequent Bank Distribution Date") after each six-month anniversary of the Effective

Date, and upon receipt of the appropriate documentation from the applicable holder, Old Bank Collateral Agent shall distribute to each holder of an estimated or actual Allowed Class A3(b) Claim an amount equal to the lesser of
(A) the portion of such Claim, if any, that has been liquidated during the six-month period ending on such sixth (6th) month anniversary date, and (B) the product of (x) the remaining amount of funds in the Bank Reserve Fund times (y) a fraction, the numerator of which is the amount specified in the immediately preceding clause (A) and the denominator of which is the aggregate amount of all such estimated or actual Allowed Secured Claims that have been liquidated during such six month period. In the event the Claims of the holders in Class A3(b) are allowed as Secured Claims in an aggregate amount in excess of the amount of Withheld Funds distributed to the Old Bank Collateral Agent pursuant to Section 4.3(a)(ii) hereof, then each such holder shall receive the "indubitable equivalent" (within the meaning of Section 1129(b)(2)(A)(iii) of the Bankruptcy
Code) as determined by Final Order of the Bankruptcy Court with respect to that portion of such holder's Allowed Secured Claim in excess of its Pro Rata Share of such Withheld Funds. In the event that the Secured Claim of any holder in Class A3(b) is, pursuant to a Final Order, disallowed or allowed in an amount less than the amount of distributions previously made on account of such Claim, such holder shall promptly remit to JCC the excess of any such distributions over the amount of its Allowed Secured Claim, if any. Upon the liquidation and payment in full of all Allowed Class A3(b) Claims, the Old Bank Collateral Agent shall remit promptly to JCC the remaining balance in the Bank Reserve Fund.

     4.4. Class A4 -- Bondholder Claims.

     (a) Impairment and Voting. Class A4 is impaired by the Plan. Each holder of an Allowed Claim in Class A4 as of the Voting Record Date is entitled to vote to accept or reject the Plan.

     (b) Allowance and Distributions. The Claim of each record holder of Old Bonds as of the Distribution Record Date or the Release Pool Distribution Record Date, as applicable, to the extent such Claim is based on the principal of and accrued interest on the Old Bonds owned as of the Distribution Record Date or the Release Pool Distribution Record Date, as applicable, shall be allowed in the aggregate amount of the principal of such Old Bonds plus accrued interest (calculated in accordance with the provisions of the Old Indenture) through and including the Effective Date. On the Effective Date or as soon as practicable thereafter but in no event after the tenth (10th) Business Day after the Effective Date (or in the case of clause (v), as provided in Section 5.2 hereof), each record holder of an Allowed Claim in Class A4 shall receive (i)
8.529 shares of Class A New Common Stock for each $1,000 of the principal amount of the Old Bonds held by such holder on the Distribution Record Date, (ii) $431 in principal amount of New Bonds for each $1,000 of the principal amount of the Old Bonds held by such holder on the Distribution Record Date, (iii) its Pro Rata Share of the New Contingent Bonds, (iv) its Pro Rata Share of the interests in proceeds of Assigned Litigation Claims allocated to holders of Allowed Class A4 Claims (as of the Distribution Record Date) and/or Releasing Bondholders (as of the Release Pool Distribution Record Date), as applicable, under Section 5.9 of the Plan, and (v) in the case of any holder which is a Releasing Bondholder, as consideration for its release of claims against the Released Parties if such holder specifically elects to release such claims as provided in Section 5.2 of the Plan, from the Release Pool, 3.448 shares of Class A New Common Stock for each $1,000 in principal amount of Old Bonds held by such holder on the Release Pool Distribution Record Date plus its Pro Rata Share (based on the total principal amount of Old Bonds held by all Releasing Bondholders) of Class A New Common Stock consisting of 86.67% of the Unsubscribed Release Pool Shares. The foregoing distributions shall be deemed to include the distribution to which each holder of an Allowed Claim in Class A4 is entitled as a holder of an Allowed Claim in Class B3.

     4.5. Class A5 -- Old Indenture Predecessor Trustee and Old Indenture Predecessor Collateral Agent Claims.

     (a) Impairment and Voting. Class A5 is impaired by the Plan. FNBC, as the sole holder of Claims in Class A5, is entitled to vote to accept or reject the Plan.

     (b) Distributions. All of FNBC's Claims as Old Indenture Predecessor Trustee and Old Indenture Predecessor Collateral Agent shall be allowed and otherwise treated in accordance with the provisions of the FNBC Settlement Agreement.

     4.6. Class A6 -- WARN Act Claims.

     (a) Impairment and Voting. Class A6 is impaired by the Plan. Each holder of an Allowed Claim in Class A6 is entitled to vote to accept or reject the Plan. Solely for purposes of voting, each holder of a WARN Act Claim shall be deemed to have an Allowed WARN Act Claim in the amount of $1.00.

     (b) Distributions and Other Treatment. On or as soon as practicable after the Effective Date, JCC shall pay the sum of $2.265 million minus the fees and expenses of WARN Act Counsel incurred in connection with its representation of the holders of WARN Act Claims, and a portion of certain taxes attributable to the WARN Act settlement (all as more fully described in the February 20, 1997 Bankruptcy Court order approving the settlement of WARN Act Claims), to holders of Allowed 11/95 WARN Act Claims based on their respective Pro Rata Interests in the balance of the $2.265 million payment, subject to any tax or other withholdings required by law. The Allowed amount of the WARN Act Claim of each 11/95 WARN Act Claimant for purposes of determining his or her Pro Rata Interest shall be determined by WARN Act Counsel in its reasonable discretion pursuant to a set of objective and nondiscriminatory criteria to be filed with the Bankruptcy Court on or before the Effective Date. In addition, to the extent such positions are or become available, JCC shall offer each 11/95 WARN Act Claimant re-employment to his or her former position or, if his or her former position no longer exists or is not then available, to a substantially equivalent position, prior to offering employment to such position to any other Person other than any 11/95 WARN Act Claimant. As for the 8/95 WARN Act Claimants, JCC (A) shall place each 8/95 WARN Act Claimant on a preferential rehire list for one year following the date on which the Casino opens for business, and (B) to the extent such positions are or become available, shall offer re-employment to his or her former position or, if his or her former position no longer exists or is not then available, to a substantially equivalent position, prior to offering employment to such position to any Person other than any 11/95 WARN Act Claimant, any 8/95 WARN Act Claimant or any Person who was formerly employed and laid off by the Flamingo Casino.

     4.7. Class A7 -- General Unsecured Claims.

     (a) Impairment and Voting. Class A7 is impaired by the Plan. Each holder of an Allowed Claim in Class A7 (an "Allowed General Unsecured Claim") is entitled to vote to accept or reject the Plan.

     (b) Distributions. JCC shall pay to each holder of an Allowed General Unsecured Claim (an "Allowed General Unsecured Creditor") cash in an amount equal to such Allowed General Unsecured Claim on the later of the Effective Date and the date on which such Claim becomes an Allowed Claim, or as soon as practicable thereafter. Solely for purposes of this Plan, and subject to the occurrence of the Effective Date, HNOIC, Finance Corp., HET, NOLDC, Grand Palais and all of their respective Affiliates and Insiders shall be deemed to have waived any Class A7 Claim except (i) any Allowed Class A7 claim covered by any insurance policy assumed pursuant to Section 8.1(c) hereof (provided that any such Allowed Class A7 Claim shall be payable only from available coverage under such insurance policy (and not be payable by any Debtor) and only to the extent permitted under the NOLDC Shareholders/HET Settlement Agreement or GP Representative/HET Settlement Agreements, as applicable), (ii) in the case of HET and its Affiliates and

Insiders, any Class A7 Claim for unreimbursed premiums or other unreimbursed amounts paid for insurance coverage provided to any Debtor under any insurance policy assumed pursuant to Section 8.1(c) of the Plan, and (iii) the Allowed Class A7 Claim of Deborah Sulzer in the amount of $39,579.52 as reflected in Claim No. 490.

     4.8. Class A8 -- Penalty Claims. Class A8 is impaired by the Plan. The holders of Class A8 Claims shall not receive any distributions on account of such Claims, and on the Effective Date, all Class A8 Claims shall be extinguished; provided, however, that if a Valuation Order is entered on or before the Effective Date, each holder of an Allowed Claim in Class A8 shall receive its Pro Rata Share of the interests in the proceeds of Assigned Debtor Litigation Claims as allocated to holders of Allowed Class A8 Claims under
Section 5.9 of the Plan. Each holder of a Class A8 Claim is conclusively presumed to have rejected the Plan as a holder of a Class A8 Claim and is not entitled to vote to accept or reject the Plan.

     4.9. Class A9 -- Equity Interests. Class A9 is impaired by the Plan. The holders of Equity Interests in Class A9 shall not receive any distributions on account of such Equity Interests. On the Effective Date, all Equity Interests in HJC shall be extinguished. Each holder of an Equity Interest in Class A9 is conclusively presumed to have rejected the Plan as a holder of a Class A9 Equity Interest and is not entitled to vote to accept or reject the Plan.

     B. Finance Corp. Treatment

     4.10. Class B1 -- Other Priority Claims.

     (a) Impairment and Voting. Class B1 is impaired by the Plan. Each holder of an Allowed Claim in Class B1 is entitled to vote to accept or reject the Plan.

     (b) Distributions. JCC shall pay to each holder of an Allowed Claim in Class B1 cash in an amount equal to such Allowed Claim on the later of the Effective Date and the date such Claim becomes an Allowed Claim, or as soon as practicable thereafter.

     4.11. Class B2 -- Bank Claims.

     (a) Impairment and Voting. Class B2 is impaired by the Plan. Each holder of an Allowed Secured Claim in Class B2 is entitled to vote to accept or reject the Plan.

     (b) Distributions. As soon as practicable after the later of the Effective Date and the date on which all of the Allowed Secured Claims in Class B2 have been allowed or disallowed by Final Order, each holder of an Allowed Class B2 Claim is entitled to receive from JCC its pro rata share (based on the ratio of its Allowed Class B2 Claim to the aggregate amount of all Allowed Secured Claims in Class B2 and Class B3) of $1,000 in cash. The distribution to which each holder of an Allowed Class B2 Claim which is also a holder of an Allowed Class A3(a) Claim is entitled shall be deemed part of, and satisfied upon receipt of, the distributions which such holder is entitled to receive as a holder of an Allowed Class A3(a) Claim.

     4.12. Class B3 -- Bondholder Claims.

     (a) Impairment and Voting. Class B3 is impaired by the Plan. Each holder of an Allowed Secured Claim in Class B3 as of the Voting Record Date is entitled to vote to accept or reject the Plan.

     (b) Distributions. Each holder of an Allowed Claim in Class B3 is entitled to receive its Pro Rata Share of shares of Class A New Common Stock and New Bonds which, in the aggregate, have a value equal to the product of (i) $1,000 and (ii) a fraction, the numerator of which is the aggregate amount of Allowed

Secured Claims in Class B3, and the denominator of which is the aggregate amount of Allowed Secured Claims in Class B2 and Class B3. The distribution to which each holder of an Allowed Class B3 Claim is entitled shall be deemed part of, and satisfied upon receipt of, the distributions which such holder is entitled to receive as a holder of an Allowed Class A4 Claim.

     4.13. Class B4 -- WARN Act Claims.

     (a) Impairment and Voting. Class B4 is impaired by the Plan. Each holder of an Allowed Claim in Class B4 is entitled to vote to accept or reject the Plan.

     (b) Distributions and Other Treatment. Each holder of an Allowed Claim in Class B4 shall be deemed to have received on account of his or her Class B4 Claims, and in full satisfaction thereof, the distribution and/or other treatment he or she receives as a holder of a Class A6 Claim pursuant to Section
4.6 of the Plan. No other distribution shall be provided to such holder on account of his or her Class B4 Claims.

     4.14. Class B5 -- General Unsecured Claims.

     (a) Impairment and Voting. Class B5 is impaired by the Plan. Each holder of an Allowed Claim in Class B5 is entitled to vote to accept or reject the Plan.

     (b) Distributions. JCC shall pay to each holder of an Allowed Claim in Class B5 cash in an amount equal to such Allowed Claim on the later of the Effective Date and the date on which such Claim becomes an Allowed Claim, or as soon as practicable thereafter. Solely for purposes of this Plan, and subject to the occurrence of the Effective Date, HNOIC, HJC, HET, NOLDC, Grand Palais and all of their respective Affiliates and Insiders shall be deemed to have waived their right to receive any distribution as a holder of a Class B5 Claim.

     4.15. Class B6 - Penalty Claims. The holders of Class B6 Claims shall not receive any distributions on account of such Claims, and on the Effective Date, all Class B6 Claims shall be extinguished; provided, however, that if a Valuation Order is entered on or before the Effective Date, each holder of an Allowed Class B6 Claim shall be deemed to have received on account of its Class B6 Claim, and in full satisfaction thereof, the distribution it receives as a holder of a Class A8 Claim pursuant to Section 4.8 of the Plan. Each holder of a Class B6 Claim is conclusively presumed to have rejected the Plan as a holder of a Class B6 Claim and is not entitled to vote to accept or reject the Plan.

     4.16. Class B7 -- Equity Interests. Class B7 is impaired by the Plan. The holders of Equity Interests in Class B7 shall not receive any distributions on account of such Equity Interests. On the Effective Date, all Equity Interests in Finance Corp. shall be extinguished. Each holder of an Equity Interest in Class B7 is conclusively presumed to have rejected the Plan as a holder of a Class B7 Equity Interest and is not entitled to vote to accept or reject the Plan.

                             C. HNOIC Classification

     4.17. Class C1 -- Other Priority Claims.

     (a) Impairment and Voting. Class C1 is impaired by the Plan. Each holder of an Allowed Claim in Class C1 is entitled to vote to accept or reject the Plan.

     (b) Distributions. JCC shall pay to each holder of an Allowed Claim in Class C1 cash in an amount equal to such Allowed Claim on the later of the Effective Date and the date such Claim becomes an Allowed Claim, or as soon as practicable thereafter.

     4.18. Class C2 -- Secured Claims.

     (a) Impairment and Voting. Class C2 is impaired by the Plan. Each holder of an Allowed Claim in Class C2 is entitled to vote to accept or reject the Plan.

     (b) Reinstatement of Claims or Surrender of Collateral. Except as provided in the immediately following two sentences, notwithstanding any contractual provision or applicable law that entitles the holder of an Allowed Claim in Class C2 to demand or receive payment of such Claim prior to the stated maturity of such Claim from and after the occurrence of default, each Allowed Claim in Class C2 will be reinstated and rendered unimpaired in accordance with Section 1124(2) of the Bankruptcy Code. JCC may, in its discretion, assign, abandon or surrender any property securing any Secured Claim in Class C2 to the holder of such Secured Claim. The Court will determine the value of any such property so assigned, abandoned or surrendered, and any Deficiency Claim resulting therefrom will be paid as a Class C5 or C7 Claim.

     4.19. Class C3 -- WARN Act Claims.

     (a) Impairment and Voting. Class C3 is impaired by the Plan. Each holder of an Allowed Claim in Class C3 is entitled to vote to accept or reject the Plan.

     (b) Distributions and Other Treatment. Each holder of an Allowed Claim in Class C3 shall be deemed to have received on account of his or her Class C3 Claims, and in full satisfaction thereof, the distribution and/or other treatment he or she receives as a holder of a Class A6 Claim pursuant to Section
4.6 of the Plan. No other distribution shall be provided to such holder on account of his or her Class C3 Claims.

     4.20. Class C4 -- Unsecured Claims (for which HJC is liable).

     (a) Impairment and Voting. Class C4 is impaired by the Plan. Each holder of an Allowed Claim in Class C4 is entitled to vote to accept or reject the Plan.

     (b) Distributions. Each holder of an Allowed Claim in Class C4 shall be deemed to have received on account of its Class C4 Claims, and in full satisfaction thereof, the distribution it receives as an Allowed General Unsecured Creditor pursuant to Section 4.7 of the Plan. No other distribution shall be provided to such holder on account of its Class C4 Claims.

     4.21. Class C5 -- General Unsecured Claims.

     (a) Impairment and Voting. Class C5 is impaired. Each holder of an Allowed Claim in Class C5 is entitled to vote to accept or reject the Plan.

     (b) Distributions. To the extent there are any holders of Allowed Claims in Class C5, each such holder shall receive the lesser of the amount of its Allowed Class C5 Claim or its Pro Rata Share of $1,000 in cash (the "Class C5 Cash Amount") to be provided by JCC and distributed as follows:

          (i) On the ninetieth (90th) day after the Effective Date or as soon as practicable thereafter (the "Initial Class C5 Distribution Date"), each holder of an Allowed Claim in Class C5 on the Initial Class C5 Distribution Date shall receive, as an initial distribution of the Class C5 Cash Amount, an amount equal to the product of (A) the amount of such holder's Allowed Class C5 Claim times (B) a fraction, (x) the numerator of which is the aggregate amount of Allowed Class C5 Claims on the Initial Class C5 Distribution Date, and (y) the denominator of which is the Total Claims Amount for Class C5 on the Initial Class C5 Distribution Date.

          (ii) As soon as reasonably practicable after making the initial distribution of the Class C5 Cash Amount, JCC will deposit the remaining portion of the Class C5 Cash Amount in an interest-bearing, money market account (such deposit, together with any interest thereon, the "Class C5 Claims Reserve").

          (iii) No payment or distribution of any portion of the Class C5 Cash Amount shall be made with respect to any Disputed Claim unless and until such Claim becomes an Allowed Claim, and no holder of a Class C5 Claim shall receive more than one hundred percent (100%) of its Allowed Class C5 Claim or be entitled to any post-petition interest thereon.

          (iv) As soon as practicable after any Disputed Claim becomes an Allowed Class C5 Claim by Final Order, JCC shall make an initial distribution to the holder of such Allowed Claim from the Class C5 Claims Reserve in an amount equal to the product of (A) the Class C5 Cash Amount times (B) a fraction, (x) the numerator of which is the amount of such holder's Allowed Class C5 Claim and (y) the denominator of which is the Total Claims Amount for Class C5 on the Initial Class C5 Distribution Date.

          (v) As soon as practicable after all Disputed Claims have been allowed or disallowed by Final Order, and after all interim distributions have been made pursuant to clause (iv) above, JCC shall distribute to each holder of an Allowed Class C5 Claim its Pro Rata Share of any remaining funds in the Class C5 Claims Reserve, but in no event more than the amount of such holder's Class C5 Claim then outstanding (exclusive of post-petition interest). Any funds remaining in the Class C5 Claims Reserve after payment in full of all Allowed Class C5 Claims shall become the exclusive property of JCC free and clear of all Claims and shall be subject to its exclusive control.

Solely for purposes of this Plan, and subject to the occurrence of the Effective Date, HJC, Finance Corp., HET, NOLDC, Grand Palais and all of their Affiliates and Insiders shall be deemed to have waived any right to receive any distribution as a holder of a Class C5 Claim.

     4.22. Class C6 -- Showboat Claim.

     (a) Impairment and Voting. Class C6 is impaired by the Plan. NOLDC, as the only holder of a Class C6 Claim, is entitled to vote to accept or reject the Plan.

     (b) Distributions. In accordance with the terms of the NOLDC Plan and the NOLDC Shareholders/HET Settlement Agreement, consideration shall be furnished directly to Showboat in exchange for a full release from Showboat to NOLDC. This transaction will result in a release of NOLDC's Class C6 Claim. No distributions shall be provided to NOLDC on account of its Class C6 Claim.

     4.23. Class C7 -- Penalty Claims. The holders of Class C7 Claims shall not receive any distributions on account of such Claims, and on the Effective Date, all Class C7 Claims shall be extinguished; provided, however, that if a Valuation Order is entered on or before the Effective Date, each holder of an Allowed Claim in Class C7 shall be deemed to have received on account of its Class C7 Claim, and in full satisfaction thereof, the distribution it receives as a holder of a Class A8 Claim pursuant to Section
4.8 of the Plan. Each holder of a Class C7 Claim is conclusively presumed to have rejected the Plan as a holder of Class C7 Claim and is not entitled to vote to accept or reject the Plan.

     4.24. Class C8 -- Equity Interests. Class C8 is impaired by the Plan. The holder of Equity Interests in Class C8 shall not receive any distributions on account of such Equity Interests. On the Effective Date, all Equity Interests in HNOIC shall be extinguished. The holder of Equity Interests in Class C8 is conclusively presumed to have rejected the Plan as a holder of Class C8 Equity Interests and is not entitled to vote to accept or reject the Plan.


                                   ARTICLE V.

                        SETTLEMENT OF CERTAIN CLAIMS AND
                  PROSECUTION AND ASSIGNMENT OF CERTAIN CLAIMS

     5.1. Release by Debtors of Causes of Action Against the HET Group, Debtors Group, Bondholders Committee Group, NOLDC Group and Grand Palais Group. Pursuant to Section 1123(b)(3)(A) of the Bankruptcy Code, in consideration of, among other things, (i) the execution and delivery of the HET Loan Guarantee by HET and the New Completion Guarantees by HET and HOCI and the provision of the Surety Bond, (ii) the DIP Lender's consent to the conversion to equity and contribution of the principal amount of the DIP Indebtedness outstanding on the Effective Date as part of the Harrah's New Equity Investment, (iii) the Harrah's New Equity Investment, (iv) the waiver by Persons in the HET Group, the NOLDC Group and the Grand Palais Group of any right to distributions as holders of certain Class A6 and/or Class C5 Claims, (v) certain pre-development and development services by HET and its Affiliates performed prior to the Effective Date, and (vi) other good and valuable consideration, without which this Plan could not be confirmed and consummated, on the Effective Date, each Debtor shall be conclusively and irrevocably deemed to have released any and all Release Claims of such Debtor or its estate against, respectively, (i) each Person in the HET Group, (ii) each Person in the Debtors Group, (iii) each Person in the Bondholders Committee Group, (iv) each Person in the NOLDC Group but only if the applicable Persons in the NOLDC Group execute and deliver on or before the Effective Date the NOLDC Shareholders/HET Settlement Agreement, and (v) each Person in the Grand Palais Group but only if the applicable Persons in the Grand Palais Group execute and deliver on or before the Effective Date the applicable GP Representative/HET Settlement Agreements. The Confirmation Order shall constitute an order approving as a compromise and settlement pursuant to Section 1123(b)(3)(A) of the Bankruptcy Code the foregoing releases and the respective releases of the Debtors contained in the NOLDC Shareholders/HET Settlement Agreement and the GP Representative/HET Settlement Agreements and the Debtors' execution and delivery of the applicable release agreements in the forms attached as exhibits to the NOLDC Shareholders/HET Settlement Agreement and the GP Representative/HET Settlement Agreements.

     5.2. Release by Bondholders of Causes of Action Against HET Group, Debtors Group, Bondholders Committee Group, City Group, State Group, NOLDC Group, Grand Palais Group and the Bank/Underwriter Group. Pursuant to Section 1123(b)(3)(A) of the Bankruptcy Code, in consideration of (i) Harrah's Investor's contribution of 200,000 shares of New Common Stock to the Release Pool, and (ii) JCC Holding's contribution of 1,300,000 shares of New Common Stock to the Release Pool on the Effective Date, each Bondholder that, through an appropriate indication on the ballot previously provided to such Bondholder in connection with the voting on the Original Plan or through an appropriate indication on the Bondholder release form provided to it by the Proponents, has affirmatively evidenced its intent to release the Persons in the HET Group, the Debtors Group, the Bondholders Committee Group, the City Group, the State Group, the NOLDC Group, the Grand Palais Group and the Bank/Underwriter Group, respectively (each, a "Releasing Bondholder"), shall be conclusively and irrevocably deemed to have (i) released each Person in the HET

Group, the Debtors Group, the Bondholders Committee Group, the City Group, the State Group, the NOLDC Group, the Grand Palais Group and the Bank/Underwriter Group, respectively, from any and all Release Claims that such Releasing Bondholder, or any of its predecessors-in-interest, successors or assigns, has or may have as of the Effective Date arising in whole or in part from any acts, omissions, activities and/or events prior to the Effective Date, and (ii) released, waived and agreed not to bring any Claims against HET or HOCI, whether a known Claim or an Unknown Claim, that may arise in any way, in whole or in part, out of (a) the decision of HET or HOCI either to renew or not renew the HET/JCC Agreement or any Minimum Payment Guaranty, (b) HET's or HOCI's acting in their own best interests in connection with the execution of, renewal of or failure to renew the HET/JCC Agreement or any Minimum Payment Guaranty, and/or
(c) any alleged assurance or guarantee by HET or HOCI concerning the financial results of the Casino, unless such Claim is based on a writing (but in any event cannot be based on the HET/JCC Agreement or any Minimum Payment Guaranty) properly executed by the party against whom such a Claim is being made, provided, however, that such release in this clause (ii) hereof shall not bar or release any Claims against HET or HOCI for (x) any breach of the HET/JCC Agreement or any Minimum Payment Guaranty to which HET or HOCI is a party, (y) mismanagement of the Casino after the Effective Date or (z) any other conduct, act or omission occurring after the Effective Date which is not directly related to the matters set forth in this clause (ii)(a) through (c) above; further provided, however, that (A) the foregoing release by the Releasing Bondholders shall not be effective or enforceable as to (i) any Person in the NOLDC Group unless the applicable Persons in the NOLDC Group execute and deliver on or before the Effective Date the NOLDC Shareholders/HET Settlement Agreement, and
(ii) any Person in the Grand Palais Group unless the applicable Persons in the Grand Palais Group execute and deliver on or before the Effective Date the applicable GP Representative/HET Settlement Agreements; (B) each Major Bondholder shall be conclusively and automatically deemed to be a Releasing Bondholder without the necessity of taking the action otherwise required of any Bondholder to become a Releasing Bondholder and regardless of the manner in which such Major Bondholder fills out its ballot with respect to this Plan or filled out its ballot with respect to the Original Plan or the January 29, 1998 Plan; (C) the release provisions in any ballot or other writing previously executed by any Bondholder to evidence its agreement to the foregoing release, unless revoked pursuant to clause (D) below, shall be binding on such Bondholder and any transferee of the Old Bonds held by such Bondholder; and (D) any Bondholder who agreed to the foregoing release in connection with the Original Plan shall be entitled to revoke such agreement by evidencing in writing its intent to do so in any manner and subject to such conditions and within any time period set by the Bankruptcy Court. Nothing in the foregoing release by the Releasing Bondholders constitutes a release of any claims or causes of action of any Releasing Bondholders against any Persons other than the Released Parties, including, without limitation, any claims or causes of action against any or all of the Non-Participating Banks and any Underwriter which fails to execute and deliver the Bank/Underwriter Release. On, or as soon as practicable after the Effective Date, (i) each Releasing Bondholder shall receive from the Release Pool 3.448 shares of Class A New Common Stock for each $1,000 in principal amount of Old Bonds held by such Releasing Bondholder on the Release Pool Distribution Record Date plus its Pro Rata Share (based on the total principal amount of Old Bonds held by all Releasing Bondholders on the Release Pool Distribution Record Date) of Class A New Common Stock consisting of 86.67% of the Unsubscribed Release Pool Shares, and (ii) Harrah's Investor shall receive from the Release Pool Class B New Common Stock consisting of 13.33% of the Unsubscribed Release Pool Shares. Notwithstanding the foregoing, and except as otherwise provided for in Section 6.20 of this Plan, (i) no Releasing Bondholder shall be entitled to any distribution from the Release Pool unless such holder is a Bondholder of record on the Release Pool Distribution Record Date (or, in the case of a beneficial owner of any Old Bonds, is the beneficial owner of Old Bonds on the Release Pool Distribution Record Date that are held on its behalf by a Person which is a holder of record on the Release Pool Distribution Record
Date) and has not assigned or otherwise transferred its claims, if any, against any Person in the HET Group, the Debtors Group, the Bondholders Committee Group, the City Group, the State Group, the NOLDC Group, the Grand Palais Group or the Bank/Underwriter Group to be released pursuant to this Section 5.2, except that any Releasing Bondholder may transfer its Old Bonds on or after the Release Pool Distribution Record Date subject to clause (ii) below, (ii) the foregoing release by each Releasing Bondholder shall be binding on any subsequent transferee of the Old Bonds held by such Releasing Bondholder on the Release

Pool Distribution Record Date, and (iii) the foregoing release by each Releasing Bondholder which is a beneficial owner of any Old Bonds shall be binding on any record holder, participant or nominee with respect to such Old Bonds. The Confirmation Order shall constitute an order approving the foregoing release as a compromise and settlement pursuant to Section 1123(b)(3)(A) of the Bankruptcy Code.

     5.3. Release by Debtors of Causes of Action Against State Group. Pursuant to Section 1123(b)(3)(A) of the Bankruptcy Code, in consideration of and subject to, the execution and delivery of the State/LGCB Release and the Amended and Renegotiated Casino Operating Contract by LGCB and/or the State, as applicable, on the Effective Date, each Debtor shall be conclusively and irrevocably deemed to have released each Person in the State Group from any and all Release Claims of such Debtor or its estate only to the extent set forth in the State/LGCB Release. The Confirmation Order shall constitute an order approving the foregoing release as a compromise and settlement pursuant to Section 1123(b)(3)(A) of the Bankruptcy Code.

     5.4. Release by Debtors of Causes of Action Against City and RDC. Pursuant to Section 1123(b)(3)(A) of the Bankruptcy Code, in consideration of, and subject to, the execution and delivery by the City and the RDC of the City/RDC Release and the other documents set forth in Section 6.2(o) of the Plan, on the Effective Date, each Debtor shall be conclusively and irrevocably deemed to have released each of the City and the RDC from any and all Release Claims of such Debtor or its estate only to the extent set forth in the City/RDC Release. The Confirmation Order shall constitute an order approving the foregoing release as a compromise and settlement pursuant to Section 1123(b)(3)(A) of the Bankruptcy Code.

     5.5. Release by Debtors of Causes of Action Against Bank/Underwriter Group. Pursuant to Section 1123(b)(3)(A) of the Bankruptcy Code, in consideration of, and subject to, the execution and delivery by each Participating Bank, FNBC and each Underwriter of the Bank/Underwriter Release and the provision by certain Persons in the Bank/Underwriter Group of the A Term Loan, the B Term Loan and the Working Capital Facility and the purchase of the Convertible Junior Subordinated Debentures by the Underwriters, FNBC, Bankers Trust Company, and any other Participating Banks, all as more particularly described in the Bank Term Sheet, the FNBC Settlement Agreement and the Underwriter Term Sheet, on the Effective Date, each Debtor shall be conclusively and irrevocably deemed to have released any and all Release Claims of such Debtor or its estate against each Person in the Bank/Underwriter Group. The Confirmation Order shall constitute an order approving as a compromise and settlement pursuant to Section 1123(b)(3)(A) of the Bankruptcy Code the foregoing releases and the Debtors' execution and delivery of the Bank/Underwriter Release. Except as provided in Section 4.3 and
4.11 hereof, each Person in the Bank/Underwriter Group shall be deemed to have waived any Claim against any Debtor or NOLDC (except for FNBC with respect to NOLDC as set forth in the NOLDC Plan and the NOLDC Shareholders/HET Settlement Agreement) and any right to receive any distribution on account of any such Claim. Without limiting the foregoing and except for its Lien on the FNBC Cash Collateral, FNBC shall be deemed to have released all of its Liens (including, without limitation, its Indenture Trustee Charging Lien) on any and all (i) assets of each Debtor (including, without limitation, all cash collateral held by the Old Indenture Trustee) and (ii) any distributions made or to be made under the Plan.

     5.6. Release by Grand Palais Bondholders of Causes of Action Against HET Group, Debtors Group, Bondholders Committee Group, City Group, State Group, NOLDC Group, Grand Palais Group and the Bank/Underwriter Group. Pursuant to
Section 1123(b)(3)(A) of the Bankruptcy Code, in consideration of, among other things, (i) the Grand Palais Settlement Consideration, (ii) the execution and delivery of the HET Loan Guarantee and the New Completion Guarantees by HET and HOCI and the provision of the Surety Bond, (iii) the DIP Lender's consent to the conversion to equity and contribution of the principal amount of the DIP Indebtedness outstanding on the Effective Date as part of the Harrah's New Equity Investment, (iv) the Harrah's New Equity Investment, (v) the waiver by Persons in the HET Group, the NOLDC Group and the Grand Palais Group of any right to distributions as holders of certain Class A7 and/or Class C5 Claims,

(vi) certain pre-development and development services by HET and its Affiliates performed prior to the Effective Date, (vii) the provision by certain Persons in the Bank/Underwriter Group of certain financing to JCC, and (viii) other good and valuable consideration, without which this Plan could not be confirmed and consummated, on the Effective Date, each Grand Palais Bondholder that, through an appropriate indication on the release solicitation statement provided to such Grand Palais Bondholder by the Disbursing Agent or in such other manner as may be prescribed by an applicable order of the Bankruptcy Court, has affirmatively evidenced its intent to release the Persons in the HET Group, the Debtors Group, the Bondholders Committee Group, the City Group, the State Group, the NOLDC Group, the Grand Palais Group and the Bank/Underwriter Group, respectively (each, a "Grand Palais Releasing Bondholder"), shall be conclusively and irrevocably deemed to have (i) released each Person in the HET Group, the Debtors Group, the Bondholders Committee Group, the City Group, the State Group, the NOLDC Group, the Grand Palais Group and the Bank/Underwriter Group, respectively, from any and all Release Claims that such Grand Palais Releasing Bondholder, or any of its predecessors-in-interest, successors or assigns, has or may have as of the Effective Date arising in whole or in part from any acts, omissions, activities and/or events prior to the Effective Date, and (ii) released, waived and agreed not to bring any Claims against HET or HOCI, whether a known Claim or an Unknown Claim, that may arise in any way, in whole or in part, out of (a) the decision of HET or HOCI either to renew or not renew the HET/JCC Agreement or any Minimum Payment Guaranty, (b) HET's or HOCI's acting in their own best interests in connection with the execution, renewal or failure to renew the HET/JCC Agreement or any Minimum Payment Guaranty, and/or (c) any alleged assurance or guarantee by HET or HOCI concerning the financial results of the Casino, unless such Claim is based on a writing (but in any event cannot be based on the HET/JCC Agreement or any Minimum Payment Guaranty) properly executed by the party against whom such a Claim is being made; provided, however, that the foregoing release by the Grand Palais Releasing Bondholders shall not be effective or enforceable as to (i) any Person in the NOLDC Group unless the applicable Persons in the NOLDC Group execute and deliver on or before the Effective Date the NOLDC Shareholders/HET Settlement Agreement; and
(ii) any Person in the Grand Palais Group unless the applicable Persons in the Grand Palais Group execute and deliver on or before the Effective Date the applicable GP Representative/HET Settlement Agreements. On, or as soon as practicable after the Effective Date, each Grand Palais Releasing Bondholder shall receive its pro rata share of the Grand Palais Settlement Consideration (with respect to each Grand Palais Releasing Bondholder, such pro rata share for such Grand Palais Releasing Bondholder shall be determined by the ratio between the aggregate principal amount of Grand Palais Senior Secured Bonds beneficially owned by such Grand Palais Releasing Bondholder and the aggregate principal amount of Grand Palais Senior Secured Bonds beneficially owned by all of the Grand Palais Releasing Bondholders, each calculated as of the Distribution Record Date). Notwithstanding the foregoing, (i) no Grand Palais Releasing Bondholder shall be entitled to any distribution of the Grand Palais Settlement Consideration unless such holder is a Grand Palais Bondholder of record on the Distribution Record Date (or, in the case of a beneficial owner of any Grand Palais Senior Secured Bonds, is the beneficial owner of Grand Palais Senior Secured Bonds on the Distribution Record Date that are held on its behalf by a Person which is a holder of record on the Distribution Record Date) and has not assigned or otherwise transferred its claims, if any, against any Person in the HET Group, the Debtors Group, the Bondholders Committee Group, the City Group, the State Group, the NOLDC Group, the Grand Palais Group or the Bank/Underwriter Group to be released pursuant to this Section 5.6, except that any Grand Palais Releasing Bondholder may transfer its Grand Palais Senior Secured Bonds, subject to clause (ii) below, (ii) the foregoing release by each Grand Palais Releasing Bondholder shall be binding on any subsequent transferee of the Grand Palais Senior Secured Bonds held by such Grand Palais Releasing Bondholder on the Distribution Record Date, and (iii) the foregoing release by each Grand Palais Releasing Bondholder which is a beneficial owner of any Grand Palais Senior Secured Bonds shall be binding on any record holder, participant or nominee with respect to such Grand Palais Senior Secured Bonds. The Confirmation Order shall constitute an order approving the foregoing release as a compromise and settlement pursuant to Section 1123(b)(3)(A) of the Bankruptcy Code.

     5.7. Injunction Against Commencement of Individual Actions Against HET Group, Debtors Group, Bondholders Committee Group, City Group, State Group, NOLDC Group, Grand Palais Group and the Bank/Underwriter Group. To implement the Releases and the release provisions of Sections 5.1, 5.2, 5.3, 5.4, 5.5 and 5.6 of the Plan, the Confirmation Order shall constitute and provide for an injunction by the Bankruptcy Court as of the Effective Date against (a) any Releasing Bondholder or any Grand Palais Releasing Bondholder from (i) commencing or continuing in any manner any action or other proceeding of any kind against any Released Party or any property of any Released Party, (ii) enforcing, attaching, collecting and/or recovering by any manner or means any judgment, award, decree or order against any Released Party or any property of any Released Party, (iii) creating, perfecting or enforcing any Encumbrance of any kind against any Released Party or any property of any Released Party, or
(iv) asserting any right of setoff, right of subrogation or recoupment against any Released Party or any property of any Released Party, in each case to the extent any of the foregoing is released, waived or otherwise prohibited by the release provisions of Section 5.2 or 5.6 of the Plan, as applicable, (b) except as provided in the FNBC Settlement Agreement or Section 6.1(k)(ii), 6.2(l)(i) or 6.2(l)(ii) hereof, any party to any of the Releases from (i) commencing or continuing in any manner any action or other proceeding of any kind against any Released Party or any property of any Released Party, (ii) enforcing, attaching, collecting and/or recovering by any manner or means any judgment, award, decree or order against any Released Party or any property of any Released Party, (iii) creating, perfecting or enforcing any Encumbrance of any kind against any Released Party or any property of any Released Party, or (iv) asserting any right of setoff, right of subrogation or recoupment against any Released Party or any property of any Released Party, in each case to the extent any of the foregoing is released, waived or otherwise prohibited by the applicable Release(s), and (c) any Creditor, any holder of an Equity Interest or any other party in interest in any of the Chapter 11 Cases from commencing or continuing any Derivative Claim against any Released Party; provided, however, that the foregoing injunction against the Releasing Bondholders and the Grand Palais Releasing Bondholders shall not be effective or enforceable as to (i) any Person in the NOLDC Group unless the applicable Persons in the NOLDC Group execute and deliver on or before the Effective Date the NOLDC Shareholders/HET Settlement Agreement, (ii) any Person in the Grand Palais Group unless the applicable Persons in the Grand Palais Group execute and deliver on or before the Effective Date the applicable GP Representative/HET Settlement Agreements, and (iii) any claim or cause of action other than a Release Claim that is released pursuant to
Section 5.2 or 5.6 of the Plan or a Derivative Claim.

     5.8. Extinguishment of Certain Causes of Action Under the Avoiding Power Provisions. On the Effective Date, Avoidance Claims against any Released Party, any Bondholder or any other Person other than the Non-Participating Banks and any Underwriter which fails to execute and deliver the Bank/Underwriter Release shall be released, discharged and extinguished, whether or not then pending.

     5.9. Assignment and Prosecution of Assigned Litigation Claims, Judgment Reduction Protection and Distribution of Recoveries from Assigned Litigation Claims.

     (a) On the Effective Date, the Debtors and the Releasing Bondholders (to the extent provided in the definition of Assigned Litigation Claims and without any representations or warranties (except as to ownership)) shall be deemed to have assigned their respective Assigned Litigation Claims to JCC. At the direction of (x) a majority of the Bondholders Director Nominees in the case of any and all Assigned Bondholder Litigation Claims and (y) both a majority of all directors of JCC and a majority of the Bondholders Director Nominees in the case of any and all Assigned Debtor Litigation Claims, JCC, in its sole discretion, and either in its own name or in the name, place and stead of the Debtors and their estates and/or the Releasing Bondholders, as the case may be, shall have the exclusive right to prosecute or otherwise enforce or, subject to the provisions of Section 5.9(c) hereof, to waive or release any or all Assigned Litigation Claims; provided, however, that JCC shall be prohibited from asserting or maintaining any Assigned Litigation Claims after its delivery of a Completion Notice. Without limiting the generality of the foregoing, JCC shall have the authority

(in its sole discretion), on behalf of the Releasing Bondholders, to opt out of any class actions affecting any Assigned Litigation Claims.

     (b) JCC shall pay all Litigation Costs.

     (c) Subject to the remaining provisions of this Section 5.9(c), JCC shall be entitled to settle any Assigned Litigation Claim. JCC shall not settle any Assigned Litigation Claim against any Litigation Defendant without either (A) obtaining from the Litigation Defendant a written release in favor of each Released Party of all Third Party Claims, or (B) to the extent written releases are not provided in favor of any Released Party as contemplated in clause (A), obtaining the written consent of such Released Party, as applicable, to the settlement. Each Released Party may withhold its written consent to any such settlement in its sole discretion, and shall not have any duties to any Person in making its discretionary determination as to whether to provide such written consent.

     (d) In the event any Third Party Claim is brought against any Released Party, or such Released Party is required to participate by way of discovery or otherwise in connection with any Assigned Litigation Claim brought by JCC against a Litigation Defendant, the Released Party shall select counsel (the "Selected Counsel") in its sole discretion from a pre-approved list of law firms, to be mutually agreed upon after good faith negotiations between the Bondholders Committee and HET (in its sole discretion) on behalf of the Proponents, to represent such Released Party, including to defend against, negotiate, settle or otherwise deal with such Third Party Claim; provided, however, that if two or more Released Parties (other than any Person in the HET Group) require counsel pursuant to this sentence in connection with the same action, the same Selected Counsel shall represent all such Released Parties unless a conflict of interest precludes such joint representation; and provided, further, that if two or more Persons in the HET Group require counsel pursuant to this sentence in connection with the same action, the same Selected Counsel selected by HET (in its sole discretion) shall represent all such Persons unless a conflict of interest precludes such joint representation. Subject to the provisions of Sections 5.9(e) and (f) hereof and the immediately following sentence, JCC shall, promptly upon request by the applicable Released Party, (i) pay for all reasonable fees, costs and expenses incurred by the Selected Counsel on behalf of the Released Party (except to the extent any such fees, costs and expenses are incurred in connection with a Third Party Claim which is based on any claim asserted by any non-releasing parties against the applicable Litigation Defendant), (ii) reimburse the Released Party for its reasonable out-of-pocket costs and expenses (i.e., litigation costs) in defense of such Third Party Claim (except to the extent such Third Party Claim is based on any claim asserted by any non-releasing parties against the applicable Litigation Defendant) or in connection with its participation by way of discovery or otherwise with any Assigned Litigation Claim brought by JCC against a Litigation Defendant, and (iii) indemnify the Released Party for any liability incurred in respect of any judgment or settlement of a Third Party Claim that is not satisfied pursuant to Section 5.9(e) hereof (except to the extent such Third Party Claim is based on a settlement or judgment obtained by any non-releasing parties against the applicable Litigation Defendant). Any and all indemnification liability of JCC to each Released Party pursuant to clause (iii) of the immediately preceding sentence shall be limited to the aggregate proceeds of Assigned Litigation Claims that are available to pay such liability pursuant to Section 5.9(f). The Released Party shall cooperate fully with JCC and Selected Counsel in connection with the prosecution of any Assigned Litigation Claim and the defense of any Third Party Claim. In the event a Third Party Claim is brought against a Released Party, such Released Party shall assert all available defenses and/or claims or actions arising from the same transactions, occurrences, or facts on which such Third Party Claim is based, in whole or in part, held by such Released Party against such Litigation Defendant in order to reduce, setoff, or recoup against any recovery sought by such Litigation Defendant against such Released Party. The Released Party shall not settle any Third Party Claim without the prior written consent of JCC (in its sole discretion) to any such settlement. The Released Party shall promptly notify JCC in writing of the assertion of any Third Party Claim against such Released Party or a request to participate by way of discovery or otherwise in connection with any Assigned Litigation Claim brought by JCC against a Litigation Defendant.

     (e) In the event JCC is entitled to any recovery by judgment or settlement against any Litigation Defendant in connection with any Assigned Litigation Claim, and such Litigation Defendant is entitled to any recovery by way of judgment or settlement against any Released Party based upon any Third Party Claim, then (i) the recovery to which JCC would otherwise be entitled against such Litigation Defendant shall be reduced (through a reduction or credit against any judgment or settlement obtained against such Litigation Defendant or through some other appropriate action achieving the same result) by an amount equal to the aggregate recovery to which such Litigation Defendant is entitled against such Released Party based upon any Third Party Claim, and (ii) such reduction in JCC's recovery against such Litigation Defendant shall discharge and satisfy in full any recovery to which such Litigation Defendant is entitled against such Released Party based upon any Third Party Claim; provided, however, that any recovery in favor of JCC shall be reduced only to the extent necessary to satisfy that portion of any judgment or settlement obtained against a Released Party by a Litigation Defendant on account of a Third Party Claim, (and not to the extent such Third Party Claim is based on a judgment or settlement obtained by non-releasing parties against such Litigation Defendant). To facilitate the orderly and expeditious resolution of all Assigned Litigation Claims and related Third Party Claims and the orderly and expeditious distribution of the proceeds of Assigned Litigation Claims in accordance with the provisions of Section 5.9(f) hereof, the Confirmation Order shall require each Litigation Defendant against which JCC has asserted an Assigned Litigation Claim to assert, on or before the earlier of (x) the 170th day after the commencement of such action by JCC, and (y) the entry of a Final Order adjudicating all claims asserted in such action, and maintain exclusively in such action all Third Party Claims arising in whole or in part from the same transactions, occurrences, or facts on which any such Assigned Litigation Claim is based in whole or in part, and each Litigation Defendant shall be forever barred from asserting in any other forum or action any Third Party Claim not asserted in accordance with the provisions of this sentence.

     (f) Any proceeds recovered by JCC on account of any and all Assigned Litigation Claims shall be held in escrow in an interest-bearing account shall be applied and/or distributed only in the manner and pursuant to the terms set forth below:

          (i) First, to the payment of all accrued and unpaid
     Litigation Costs and to the extent JCC has paid, without reimbursement, any Litigation Costs, to JCC in the amount of such unreimbursed Litigation Costs.

          (ii) Second, as a reserve for payment of future Litigation Costs in an aggregate amount no less than $2 million or such lesser amount, if any, as jointly determined by (i) JCC and (ii) HET in its sole discretion; provided, however, that if (x) JCC has, by written notice to HET (the "Completion Notice"), irrevocably determined that it will not assert or maintain any further Assigned Litigation Claims, and (y) as of the thirtieth (30th) day after HET's receipt of the Completion Notice, all previously asserted Assigned Litigation Claims and Third Party Claims have been conclusively resolved by Final Order or settlement pursuant to Section 5.9(c) hereof, or in the case of any Assigned Litigation Claims, have been dismissed, then on or as soon as practicable after the thirtieth (30th) day after HET's receipt of the Completion Notice, any remaining funds in the reserve established pursuant to this Clause (ii) shall be distributed in accordance with the provisions of Clauses
     (iii) through (ix) of this Section 5.9(f).

          (iii) Third, to the extent any Released Party has incurred any liability based on any Third Party Claim asserted by any Litigation Defendant that has not been satisfied by a corresponding reduction in any recovery obtained by JCC against such Litigation Defendant as provided in Section 5.9(e) hereof, then any


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

     remaining distributable proceeds of any Assigned Litigation
     Claims shall be distributed pro rata to each such Released Party for application to such liability.

          (iv) Fourth, in the event (A) there are any pending Third Party Claims that have not been conclusively resolved by Final Order or settlement pursuant to Section 5.9(c) hereof, or (B) any Assigned Litigation Claim has been pending for less than six months, then any remaining distributable proceeds of any Assigned Litigation Claims shall be held in escrow as a reserve for satisfying any liability incurred by any Released Party in respect of any Third Party Claim.

After all amounts in Clauses (i) through (iv) have been paid or fully reserved for, and if (A) there are no pending Third Party Claims that have not been conclusively resolved by Final Order or settlement pursuant to Section 5.9(c) hereof, and (B) no Assigned Litigation Claim has been pending for less than six months, then any remaining proceeds of any Assigned Bondholder Litigation Claims shall be distributed in their entirety to:

          (v) The Releasing Bondholders pro rata (based on the ratio of the aggregate principal amount of Old Bonds beneficially owned by such Releasing Bondholder to the aggregate principal amount of Old Bonds beneficially owned by all of the Releasing Bondholders).

After all amounts in Clauses (i) through (iv) have been paid or fully reserved for, and if (A) there are no pending Third Party Claims that have not been conclusively resolved by Final Order or settlement pursuant to Section 5.9(c) hereof, and (B) no Assigned Litigation Claim has been pending for less than six months, then any remaining distributable proceeds of Assigned Debtor Litigation Claims shall be distributed pursuant to Clauses (vi) through (ix) below; provided, however, that if the Bankruptcy Court does not enter a Valuation Order on or before the Effective Date, all such remaining proceeds of Assigned Debtor Litigation Claims shall be retained in their entirety by JCC free and clear of all Claims and subject to JCC's exclusive control.

          (vi) First, to the holders of Allowed Class A4 Claims, their respective Pro Rata Interests in any remaining distributable proceeds of Assigned Debtor Litigation Claims up to an amount equal to the difference (the "Bondholder Deficiency Amount") between (A) the aggregate amount of Allowed Class A4 Claims (which shall be deemed to be $435 million plus accrued interest thereon, unless the Bankruptcy Court otherwise orders) and (B) the sum of (I) $187.5 million, and (II) the estimated value of the Class A New Common Stock to be distributed to the holders of Allowed Class A4 Claims.

          (vii) Second, to Harrah's Investor, any remaining distributable funds up to the sum of (A) the aggregate amount of the Allowed Claims in Class A7, plus (B) the aggregate amount of all cure payments made as provided in
     Section 8.1(e) of the Plan, plus (C) the $2,265,000 to be distributed to the applicable holders of Allowed Class A6 Claims pursuant to Section 4.6 of the Plan.

          (viii) Third, to the holders of Allowed Class A8 Claims, their respective Pro Rata Interests in any remaining distributable proceeds of Assigned Debtor Litigation Claims up to the aggregate amount necessary to pay all such Allowed Claims in full (without any post-petition interest thereon unless the Bankruptcy Court otherwise orders); provided, however, that the Bankruptcy Court may allocate the funds distributable under this Clause (viii) to the holders


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

     of Allowed Class A8 Claims in any other manner which the Bankruptcy Court determines is required under the Bankruptcy
     Code.

          (ix) Fourth, to the holders of Allowed Claims in Classes A4 and A8, and Harrah's Investor, their respective pro rata interests in any remaining distributable proceeds of Assigned Debtor Litigation Claims (based on the ratio of their respective Allowed Claims (or in the case of Harrah's Investor, the aggregate amount of Allowed Claims in Class A7 plus the aggregate amount of cure payments made as provided in Section 8.1(e) of the Plan, plus the $2,265,000 to be distributed to the applicable holders of Allowed Class A6 Claims pursuant to Section 4.6 of the Plan) to the aggregate amount of the Allowed Claims in Classes A4, A7 and A8 plus the aggregate amount of cure payments made as provided in
     Section 8.1(e) of the Plan, plus the $2,265,000 to be distributed to the applicable holders of Allowed Class A6 Claims pursuant to Section 4.6 of the Plan).

     (g) The interests in the proceeds of Assigned Litigation Claims granted pursuant to the Plan shall not be transferable except in accordance with the laws of descent and distribution or by operation of law.

     5.10. Approval of Other Settlement Agreements. Except to the extent the Bankruptcy Court has entered a separate order providing for such approval, the Confirmation Order shall constitute an order (a) approving as a compromise and settlement pursuant to Section 1123(b)(3)(A) of the Bankruptcy Code, the Broadmoor Settlement Agreement, the Broadmoor Release, the Centex-Landis Settlement Agreement, the Centex-Landis Release, the First American Settlement Agreement, the NOLDC Shareholders/HET Settlement Agreement, the NOLDC/Grand Palais Settlement Agreement, the GP Representative/HET Settlement Agreements, the FNBC Settlement Agreement and all other settlement agreements entered into or to be entered into by any Debtor and any other Person as contemplated by the Plan and all other agreements, instruments or documents relating to any of the foregoing to which any Debtor is a party and (b) authorizing the Debtors' execution and delivery of the Broadmoor Settlement Agreement, the Broadmoor Release, the Centex-Landis Settlement Agreement, the Centex-Landis Release, the First American Settlement Agreement, the NOLDC Shareholders/HET Settlement Agreement, the NOLDC/Grand Palais Settlement Agreement, the GP Representative/HET Settlement Agreements, the FNBC Settlement Agreement and all other settlement agreements entered into or to be entered into by any Debtor or any other Person as contemplated by the Plan and all related agreements, instruments or documents to which any Debtor is a party.


                                   ARTICLE VI.

                            MEANS FOR IMPLEMENTATION
                            AND EXECUTION OF THE PLAN

                        A. General Implementation Matters

     6.1. General Corporate Matters. Except as provided in Section 12.12 hereof, on or before the Effective Date, each New Entity shall take such action as is necessary under the laws of the State of Delaware (in the case of JCC Holding), the State of Louisiana (in the case of JCC, JCC Intermediary (if formed), CP Development, FP Development and JCC Development) and any other applicable law to effect the terms and provisions of the Plan. Among other actions, on or before the Effective Date, each New Entity shall (i) file its applicable Organizational Documents with the Secretary of State of Delaware (in the case of JCC Holding) or the State of Louisiana (in the cases of the other New Entities) in accordance with the applicable state law, and (ii) in the cases of JCC, JCC Intermediary, CP Development, FP Development and JCC Development


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

enter into the applicable Operating Agreements. The JCC Holding Certificate of Incorporation shall comply with the requirements of Section 1123(a)(6) of the Bankruptcy Code.

     6.2. Effective Date Transactions.

     (a) Membership Interests. On or before the Effective Date, (i) if JCC Intermediary is formed, JCC Intermediary shall receive 100% of the membership interests in JCC, JCC Development, CP Development and FP Development, or (ii) if JCC Intermediary is not formed, JCC Holding shall receive 100% of the membership interests in JCC, JCC Development, CP Development and FP Development. Such membership interests shall have rights with respect to distributions, liquidation, voting and other matters as are provided for by applicable nonbankruptcy law and in the applicable Organizational Documents and Operating Agreements.

     (b) JCC Intermediary Membership Interest(s). If JCC Intermediary is formed, on or before the Effective Date, JCC Holding shall receive 100% of the membership interest(s) in JCC Intermediary. Such membership interest(s) shall have rights with respect to distributions, liquidation, voting and other matters as are provided for by applicable nonbankruptcy law and in the JCC Intermediary Organizational Documents and JCC Intermediary Operating Agreement.

     (c) New Bond Documents. On the Effective Date, (i) JCC and the New Indenture Trustee shall enter into the New Indenture and shall execute and deliver all instruments, agreements, legal opinions and other operative documents contemplated by the New Indenture, and (ii) JCC shall execute and deliver all other New Bond Documents.

     (d) Distribution to Creditors. On, or as soon as practicable after, the Effective Date but in no event after the tenth (10th) Business Day after the Effective Date (or in the case of holders of Allowed Class C5 Claims, on the Initial Class C5 Distribution Date), or as otherwise provided in the Plan, JCC and, in the case of the New Common Stock, JCC Holding will issue and deliver to the Disbursing Agents for distribution to the applicable holders of Allowed Claims in accordance with the Plan (i) the New Bonds, New Contingent Bonds and Convertible Junior Subordinated Debentures, (ii) cash in the amount determined pursuant to the provisions of Article IV, and (iii) shares of Class A and Class B New Common Stock in the respective amounts determined pursuant to the provisions of Article IV.

     (e) Purchase of New Common Stock by Harrah's Investor. On the Effective Date, Harrah's Investor shall pay to JCC Holding, as an equity contribution, an amount equal to the difference between $75 million and the principal amount of DIP Indebtedness then outstanding, which shall be converted to equity and contributed to JCC Holding on the Effective Date (the "Harrah's New Equity Investment"). In consideration of, among other things, the Harrah's New Equity Investment and the DIP Lender's consent to the conversion to equity and contribution of the principal amount of the DIP Indebtedness outstanding on the Effective Date, on the Effective Date JCC Holding shall sell to Harrah's Investor 4,990,000 shares of New Common Stock, a portion of which shall be issued by JCC Holding to certain other Persons in accordance with the provisions of Section 6.2(f) hereof. All shares of New Common Stock purchased by Harrah's Investor and issued by JCC Holding to Harrah's Investor pursuant to this Section or to the Disbursing Agent for the benefit of Harrah's Investor pursuant to
Section 6.2(f) hereof shall be shares of Class B New Common Stock, and all shares purchased by Harrah's Investor and issued by JCC Holding directly to the Disbursing Agent for the benefit of the Releasing Bondholders or the Grand Palais Releasing Bondholders pursuant to Section 6.2(f) shall be shares of Class A New Common Stock. On the Effective Date, all proceeds from the Harrah's New Equity Investment shall be contributed as an equity contribution by JCC Holding
(i) if JCC Intermediary has been formed, to JCC Intermediary, which, in turn, shall contribute such amounts as an equity contribution to JCC, or (ii) if JCC Intermediary has not been formed, to JCC.


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

     (f) Transfer of New Common Stock to Certain Persons in Settlement of
Claims.

          (i) NOLDC Shareholders and Grand Palais. On the later of the Effective Date and the date on which the NOLDC Shareholders/HET Settlement Agreement is executed and delivered by all of the parties thereto and is approved by the bankruptcy court in the Chapter 11 case of NOLDC either pursuant to Section 1123(b)(3)(A) of the Bankruptcy Code as part of the NOLDC Plan or pursuant to Bankruptcy Rule 9019 by separate Final Order, each of the nine NOLDC Shareholders shall have an option, on the terms set forth in the NOLDC Shareholders/HET Settlement Agreement, to purchase .33% of the shares of New Common Stock (for an aggregate of up to 3% of the shares of New Common Stock), and FNBC shall have the option to purchase 1.5% of the shares of New Common Stock, which shares are to be initially distributed to Harrah's Investor pursuant to Section 6.2(e) hereof. On the later of the Effective Date and the date on which the GP Representative/HET Settlement Agreements are executed and delivered by all of the parties thereto, JCC Holding shall, in accordance with the provisions of the GP Representative/HET Settlement Agreements, issue directly to the Disbursing Agent on behalf of the Grand Palais Releasing Bondholders a number of shares of Class A New Common Stock to be specified in the GP Representative/HET Settlement Agreements (the "Grand Palais Settlement Consideration"), which shares would otherwise be distributed to Harrah's Investor pursuant to Section 6.2(e) hereof. In no event shall the aggregate number of shares of New Common Stock distributed to the NOLDC Shareholders, FNBC and Grand Palais Releasing Bondholders pursuant to this Section exceed 800,000 shares.

          (ii) Releasing Bondholders. On the Effective Date, JCC Holding shall issue directly to the Disbursing Agent on behalf of the Releasing Bondholders and, if applicable, Harrah's Investor, 1,500,000 shares of Class A New Common Stock (or Class B New Common Stock with respect to any shares distributed to Harrah's Investor) (such shares, collectively, the "Release Pool"). The Release Pool shall include 200,000 shares of New Common Stock to which Harrah's Investor would otherwise be entitled pursuant to the second sentence of Section 6.2(e). The remaining 1,300,000 shares of New Common Stock in the Release Pool shall be issued by JCC Holding in consideration of, among other things, (i) the execution and delivery of the HET Loan Guarantee and the New Completion Guarantees by HET and HOCI and the provision of the Surety Bond, (ii) DIP Lender's consent to the conversion to equity and contribution of the principal amount of the DIP Indebtedness outstanding on the Effective Date as part of the Harrah's New Equity Investment, (iii) the Harrah's New Equity Investment, (iv) the waiver by Persons in the HET Group, the NOLDC Group and the Grand Palais Group of any right to distributions as holders of certain Class A7 and/or Class C5 Claims, (v) certain pre-development and development services by HET and its Affiliates performed prior to the Effective Date, (vi) the execution and delivery by the City and the RDC of the agreements referenced in Section 6.2(o) hereof and the City/RDC Release, (vii) the execution and delivery by the LGCB and/or the State of the agreements referenced in Section 6.2(n) hereof and the State/LGCB Release and (viii) other good and valuable consideration from the various beneficiaries of the releases provided by the Releasing Bondholders pursuant to Section 5.2 hereof, without which this Plan could not be confirmed and consummated. The 1,500,000 shares of New

     Common Stock in the Release Pool shall be distributed in accordance with the provisions of Sections 4.4(b) and 5.2 hereof.

     (g) New Completion Guarantees; Amended and Restated Construction Lien Indemnity Obligation Agreement; Minimum Payment Guaranty. On the Effective Date, HET, HOCI (in the case of clauses (i) through (v)) and JCC (in the case of clauses (iii) through (v)) shall execute and deliver (i) the HET Loan Guarantee,
(ii) the New Completion Guarantees, (iii) the Amended and Restated Construction Lien Indemnity Obligation Agreement, (iv) the Amended and Restated Completion Loan Documents, and (v) a Minimum Payment Guaranty for the COC Fiscal Year ending March 31, 2000. On the Effective Date, the Old Completion Guarantees shall be terminated and canceled to the extent any of such guarantees has not been previously terminated and canceled. On the Effective Date, a surety bond (the "Surety Bond") shall be obtained to assure completion of the construction of the Casino. As consideration for the HET Loan Guarantee, HET will be paid an annual credit support fee based on the average aggregate principal amount of outstanding indebtedness guaranteed by HET pursuant thereto as set forth in Exhibit A hereto, and JCC Holding shall issue to HET or its designee the HET Warrant. Pursuant to the HET/JCC Agreement, and subject to the non-renewal and termination provisions thereof, as consideration for providing a Minimum Payment Guaranty, HET and HOCI, among other things, will be paid an annual guarantee fee of $6 million for the COC Fiscal Years ending March 31, 2000 and 2001 and $5 million for the COC Fiscal Years ending March 31, 2002, 2003 and 2004, all payable quarterly; provided, however, that HET and HOCI will be paid a pro rata fee based on an annual fee of $6 million for the COC Fiscal Year ending March 31, 2000, if it is a partial COC Fiscal Year.

     (h) Bank/Underwriter Financing. On or before the Effective Date, JCC and the applicable Persons in the Bank/Underwriter Group shall execute and deliver the A Term Loan Documents, the B Term Loan Documents, the Working Capital Loan Documents and the Convertible Junior Subordinated Debenture Documents, pursuant to which JCC will obtain the A Term Loan, the B Term Loan and the Working Capital Credit Facility and issue the Convertible Junior Subordinated Debentures.

     (i) HET Affiliate Financing and Development Services Agreement. On or before the Effective Date, JCC and HET (or an Affiliate of HET) shall execute and deliver the Junior Subordinated Loan Documents pursuant to which JCC shall obtain the Junior Subordinated Credit Facility. On or before the Effective Date, the Harrah's Investor and JCC shall execute and deliver the Development Services Agreement.

     (j) Releases. On the Effective Date, each of the City, RDC, Centex-Landis, Broadmoor, the Debtors, JCC and the applicable Persons in the HET Group, the NOLDC Group and the Grand Palais Group shall execute and deliver the City/RDC Release, the Centex-Landis Release or the Broadmoor Release, as the case may be. On or before the Effective Date, (i) the NOLDC Shareholders, HET, the Debtors, JCC and the other parties thereto shall execute and deliver the NOLDC Shareholder/HET Settlement Agreement, (ii) Grand Palais, HET, the Debtors, JCC and the other parties thereto shall execute and deliver the applicable GP Representative/HET Settlement Agreements, and (iii) Grand Palais, NOLDC, the NOLDC Shareholders and the other parties thereto shall execute and deliver the NOLDC/Grand Palais Settlement Agreement. On or before the Effective Date, the Debtors, the Underwriters, the Participating Banks, FNBC (in all capacities) and the other parties thereto, as the case may be, shall execute and deliver the Bank/Underwriter Release.

     (k) Cancellation of Old Indenture, Old Bond Documents and Existing Lenders' Title Insurance Policy.

          (i) On the Effective Date, except as otherwise provided in this Section or in Sections 6.9 and 6.10 of the Plan, (A) the Old Indenture shall be terminated and canceled, (B) the other Old Bond Documents, and all Liens granted under the Old Bond Documents, shall be terminated and canceled, and

     (C) all collateral pledged or otherwise granted as security pursuant to the Old Bond Documents shall be released by the Old Indenture Trustee or the Old Indenture Predecessor Collateral Agent, as applicable, and shall be repledged to secure the obligations secured by the Minimum Payment Guarantor Lien and the A Term Loan, B Term Loan, the Working Capital Facility, the New Bonds and the New Contingent Bonds pursuant to the Construction Loan Documents, the Working Capital Loan Documents and the New Bond Documents, as applicable; provided, however, that, except for the termination of the Indenture Trustee Charging Lien, nothing in this Plan shall terminate or impair the rights, if any, of FNBC under the Old Bond Documents against any Persons other than the Debtors or the New Entities. The Old Indenture Predecessor Trustee, the Old Indenture Trustee Collateral Agent, and any other holder of any Liens under the Old Bond Documents and/or the Old Bank Credit Documents shall execute and deliver all termination statements, mortgage releases and other instruments or documents reasonably requested by JCC to effectuate or evidence the release of any such Liens.

          (ii) On the Effective Date, all of FNBC's claims or other rights to indemnity and/or reimbursement under the Old Indenture and the other Old Bond Documents and all Liens securing same (including the Indenture Trustee Charging
     Lien) shall be canceled and extinguished except as follows:
     On the Effective Date, JCC (A) shall assume on an unsecured basis any obligation of HJC under the Old Bond Documents to indemnify FNBC for attorneys' fees or other costs of defense incurred in connection with any claim asserted by any Person against FNBC and (B) shall assume as an in rem obligation limited in recourse solely to the FNBC Cash Collateral any other indemnification obligations of HJC under the Old Bond Documents. As security for the assumed indemnification obligations of JCC set forth in the immediately preceding sentence and in Section 6.2(l)(ii) hereof, FNBC shall be authorized to retain $100,000 plus any interest accruing thereon from and after the Effective Date (such amount and accrued interest, collectively, the "FNBC Cash Collateral") until the later of (x) the first anniversary of the Effective Date or (y) the date of resolution by final unappealable judgment of any litigation filed against FNBC within one year of the Effective Date to which FNBC is entitled to indemnity under the Old Bank Credit Documents and/or Old Bond Documents, at which time the then remaining balance of the FNBC Cash Collateral shall be released to JCC.

          (iii) If, pursuant to the First American Settlement Agreement, First American Title Insurance Company issues one or more new lender's title insurance policies satisfactory to the Persons in the Bank/Underwriter Group which are parties to the A Term Loan Documents, B Term Loan Documents and/or Working Capital Loan Documents, then the Existing Lender's Title Insurance Policy shall be deemed terminated as of the Effective Date, and First American Title Insurance Company shall not have any further liability thereunder.

     (l) Cancellation of Old Bank Credit Documents.

          (i) On the Effective Date, except as otherwise provided in this Section, the Old Bank Credit Documents, and all Liens granted thereunder, shall be terminated and canceled to the extent the foregoing have not been previously terminated and canceled, and all collateral pledged or otherwise granted as security pursuant to the Old Bond Documents or the Old Bank Credit Documents shall be released by the Banks and, in the case of any collateral held by any Bank or the Old Bank Collateral Agent, promptly returned to JCC; provided, however, that to the extent provided in Section 4.3 of the Plan, the Administrative Agent and the Old Bank Collateral Agent may retain, for application to any Allowed Secured Claim of any Bank or Old Bank Collateral Agent or as security for any Disputed Secured Claims of any Bank or Old Bank Collateral Agent, a portion of the Withheld Funds as specified in
     Section 4.3 hereof; provided, further, that nothing in the Plan shall terminate or impair the rights, if any, of FNBC under the Old Bank Credit Documents against any Persons other than the Debtors or the New Entities.

          (ii) On the Effective Date, all of FNBC's claims or other rights to indemnity and/or reimbursement under the Old Bank Credit Documents and all Liens securing same shall be canceled and extinguished except as follows: On the Effective Date, JCC (A) shall assume on an unsecured basis any obligation of HJC under the Old Bank Credit Documents to indemnify FNBC for any attorneys' fees or other costs of defense incurred in connection with any claim asserted by any Person against FNBC, and (B) shall assume as an in rem obligation limited in recourse solely to the FNBC Cash Collateral any other indemnification obligations of HJC under the Old Bank Credit Documents. As set forth in Section 6.2(k)(ii) hereof, the FNBC Cash Collateral shall secure, among other things, the assumed indemnification obligations of JCC set forth in this Section 6.2(l)(ii).

     (m) Cancellation of Equity Interests. On the Effective Date, all Equity Interests in each Debtor shall be canceled.

     (n) Agreements with the State Group. On the Effective Date, HJC shall execute the Amended and Renegotiated Casino Operating Contract, and shall thereupon assign the Amended and Renegotiated Casino Operating Contract to JCC, which assignment shall take place pursuant to and in accordance with applicable State law and the agreement of the parties thereto. On the Effective Date, upon the assignment of the Amended and Renegotiated Casino Operating Contract from HJC to JCC, JCC shall undertake the obligations of HJC thereunder, and shall execute the State/LGCB Release and all other agreements, instruments and documents necessary or appropriate to evidence or consummate the transactions contemplated therein.

     (o) Agreements with City and RDC. Provided that the City Council shall have enacted the ordinance(s) approving the Lease Documentation (as defined in the City Agreement), on the Effective Date, JCC, the City and RDC shall enter into the Amended and Restated Canal Street Casino Lease Agreement, Amended and Restated General Development Agreement and all other agreements, instruments and documents necessary or appropriate to evidence or consummate the transactions contemplated therein. Unless earlier terminated in accordance with the provisions thereof, the City Agreement shall remain in full force and effect through the occurrence of the Effective Date.

     (p) Agreements with HNOMC. On the Effective Date, JCC and HNOMC shall enter into the Amended and Restated Management Agreement and all other agreements, instruments and documents necessary or appropriate to evidence or consummate the transactions contemplated therein.

     (q) Registration and Listing of Class A New Common Stock. The JCC Entities shall use their best efforts to cause the Class A New Common Stock to be listed on a national securities exchange or quoted on NASDAQ upon the Effective Date. JCC Holding shall also use its best efforts to be, on or prior to the Effective Date, a reporting company under the Securities Exchange Act of 1934, as amended (the "34 Act"), with respect to the Class A New Common Stock. JCC Holding shall file a registration statement under the 34 Act (the "Class A 34 Act Registration Statement") no later than promptly after the date of entry of the Final Order approving the Disclosure Statement. If the Class A 34 Act Registration Statement is not effective by the later of (i) 60 days after the filing of such registration statement with the SEC (provided, however, that this clause (i) is not applicable if JCC Holding did not file such registration statement prior to the date which is five days after the date of entry of the Final Order approving the Disclosure Statement), (ii) 60 days after the date of entry of the Final Order approving the Disclosure Statement, (iii) 30 days after receipt of any SEC comments on such registration statement, and (iv) the Effective Date, then the JCC Entities shall pay to the Bondholders an amount equal to $.05 per week for each $1,000 of Class A New Common Stock (based on the greater of (x) the market value of such Class A New Common Stock at such time and (y) $15.00 per share) to be registered, which amount shall increase by $.05 every 45 days to a maximum of $.30 per week.

     In addition, to the extent that it is reasonably determined that the registration of public resales by any Bondholder of any Class A Common Stock received by such Bondholder under the Plan is required by law, JCC Holding will file a registration statement (the "Class A 33 Act Registration Statement") with respect to such resales promptly after the Effective Date. If such Class A 33 Act Registration Statement is not effective within 120 days after it is filed, then the JCC Entities shall pay to the Bondholders an amount equal to $.05 per week for each $1,000 of Class A New Common Stock (based on the greater of (x) the market value of such Class A New Common Stock at such time and (y) $15.00 per share) to be registered, which amount shall increase by $.05 every 45 days to a maximum of $.30 per week.

     (r) Registration of Class B New Common Stock. On the Effective Date, JCC Holding and Harrah's Investor shall enter into a Registration Rights Agreement (the "Class B Registration Rights Agreement") containing such terms and conditions as are customary under the circumstances, including the following:

          (i) upon the request of Harrah's Investor, which request may not be made prior to the second anniversary of the opening of the Casino, JCC Holding shall promptly file with the Securities and Exchange Commission and cause to become effective as soon as reasonably practicable thereafter a registration statement on the appropriate form (the "Class B Registration Statement") relating to all shares of Class B New Common Stock held by Harrah's Investor, including any shares of Class B New Common Stock obtained by Harrah's Investor pursuant to the exercise of the HET Warrant; and

          (ii) JCC Holding shall cause such Class B Registration Statement to be continually effective, subject to customary exceptions, through the third anniversary of the date on which the Class B Registration Statement first becomes effective.

     (s) Registration of New Bonds. To the extent that it is reasonably determined that the registration of public resales by any Bondholder of any New Bonds or New Contingent Bonds received by such Bondholder under the Plan is required by law, JCC will file a registration statement (the "New Bonds 33 Act Registration Statement") with respect to such resales promptly after the Effective Date. If such New Bonds 33 Act Registration Statement is not effective within 120 days after it is filed, then the JCC Entities shall pay to the Bondholders an amount equal to $.05 per week for each $1,000 of securities which amount shall increase by $.05 every 45 days to a maximum of $.30 per week.

     (t) Plan Documents. All Plan Documents shall be in form and substance satisfactory to the Bondholders Committee in its sole discretion and to HET (in its sole discretion) on behalf of the Proponents, and if a party thereto, HJC (which consent shall not be unreasonably withheld or delayed). The forms of the respective Organizational Documents and any shareholders' agreements relating to any New Entity shall be filed with, and approved by, the Bankruptcy Court on or before the Effective Date. In addition, the operative Plan Documents specified in Sections 1.2, 1.11 - 1.12, 1.23, 1.79, 1.93, 1.132 - 1.133, 1.147 - 1.148,
1.152 - 1.153, 1.155, 1.164, 1.166, 1.170, 1.173 and 1.256 hereof shall be filed with the Bankruptcy Court on or before the Effective Date.

     (u) Continued DIP Financing. Through the later of October 31, 1998 and such later date to which the DIP Lender may consent, and subject to any necessary additional approval by the Bankruptcy Court, HJC shall request, and the DIP Lender shall provide to HJC debtor-in-possession financing in an aggregate principal amount, together with all other outstanding DIP Indebtedness, of up to $60 million (plus any additional amounts which the DIP Lender elects to advance in its sole discretion) on terms and conditions set forth in the Final Order (1) Authorizing Debtor-in-Possession To Incur Post-Petition Secured Indebtedness,
(2) Granting Security Interests And Priority Pursuant To 11 U.S.C. Section 364, And (3) Modifying The Automatic Stay entered by the Bankruptcy Court on or about August 26, 1998. Such additional debtor-in-possession financing shall be used to fund expenditures necessary to recommence construction of the Casino and any other amounts necessary for the completion of the Chapter 11 Case of HJC and the consummation of the Plan.

     (v) Dismissal of Litigation. Upon the earlier of (i) the date provided for in a release executed pursuant to this Plan, and (ii) 180 days following the Confirmation Date, the Debtors shall voluntarily dismiss with prejudice all litigation (including any adversary proceedings) as to, and to the extent of, any Claims that are released pursuant to this Plan.

                      B. New Entities and Their Governance

     6.3. General. From and after the Effective Date, the management, control and operation of each New Entity shall become the general responsibility of its Board of Directors or managing member, as applicable, pursuant to the Organizational Documents and Operating Agreement, if any, applicable to such entity.

     6.4. Board of Directors and Initial Members of New Entities. Subject to the provisions of Section 6.6 hereof, the initial Board of Directors of JCC Holding shall consist of six members, three of whom shall be elected by the Bondholders Committee (the "Bondholders Director Nominees") and the remaining three of whom shall be elected by the holders of a majority of the outstanding shares of Class B New Common Stock (the "Harrah's Director Nominees" and together with the Bondholders Director Nominees, collectively the "Director Nominees"), and their names shall be disclosed at or prior to the Confirmation Hearing; provided, however, that if any Director Nominee has not been found suitable by LGCB (or deemed exempt or waived from such suitability requirements) on or before the Effective Date, the number of Director Nominees which each of the Bondholders Committee and such majority holders of Class B New Common Stock is entitled to elect shall be so reduced (until all six Director Nominees have been found suitable by LGCB or deemed exempt or waived from such suitability requirements) so that each of the Bondholders Committee and such majority holders of Class B New Common Stock has the equivalent number of Director Nominees appointed to the Board of Directors of JCC Holding. Subject to the provisions of Section 6.6 hereof, (a) the initial member of JCC, CP Development, FP Development and JCC Development shall be (i) JCC Intermediary, if JCC Intermediary is formed, or
(ii) JCC Holding, if JCC Intermediary is not formed, and (b) the initial member of JCC Intermediary (if formed) shall be JCC Holding.

     6.5. Officers of New Entities. The initial officers of each New Entity shall be selected by their respective Board of Directors or initial member, as applicable, and to the extent such officers have been selected, their names shall be disclosed at or prior to the Confirmation Hearing. The selection of officers of each New Entity after the Effective Date shall be as provided in the Organizational Documents and Operating Agreement, if any, applicable to such entity.

     6.6. Suitability Determinations. Notwithstanding anything to the contrary hereunder, any Person required by the Louisiana Economic Development and Gaming Control Act, the rules and regulations of the LGCB (as said rules and regulations may be amended from time to time), and the Amended and Renegotiated Casino Operating Contract, to be found suitable by the LGCB must meet the suitability requirements of the Louisiana Economic Development and Gaming Control Act, the rules and regulations of the LGCB (as said rules and regulations may be amended from time to time), and the Amended and Renegotiated Casino Operating Contract.

     6.7. Entity Action. As of the Effective Date, each New Entity shall be deemed to have adopted the Organizational Documents and Operating Agreement, if any, applicable to such entity. Except as specifically provided in the Plan, the adoption of the Organizational Documents and Operating Agreement, if any, applicable to each New Entity, the selection of the directors and/or officers, as the case may be, of each New Entity, the distribution of cash, the issuance and distribution of New Bonds, New Contingent Bonds, and Class A and Class B New Common Stock and the adoption, execution and delivery of all contracts, instruments, indentures, modifications and other agreements relating to any of the foregoing, and other matters provided for under the Plan involving corporate or other action to be taken or required of the applicable New Entity or Debtor shall be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without any requirement of further action by the respective stockholders, initial members, officers or directors of the New Entities and Debtors. To the extent required by law, the Board of Directors or managing member, as the case may be, of each New Entity shall take such action as may be necessary from time to time to approve the issuance of any New Bonds, New Contingent Bonds or Class A and Class B New Common Stock and such other action, if any, as may be required to meet the requirements of the Plan or any of the New Bonds, New Contingent Bonds or Class A and Class B New Common Stock issued pursuant thereto. Any officer of any New Entity is authorized to execute and deliver on behalf of such New Entity or any Debtor from and after its dissolution any Plan Document or any other certificates, instruments or documents relating thereto.

                                C. Distributions

     6.8. Generally. All distributions required hereunder to holders of Allowed Claims shall be made by a Disbursing Agent pursuant to a Disbursing Agreement, provided that no Disbursing Agreement shall be required if any JCC Entity makes such distributions or if the Old Indenture Successor Trustee makes such distributions pursuant to Section 6.9 hereof. The Disbursing Agent may designate, employ or contract with other Persons to assist in or perform the distribution of the property to be distributed. The Disbursing Agent and such other Persons shall serve without bond.

     6.9. Services of Old Indenture Trustee. The Old Indenture Successor Trustee (or its nominee, designee or affiliate) is designated a Disbursing Agent for purposes of effecting distributions to the Bondholders pursuant to the Plan. Any reference in this Plan to "Disbursing Agent" in respect of distributions to be made to the Bondholders shall be deemed to refer to the Old Indenture Successor Trustee or its nominee, designee or affiliate. All distributions to be made to the Bondholders under the Plan will be made to the Old Indenture Successor Trustee in accordance with the Old Indenture, applicable law and the Plan, and the Old Indenture Successor Trustee shall, as soon as reasonably practicable, in accordance with the Old Indenture, applicable law and the Plan, deliver the distributions, free and clear of any Indenture Trustee Charging Lien, which Lien shall be canceled and extinguished on the Effective Date.

     6.10. Distributions to be Made to Bondholders as of Distribution Record Date. Only Bondholders of record as of the Distribution Record Date, or the Release Pool Distribution Record Date as to distributions from the Release Pool, shall be entitled to receive the distributions provided for in Article IV of the Plan; provided, however, that any Bondholder which is a record holder but not the beneficial owner of any Old Bond shall not be entitled to retain any distributions made hereunder on account of such Old Bond, but instead shall receive and hold in trust such distributions on behalf of such beneficial owner and shall promptly cause such distributions to be remitted to the beneficial owner. As of the close of business on the Distribution Record Date or the Release Pool Distribution Record Date, as applicable, the transfer ledgers in respect of the Old Bonds shall be closed for purposes of making the distributions required to be made to the Bondholders pursuant to Article IV of the Plan. Except as otherwise provided herein, the JCC Entities, the Old Indenture Successor Trustee and their respective agents shall have no obligation to recognize any transfer of the Old Bonds occurring after the close of business on the Distribution Record Date or the Release Pool Distribution Record Date, as applicable, for purposes of such distributions. Except as otherwise provided herein, the JCC Entities, the Old Indenture Successor Trustee and their respective agents shall recognize and, for purposes of making such distributions under the Plan, will only deal with those Bondholders of record reflected on the transfer ledgers maintained by the Registrar for the Old Bonds as of the close of business on the Distribution Record Date or the Release Pool Distribution Date, as applicable; provided that nothing contained herein shall be deemed to prohibit or otherwise restrict the right of any such Bondholder to transfer the Old Bonds at any time. As of the Effective Date, the Debtors and the JCC Entities shall have no further obligations under the Old Indenture. The Old Indenture shall continue in effect for the sole purpose of allowing the Old Indenture Successor Trustee to make distributions on account of the Allowed Claims of the Bondholders under the Plan, and upon completion of such distributions, the Old Indenture shall terminate and have no further force or effect; provided, however, that except for the termination of the Indenture Trustee Charging Lien, such termination of the Old Indenture shall not terminate or impair the rights, if any, of FNBC under the Old Indenture (i) against any Persons other than the Debtors or the New Entities or (ii) against any of the Debtors and the New Entities, but solely to the extent provided in Section 6.2(k) hereof and/or the FNBC Settlement Agreement. Any actions taken by the Old Indenture Trustee that are not for the purpose authorized in the Plan shall be null and void.

     6.11. Cancellation and Surrender of Existing Securities and Agreements.

     (a) On the Effective Date, the promissory notes, share certificates and other instruments evidencing any Claim or Equity Interest shall be deemed canceled without further act or action under any applicable agreement, law, regulation, order, or rule, and the obligations of any Debtor under the agreements, indentures and certificates of designations governing such Claims and Equity Interests, as the case may be, shall be discharged.

     (b) Each holder of a promissory note, share certificate or other instrument evidencing a Claim or Equity Interest shall surrender such promissory note, share certificate or instrument to JCC or, in the case of Old Notes, to the Old Indenture Successor Trustee. No distribution of property hereunder shall be made to or on behalf of any such holders unless and until such promissory note or instrument is received by JCC or the Old Indenture Successor Trustee or the unavailability of such note or instrument is established to the reasonable satisfaction of JCC or the Old Indenture Successor Trustee. JCC or the Old Indenture Successor Trustee may require any entity delivering an affidavit of loss and indemnity to furnish a bond in form and substance (including, without limitation, with respect to amount) reasonably satisfactory to JCC or the Old Indenture Successor Trustee. Any holder that fails within one year after the date of entry of the Confirmation Order (i) to surrender or cause to be surrendered such promissory note or instrument, (ii) to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to JCC or the Old Indenture Successor Trustee, and (iii) if requested, to furnish a bond reasonably satisfactory to JCC or the Old Indenture Successor Trustee upon request shall be deemed to have forfeited all rights, Claims, and interests and shall not participate in any distribution hereunder.

     6.12. Distributions of Cash. Any payment of cash made by JCC pursuant to the Plan shall be made by check drawn on a domestic bank, or at the option of JCC, by wire transfer from a domestic bank; except that payment to foreign holders of Allowed Claims may be in such funds and by such means (as determined by JCC) as are customary or necessary in a particular foreign jurisdiction.

     6.13. Timing of Distributions. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be due on the next succeeding Business Day.

     6.14. Hart-Scott-Rodino Compliance. Any shares of Class A or Class B New Common Stock to be distributed under the Plan to any Person required to file a Pre-merger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such Person shall have expired or been terminated.

     6.15. Minimum Distributions; No Duplicative Distributions; No Interest. No payment of cash less than ten dollars is required to be made by JCC to any holder of a Claim unless a request therefor is made in writing to JCC. Notwithstanding anything to the contrary in this Plan, to the extent more than one Debtor is liable for any Allowed Claim (including, without limitation, any Allowed WARN Act Claim), any distribution to which a holder of such Allowed Claim is entitled from any Debtor under the Plan shall be reduced pro tanto by any distribution received from any other Debtor on account of such Allowed Claim, and the portion of the Allowed Claim to which the received distribution relates shall be deemed satisfied and discharged. Except as otherwise expressly provided herein, no holder of any Allowed Claim shall be entitled to any post-petition interest on such Claim.

     6.16. Fractional Distributions. Except as otherwise provided in this Section, (i) no fractional shares of New Common Stock or cash in lieu thereof shall be distributed, and (ii) no New Contingent Bonds shall be issued in any nominal (face) amount that contains a fraction of a dollar.

     (a) Section 4.4(b)(i) Distributions of New Common Stock. The amount of New Common Stock distributed to each recordholder shall be determined by excluding the fractional shares of New Common Stock distributable to each such recordholder. The fractional portion of any distribution of New Common Stock to any recordholder of Old Bonds pursuant to Section 4.4(b)(i) hereof shall be determined based upon such recordholder's aggregate holding of Old Bonds on the Distribution Record Date, without regard to the number or amount of participants, respondents or beneficial owners for which such recordholder acts as nominee. The fractional shares which, but for this Section 6.16, would be distributed to each recordholder of Old Bonds under Section 4.4(b)(i) hereof shall be cumulated, and one additional share of New Common Stock shall be distributed as part of such distribution in descending order to each of the recordholders whose respective distributions under Section 4.4(b)(i) hereof have the highest fractional amounts until the aggregate amount of all fractional shares of New Common Stock distributable under Section 4.4(b)(i) hereof (exclusive of the fractional portion of such aggregate amount) has been distributed to the applicable recordholders of Old Bonds. For purposes of this section, the term "recordholder" means those Persons listed as holders of the Old Bonds on the books and records of the Registrar for the Old Bonds as of the close of business on the Distribution Record Date.

     (b) Section 4.4(b)(v) Distributions of New Common Stock. Distributions of New Common Stock to Releasing Bondholders pursuant to Section 4.4(b)(v) hereof shall be made directly to or for the benefit of Releasing Bondholders constituting beneficial owners of Old Bonds on the Release Pool Distribution Record Date. In connection with the distribution of New Common Stock under
Section 4.4(b)(v) hereof, the fractional shares which, but for this Section 6.16, would be distributed to Releasing Bondholders under Section 4.4(b)(v) hereof shall be cumulated, and one share of additional New Common Stock shall be distributed as part of such distribution in descending order to each of the Releasing Bondholders whose respective distributions under


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

Section 4.4(b)(v) hereof have the highest fractional amounts until the aggregate amount of fractional shares of New Common Stock distributable under Section 4.4(b)(v) hereof (exclusive of the fractional portion of such aggregate amount) has been distributed to the applicable Releasing Bondholders.

     (c) Section 4.4(b)(iii) Distributions of New Contingent Bonds. Unless otherwise ordered by the Bankruptcy Court, the New Contingent Bonds issued pursuant to Section 4.4(b)(iii) hereof shall bear a nominal (face) amount equal to, subject to the third sentence of this Section 6.16(c), the maximum contingent payment to which a holder of such New Contingent Bonds may be entitled during any one-year period following the Effective Date. The Old Indenture Successor Trustee shall distribute the New Contingent Bonds pro rata to all recordholders of Old Bonds pursuant to Section 4.4(b)(iii) hereof based upon such recordholder's aggregate holding of Old Bonds on the Distribution Record Date, without regard to the number or amount of participants, respondents or beneficial owners for which such recordholder acts as nominee. Unless otherwise ordered by the Bankruptcy Court, the Old Indenture Successor Trustee shall round up or down (in its sole discretion) all New Contingent Bonds issued pursuant to Section 4.4(b)(iii) hereof, such that no New Contingent Bonds are issued in any face amount that contains a fraction of a dollar. Recordholders of Old Bonds shall be determined based upon such recordholder's aggregate holding of Old Bonds on the Distribution Record Date, without regard to the number or amount of participants, respondents or beneficial owners for which such recordholder acts as nominee. For purposes of this section, the term "recordholder" means those Persons listed as holders of the Old Bonds on the books and records of the Registrar for the Old Bonds as of the close of business on the Distribution Record Date.

     6.17. Delivery of Distributions. Subject to Bankruptcy Rule 9010, distributions to holders of Allowed Claims shall be made at the address of each such holder as set forth on the Schedules filed by the applicable Debtor with the Bankruptcy Court, unless superseded by the address as set forth on proofs of claim filed by such holders or other writing notifying the applicable Debtor of a change of address (or at the last known address of such a holder if no proof of claim is filed or if the applicable Debtor has not been notified in writing of a change of address). In the case of the Bondholders, distributions may be made at the addresses of the registered Bondholders contained in the records of the Registrar as of the Distribution Record Date or, with respect to the Release Pool Distribution in the manner specified in the proof of ownership or other document delivered by each Releasing Bondholder to the Balloting Agent. If any distribution to a holder of an Allowed Claim is returned as undeliverable, no further distributions to such holder shall be made, unless and until JCC or the Disbursing Agent is notified of such holder's then current address, at which time all missed distributions shall be made to such holder together with any interest or dividends earned thereon. Amounts in respect of the undeliverable distributions made through the Disbursing Agent shall be returned to the Disbursing Agent making such distribution until such distributions are claimed. All Claims for undeliverable distributions shall be made on or before the later of the first anniversary of the Effective Date and the date ninety (90) days after such Claim is Allowed. After such date, all unclaimed property held for distribution to any holder of an Allowed Claim shall be revested in and returned to JCC except for any unclaimed New Common Stock which shall be revested in and returned to JCC Holding, and the Claim of any holder with respect to such property shall be discharged and forever barred.

     6.18. Fees and Expenses of Disbursing Agents. Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by a Disbursing Agent, including, but not limited to, the Old Indenture Successor Trustee, on or after the Confirmation Date, and any compensation and expense reimbursement claims (including reasonable fees and expenses of its attorneys and other agents) made by such Disbursing Agent shall be repaid by JCC in accordance with the applicable Disbursing Agreement or the Old Indenture, as the case may be, without further order of the Bankruptcy Court; provided, however, that the Bankruptcy Court will hear and determine any disputes in respect of such fees and expenses. In addition, the amount of any reasonable fees and expenses incurred by FNBC as Old Bank Collateral Agent, Old Indenture Predecessor Trustee and/or Old Indenture Predecessor Collateral Agent on or after the Confirmation Date to consummate the transactions contemplated by the Plan shall be paid by JCC, without further order of


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

the Bankruptcy Court; provided, however, that the Bankruptcy Court will determine and hear any disputes in respect of such fees and expenses.

     6.19. Time Bar to Cash Payments. Checks issued by JCC in respect of Allowed Claims shall be null and void if not negotiated within ninety (90) days after the date of issuance thereof. Any amounts paid to the Disbursing Agent in respect of such a check shall be promptly returned to JCC by the Disbursing Agent. Requests for reissuance of any check shall be made directly to JCC by the holder of the Allowed Claim with respect to which such check originally was issued. Any claim in respect of such a voided check shall be made on or before the later of the first anniversary of the Effective Date and the date ninety
(90) days after such Claim is Allowed, and the failure timely to make any such claim shall result in such claim being forever barred and discharged.

     6.20. Transfer of Release Pool Distributions. Upon request of the Debtors or the Bondholders Committee, the Bankruptcy Court may enter an order with or without notice or hearing establishing a form (the "Release Pool Transfer Form") and procedure whereby Releasing Bondholders who, on or after the Release Pool Distribution Record Date but prior to the Distribution Record Date, sold, assigned or otherwise transferred their rights under the Plan to receive distributions in accordance with Section 4.4(b)(v) hereof to a third party (each such third party, a "Release Pool Transferee") may designate a Release Pool Transferee to receive directly such Releasing Bondholder's distribution of New Common Stock from the Release Pool pursuant to Section 4.4(b)(v) hereof; provided, however, that no person (including a Disbursing Agent, any of the Proponents or any of the New Entities) shall have any liability to a Release Pool Transferee in the event that a distribution of New Common Stock from the Release Pool is for any reason whatsoever made to the Releasing Bondholder instead of the Release Pool Transferee designated in such Release Pool Transfer Form; provided, further, that any Release Pool Transfer Form shall contain an acknowledgment by the Release Pool Transferee that it is the beneficial owner of the Old Bonds to which such Release Pool Transfer Form relates as of the Distribution Record Date.

                   D. Procedure for Resolving Disputed Claims

     6.21. Objection Deadline. As soon as practicable, but in no event later than ninety (90) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court, objections to Claims shall be filed with the Bankruptcy Court and served upon the holders of each of the Claims to which objections are made.

     6.22. Authority to Oppose Claims. On and after the Effective Date, except for the Assigned Litigation Claims, the objecting to, disputing, defending against, and otherwise opposing, and the making, asserting, filing, litigation, settlement or withdrawal of all objections to, Claims shall be the exclusive responsibility of JCC. The managing member of JCC shall have the power, without notice to or approval of the Bankruptcy Court, in the exercise of its business judgment to preserve, fail to preserve, settle, compromise or litigate any claim or cause of action (except for any claims or causes of action released or to be released pursuant to or in connection with this Plan and any Assigned Litigation Claims) before any applicable or appropriate court, panel, agency or tribunal (including, where appropriate, the Bankruptcy Court) that JCC may have against any Person based on acts, omissions or events prior to the Effective Date.

     6.23. No Distributions Pending Allowance. Notwithstanding any other provision in the Plan, no payment or distribution shall be made with respect to any Claim to the extent it is a Disputed Claim unless and until such Claim becomes an Allowed Claim.

     6.24. Determination by Bankruptcy Court. The amount of any Disputed Claim, and the rights of the holder of such Claim, if any, to payment in respect thereof shall be determined by the Bankruptcy Court, unless it shall have sooner become an Allowed Claim.


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

     6.25. Treatment of Disputed Claims. Cash, shares of New Common Stock, New Bonds and/or New Contingent Bonds, as applicable, shall be distributed by JCC or JCC Holding (in the case of the New Common Stock) to a holder of a Disputed Administrative Expense Claim or Disputed Claim when, and to the extent that, such Disputed Administrative Expense Claim or Disputed Claim becomes an Allowed Administrative Expense Claim or Allowed Claim pursuant to a Final Order. Such distribution shall be made in accordance with the Plan to the holder of such Claim based upon the amount in which such Disputed Administrative Expense Claim or Disputed Claim becomes an Allowed Administrative Expense Claim or Allowed Claim, as the case may be.


                                  ARTICLE VII.

                       ACCEPTANCE OR REJECTION OF THE PLAN

     7.1. Classes Entitled to Vote. Each holder of an Allowed Claim in a Class of Claims against any Debtor which may be impaired under the Plan, including any holder of an Allowed Claim in Classes A1, A2, A3(a), A3(b), A4, A5, A6, A7, B1, B2, B3, B4, B5, C1, C2, C3, C4, C5 or C6 shall be entitled to vote separately to accept or reject the Plan. Each holder of a Claim in a Class of Claims which is unimpaired under the Plan shall be deemed to have accepted the Plan pursuant to
Section 1126(f) of the Bankruptcy Code. Each holder of a Claim in a Class of Claims or an Equity Interest in a Class of Equity Interests which are not receiving any distributions under the Plan shall be deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code.

     7.2. Class Acceptance Requirement. An impaired Class of Claims shall have accepted the Plan if (i) the holders (other than any holder designated under Section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and
(ii) the holders (other than any holder designated under Section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan. An impaired Class of Equity Interests shall have accepted the Plan if the holders (other than any holder designated under Section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Equity Interests actually voting in such Class have voted to accept the Plan. For purposes of calculating the number of Allowed Claims in a class of Claims held by holders of Allowed Claims in such class that have voted to accept or reject the Plan under Section 1126(c) of the Bankruptcy Code, all Allowed Claims in such class held by one entity or any Affiliate shall be aggregated and treated as one Allowed Claim in such class.

     7.3. Cramdown. In the event that any impaired class or classes of Claims shall not accept the Plan, the Proponents reserve the right to (a) request that the Bankruptcy Court confirm the Plan in accordance with Section 1129(b) of the Bankruptcy Code and/or (b) modify the Plan pursuant to the provisions of Section
12.4 of the Plan to provide treatment sufficient to assure that the Plan does not discriminate unfairly, and is fair and equitable, with respect to the class or classes not accepting the Plan, and, in particular, the treatment necessary to meet the requirements of Sections 1129(a) and (b) of the Bankruptcy Code with respect to the rejecting classes and any other classes affected by such modifications. The Proponents acknowledge that the Plan, in the form of the "Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as Modified Through October 13, 1998" cannot be confirmed under the cramdown requirements of Section 1129(b) of the Bankruptcy Code if Class A4 does not accept the Plan.


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

                                  ARTICLE VIII.

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     8.1. Assumption or Rejection of Executory Contracts and Unexpired Leases.

     (a) Assumption of Modified Contracts. On the Effective Date, JCC (as HJC's successor) shall assume, or at JCC's option HJC shall assume and assign to JCC
(i) the Canal Street Casino Lease as amended and restated pursuant to, and enter into, the Amended and Restated Canal Street Casino Lease Agreement, (ii) the General Development Agreement as amended and restated pursuant to, and enter into, the Amended and Restated General Development Agreement, (iii) the Broadmoor Construction Agreement as modified in accordance with the Broadmoor Settlement Agreement, (iv) the Management Agreement as amended and restated pursuant to, and enter into, the Amended and Restated Management Agreement, (v) the Architect Contract as modified, if necessary, on terms acceptable to the parties thereto, (vi) the Completion Loan Documents as amended and restated pursuant to, and enter into, the Amended and Restated Completion Loan Documents,
(vii) the Construction Lien Indemnity Obligation Agreement as amended and restated pursuant to, and enter into, the Amended and Restated Construction Lien Indemnity Obligation Agreement, (viii) the Ticket Purchase Agreement dated July 19, 1995, as amended pursuant to the Agreement to Amend and Assume Executory Contract between HJC and The Audubon Institute and attached as Exhibit I to the Original Plan and incorporated by reference herein, and (ix) the Centex-Landis Construction Agreement as modified in accordance with the Centex-Landis Settlement Agreement.

     (b) Other Executory Contracts. All executory contracts and unexpired leases that exist between any Debtor and any Person are hereby rejected, except for any executory contract or unexpired lease (in certain instances, as modified) (i) which is to be assumed by JCC, assigned to JCC, or revested in HJC pursuant to
Section 8.1(a), 8.1(c), 8.1(g) or 9.1(a) of the Plan, (ii) which has been assumed or assumed and assigned (in certain instances, as modified) pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (iii) which has been entered into by HJC after the Commencement Date in the ordinary course of business or pursuant to an order of the Bankruptcy Court, (iv) as to which a motion for approval of the assumption or assumption and assignment of such contract (in certain instances, as modified) has been filed prior to and is pending on the Confirmation Date or (v) which (in certain instances, as modified) is set forth in a schedule (acceptable to the Bondholders Committee (in its sole discretion) and HET (in its sole discretion) on behalf of the Proponents) filed prior to the conclusion of the Confirmation Hearing. Subject to the occurrence of the Effective Date, the rejection of any executory contract or unexpired lease pursuant to this Article VIII shall be effective upon the earliest of (i) the Confirmation Date, (ii) the date on which the applicable Debtor or JCC notifies the non-debtor party to such contract or lease of the effectiveness of such rejection, and (iii) the date specified as the effective date of rejection in any order of the Bankruptcy Court.

     (c) Insurance Policies.

          (i) Existing Owner's Title Insurance Policy. If the First American Settlement Agreement becomes effective on or before the Effective Date (including, without limitation, the issuance of new owner's and lender's title insurance policies on or before the Effective Date), the Existing Owner's Title Insurance Policy shall be deemed rejected and terminated as of the Effective Date in accordance with the terms of the First American Settlement Agreement. If the First American Settlement Agreement either has not become effective by the date agreed to by the parties or has become ineffective for any reason, then HJC or JCC (as HJC's successor), with the consent of HET (in its sole discretion) on behalf of the Proponents, shall be entitled, upon ten days' prior notice, to seek to assume the Existing Owner's Title Insurance Policy pursuant to Section 365(a) of the Bankruptcy Code. If the First American Settlement Agreement has not become effective by the time at which all other conditions to the Effective Date have been satisfied or waived, then HJC or JCC (as HJC's successor), with the consent of HET (in its sole discretion) on behalf of the Proponents, shall be entitled,


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

upon ten days' prior notice, to seek to assume the Existing Owner's Title Insurance Policy pursuant to Section 365(a) of the Bankruptcy Code. To the extent HJC or JCC, as applicable, seeks to assume the Existing Owner's Title Insurance Policy in accordance with the provisions of this Section, First American Title Insurance Company shall be entitled to oppose such assumption on any grounds other than on the grounds that the Confirmation Date has already occurred.

          (ii) Other Insurance Policies. The directors and officers liability insurance policy of HJC and all other insurance policies and any agreements, documents or instruments relating thereto, (including, without limitation, any retrospective premium rating plans relating to such policies), except for the Existing Owner's Title Insurance Policy and those policies (and any agreements, documents or instruments relating thereto) set forth in a schedule to be filed prior to the commencement of the Confirmation Hearing, are treated as executory contracts under the Plan and shall be assumed by JCC, or assumed by HJC and assigned to JCC, on the Effective Date pursuant to Section 365(a) of the Bankruptcy Code. Notwithstanding the foregoing, distributions under the Plan to any holder of a Claim covered by any of the insurance policies to be assumed pursuant to this Section shall be in accordance with the treatment provided under Article IV of the Plan.

     (d) Approval of Assumption or Rejection of Leases and Contracts. Entry of the Confirmation Order shall constitute (i) the approval, pursuant to Sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption or assumption and assignment of the executory contracts and unexpired leases assumed pursuant to Sections 8.1(a), (b) and (c) hereof, (ii) the extension of time pursuant to
Section 365(d)(4) of the Bankruptcy Code within which HJC may assume or reject the unexpired leases specified in Sections 8.1(a), (b) and (c) hereof through the Confirmation Date, and (iii) the approval, pursuant to Sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to Section 8.1 hereof.

     (e) Cure of Defaults. All cure payments which may be required by Section 365(b)(1) of the Bankruptcy Code under any executory contract or unexpired lease which is assumed under this Plan shall be made by JCC on the Effective Date or as soon as practicable thereafter. All requests for cure payments by a party to such assumed contract or lease must be filed pursuant to Section 2.1(a), unless such cure payments are agreed to by such non-debtor party, HJC (on or before the Effective Date), JCC (after the Effective Date), HET (in its sole discretion) on behalf of the other Proponents and the Bondholders Committee (in its sole discretion) or are otherwise determined by the Bankruptcy Court upon appropriate notice and hearing. In the event of a dispute regarding the amount of any cure payment, the ability of JCC to provide adequate assurance of future performance or any other matter pertaining to assumption, JCC shall make such cure payments required by Section 365(b)(1) of the Bankruptcy Code following the later of the Effective Date (or as soon as practicable thereafter) and the date of the entry of a Final Order resolving such dispute. Without limiting the foregoing, in connection with JCC's assumption of the Amended and Restated Canal Street Casino Lease Agreement, JCC will cure any and all defaults in the annual payment of $200,000.00 to the Audubon Park Commission pursuant to Section 4.7 of the Canal Street Casino Lease. Notwithstanding anything to the contrary herein, any payments to be made by JCC to the State or the LGCB shall be paid in accordance with the provisions of the Amended and Renegotiated Casino Operating Contract without any requirement of filing any type of request for payments.

     (f) Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan. Claims arising out of the rejection of an executory contract or unexpired lease pursuant to Section 8.1 must be filed with the Bankruptcy Court no later than thirty days after entry of the Confirmation Order. Any Claims not filed within such time will be forever barred from assertion against the Debtors, their estates, and their property. Unless otherwise ordered by the Bankruptcy Court, all Claims arising from the rejection of executory contracts and unexpired leases shall be treated as Claims in Class A7, A8, B5, B6, C4, C5, C6, or C7 as applicable, under the Plan. To the extent necessary, entry of the Confirmation Order


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

shall amend and supersede any previously entered order of the Bankruptcy Court regarding procedures for payment of such Claims.

     (g) Assignment of Amended and Renegotiated Casino Operating Contract. On the Effective Date, upon the revesting of the Casino Operating Contract in HJC, HJC shall enter into the Amended and Renegotiated Casino Operating Contract, and shall thereupon assign the Amended and Renegotiated Casino Operating Contract to JCC, which assignment shall take place pursuant to and in accordance with applicable State law and the agreement of the parties thereto. On the Effective Date, upon the assignment of the Amended and Renegotiated Casino Operating Contract from HJC to JCC, JCC shall undertake the obligations of HJC thereunder, and shall execute the State/LGCB Release and all other agreements, instruments and documents necessary or appropriate to evidence or consummate the transactions contemplated therein.

     8.2. Retiree Benefits. Payments, if any, due to any person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical or hospital care benefits, or benefits in the event of sickness, accident, disability or death under any plan, fund or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by any Debtor prior to the Commencement Date shall be continued by JCC for the duration of the period such Debtor has obligated itself to provide such benefits.


                                   ARTICLE IX.

                         EFFECT OF CONFIRMATION OF PLAN

     9.1. Revesting of Assets.

     (a) On the Effective Date, all of HJC's right, title and interest in and to the Casino Operating Contract shall revest in HJC, which Casino Operating Contract shall then be modified by the Amended and Renegotiated Casino Operating Contract and assigned to JCC in accordance with applicable State law, the agreement of the parties thereto and the provisions of Section 8.1(g) hereof. In addition, on the Effective Date all right, title and interest of the Debtors in the Fulton Property shall vest in FP Development, and all right, title and interest of the Debtors in the 3CP Property shall vest in CP Development. All other property of the estates (including, without limitation, all present and future claims and causes of action) of the Debtors shall vest in JCC on the Effective Date, and JCC shall be deemed to be the successor to each of the Debtors; provided that none of the New Entities or any of their respective property shall be subject to any of the Claims or Equity Interests against or in any Debtor except as expressly provided in this Plan. For Federal income tax purposes, the vesting of the property of the estates of the Debtors shall be solely in JCC Holding and shall be deemed to have occurred as follows: (i) a deemed exchange by the Bondholders of the Old Bonds for all of the assets of HJC (including any Assigned Litigation Claims assigned by HJC to JCC), and (ii) a deemed exchange by the Bondholders of such HJC assets (not including any Assigned Litigation Claims assigned by HJC to JCC) with JCC Holding for shares of Class A New Common Stock (which shares, along with Class A New Common Stock received in exchange for certain releases, will represent 50.1% of the value of JCC Holding's outstanding New Common Stock), the New Bonds and the New Contingent Bonds (each of which shall be considered obligations of JCC Holding). For Federal income tax purposes, JCC Holding, FP Development, CP Development, JCC Intermediary (if formed) and JCC shall be treated as a single taxable entity, and all assets of any such entities shall be deemed to be owned by JCC Holding for federal income tax purposes. In the event that JCC files an election to be treated as a corporation for federal income tax purposes, JCC shall be treated as a separate taxable entity and the HJC assets that are deemed to be exchanged with JCC Holding for the New Bonds and New Contingent Bonds shall instead be deemed to be exchanged with JCC for such New Bonds and New Contingent Bonds.


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

     (b) From and after the Effective Date, the New Entities may operate their business, and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code.

     (c) As of the Effective Date, all property of the Debtors shall be free and clear of all Claims and Equity Interests of holders thereof, except as provided in the Plan.

     (d) Pursuant to Section 1123(b)(3) of the Bankruptcy Code, except (i) those rights, causes of action and claims released or to be released pursuant to or in connection with the Plan, (ii) HJC's right, title and interest in and to the Casino Operating Contract, which shall revest in HJC on the Effective Date,
(iii) as otherwise provided in Section 5.9 hereof with respect to Assigned Litigation Claims, and (iv) rights relating to the 3CP Property and Fulton Property which shall be transferred to CP Development and FP Development, respectively, JCC, in its sole discretion, and either in its own name or in the name, place and stead of the Debtors and their estates, shall have the exclusive right to enforce or waive or release any and all present or future rights or causes of action against any Person and rights of the Debtors that arose before or after the Commencement Date, and shall be entitled to retain all proceeds thereof. CP Development, in its sole discretion, and either in its own name or in the name, place and stead of the Debtors and their estates, shall have the exclusive right to enforce or waive or release any and all present or future rights or causes of action against any Person and rights of the Debtors that arose before or after the Commencement Date relating to the 3CP Property, and shall be entitled to retain all proceeds thereof. FP Development, in its sole discretion, and either in its own name or in the name, place and stead of the Debtors and their estates, shall have the exclusive right to enforce or waive or release any and all present or future rights or causes of action against any Person and rights of the Debtors that arose before or after the Commencement Date relating to the Fulton Property, and shall be entitled to retain all proceeds thereof.

     9.2. Discharge of Debtors. The rights afforded herein and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge, and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Commencement Date, against any or all Debtors, or any of their assets or properties. Except as otherwise provided herein, on the Effective Date (a) all such Claims against, and Equity Interests in, the Debtors shall be satisfied, discharged, and released in full and (b) all Persons shall be precluded from asserting against any Debtor or New Entity, or its successors, or their respective assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction, or other activity of any kind or nature, whether known or unknown, that occurred prior to the Effective Date, whether or not (i) a proof of claim or interest based upon such Claim or Equity Interest is filed or deemed filed under Section 501 of the Bankruptcy Code, (ii) such Claim or Equity Interest is allowed under Section 502 of the Bankruptcy Code, or (iii) the holder of such Claim or Equity Interest has accepted the Plan. Except as provided herein, the Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtors. As provided in
Section 524 of the Bankruptcy Code, such discharge shall void any judgment against any Debtor or any New Entity at any time obtained to the extent it relates to a Claim or Equity Interest discharged, and shall operate as an injunction against the prosecution of any action against any Debtor or any New Entity, or the property of any of them, to the extent it relates to a Claim or Equity Interest discharged. Nothing in this Plan, including this Section 9.2, shall be construed as or constitute a release of any Claim against HJC arising under the Casino Operating Contract, which Casino Operating Contract shall revest in HJC on the Effective Date, be modified by the Amended and Renegotiated Casino Operating Contract, and be assigned to JCC in accordance with applicable State law, the agreement of the parties, and the provisions of Section 8.1(g) hereof.

     9.3. Dissolution of Debtors. On or after the Effective Date, each Debtor shall be dissolved, liquidated or otherwise terminated under applicable law.

     9.4. Exculpations. Subject to the occurrence of the Effective Date, neither the Debtors, the New Entities, the Committees, nor any of their respective members (including, in the case of HJC, its executive


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

committee members and reorganization steering committee members), officers, directors, employees, agents or professionals shall have or incur any liability to any holder of a Claim or Equity Interest for any act, event or omission in connection with, or arising out of, the Chapter 11 Cases (including the activities and deliberations of the Committees), the confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence. Such exculpation shall not extend to any prepetition act, event or omission of any party nor shall it extend to any post-petition act of any party other than in connection with that party's official capacity in the Chapter 11 Cases.


                                   ARTICLE X.

                             CONDITIONS PRECEDENT TO
                         CONFIRMATION AND EFFECTIVE DATE

     10.1. Condition Precedent to Confirmation of the Plan. Confirmation of the Plan will not occur unless all of the following conditions precedent have been satisfied or have been waived by HET (in its sole discretion) on behalf of the Proponents subject to the provisions of Section 10.3 hereof:

     (a) The Confirmation Order and the Plan as confirmed pursuant to the Confirmation Order shall be in form and substance satisfactory to HJC (which may not unreasonably withhold or delay its approval) and HET (in its sole discretion) on behalf of the other Proponents, and shall confirm the Plan as to each of the Debtors. Without limiting the foregoing, the Confirmation Order shall expressly provide that pursuant to Sections 364(f) and 1145 of the Bankruptcy Code, all New Common Stock, New Bonds, New Contingent Bonds, Convertible Junior Subordinated Debentures, the HET Warrant, all guarantees of the New Bonds and the New Contingent Bonds, all shares of New Common Stock issuable upon conversion of the Convertible Junior Subordinated Debenture and the HET Warrant, and all other securities issued in connection with the Plan (including, without limitation, all shares of New Common Stock in the Release Pool which are distributed to the Releasing Bondholders or Harrah's Investor pursuant to Section 5.2 hereof or to the NOLDC Shareholders and Grand Palais Releasing Bondholders pursuant to Section 6.2(f) hereof) shall be (i) exempt from Section 5 of the Securities Act of 1933, as amended, and any state or local law requiring registration for offer or sale of a security or registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, a security, and (ii) otherwise entitled to all of the benefits and protections afforded by Section 1145 of the Bankruptcy Code.

     10.2. Conditions Precedent to Effective Date. The Effective Date of the Plan will not occur unless all of the following conditions precedent have been satisfied or waived by HET (in its sole discretion) on behalf of the Proponents, but only as permitted by Section 10.3 hereof:

     (a) Each of the conditions precedent set forth in Section 10.1 hereof shall have been satisfied or waived by HET (in its sole discretion) on behalf of the Proponents subject to the provisions of Section 10.3 hereof.

     (b) The Confirmation Order shall have been entered and shall not be stayed.

     (c) The Effective Date shall occur no later than October 31, 1998, unless extended pursuant to Section 10.4 of the Plan.

     (d) All those transactions described in Section 6.2 hereof shall have been effected, and all of the agreements and instruments described in Section 6.2 hereof shall have been executed and delivered, and all other agreements and instruments to be delivered under or necessary to effectuate the Plan shall have been executed and delivered, and all executory contracts and unexpired leases to be assumed by or assigned to JCC as provided in Section 8.1 hereof shall have been assumed by or assigned to JCC. The Amended and Renegotiated Casino Operating Contract, the State/LGCB Release, and all other agreements, instruments and documents necessary to evidence or consummate the transactions contemplated therein shall have been executed and delivered by the parties thereto. All other cure or other payments required to be paid in connection with the assumption of any executory contract or unexpired lease shall be acceptable to HET (in its sole discretion) on behalf of the Proponents and the Bondholders Committee (in its sole discretion).

     (e) The New Indenture shall have been qualified under the Trust Indenture Act.

     (f) Tranches A-1 and A-3 of the A Term Loan, Tranche B-1 of the B Term Loan and the Convertible Junior Subordinated Debentures shall be fully funded concurrently with the occurrence of the Effective Date, and the A Term Loan Documents, the B Term Loan Documents, the Working Capital Loan Documents and the Convertible Junior Subordinated Debenture Documents shall have been executed and delivered.

     (g) The Junior Subordinated Loan Documents shall have been executed and delivered.

     (h) The Bankruptcy Court shall have entered an (i) order (which may be the Confirmation Order) estimating, for purposes of distribution, the maximum amount of the Allowed Secured Claims of the NonParticipating Banks in an aggregate amount no greater than the amount of the Withheld Funds which the Administrative Agent is obligated to remit to the Old Bank Collateral Agent pursuant to Section 4.3(a)(ii) hereof, or (ii) to the extent such Allowed Secured Claims of the Non-Participating Banks are estimated by the Bankruptcy Court to exceed the amount of such portion of the Withheld Funds, an order (which may be the Confirmation Order) granting the Banks the indubitable equivalent of that portion of the Allowed Secured Claims in excess of the amount of such portion of the Withheld Funds, which indubitable equivalent shall be acceptable to HET (in its sole discretion) on behalf of all Proponents.

     (i) The LGCB, the State and the City and their respective agencies and instrumentalities shall have given or issued all necessary approvals, consents, waivers, and permits and licenses or modifications thereof (including any modifications to any conditional use ordinances), if any, and, in the case of LGCB, shall have (i) made all suitability determinations and given all approvals required by the Louisiana Economic Development and Gaming Control Act, the rules and regulations of the LGCB (as said rules and regulations are in effect at such time as the issuance of the approvals and making of suitability determinations) and the Amended and Renegotiated Casino Operating Contract, and (ii) consented to the assignment of the Amended and Renegotiated Casino Operating Contract to JCC, in each case to the extent necessary to enter into the agreements contemplated by this Plan. The City Council shall have enacted the ordinance(s) approving the Lease Documentation (as defined in the City Agreement).

     (j) HET shall have received all approvals, consents and waivers from its board of directors or its lenders or any other third parties which HET determines in its sole discretion to be necessary or appropriate in order for it or any of its Affiliates to take any of the actions, execute and deliver any of the agreements, instruments or documents, or consummate any of the transactions contemplated by the Plan.

     (k) The NOLDC Plan shall have been confirmed by a Final Order (in form and substance satisfactory to the NOLDC Shareholders and HET), and the NOLDC Shareholders/HET Settlement Agreement and the GP Representative/HET Settlement Agreements shall have been executed and delivered by all of the parties thereto, and the NOLDC Shareholders/HET Settlement Agreement shall have been approved by the bankruptcy court in the Chapter 11 case of NOLDC either pursuant to Section 1123(b)(3)(A) of the Bankruptcy Code as part of the NOLDC Plan, or pursuant to Bankruptcy Rule 9019 by separate Final Order (in form and substance satisfactory to the NOLDC Shareholders and HET).

     (l) The Bankruptcy Court shall have entered an order (which may be the Confirmation Order) approving the A Term Loan, the B Term Loan, the Working Capital Credit Facility, the Convertible Junior Subordinated Debentures and the Junior Subordinated Credit Facility, respectively, which order shall be in form and substance satisfactory to HET (in its sole discretion) on behalf of the Proponents, and the non-Debtor parties providing such financing (in their sole discretion).

     (m) The Bondholders Committee shall have approved in its sole discretion all of the Plan Documents.

     (n) Except as provided in the FNBC Settlement Agreement or Section 6.2(k)(ii), 6.2(l)(i) or 6.2(l)(ii) hereof, the assets of the New Entities shall not be subject to any Liens other than the Minimum Payment Guarantor Lien and the Liens securing the A Term Loan, the B Term Loan, the Working Capital Facility, the New Bonds, and the New Contingent Bonds, and if applicable, the Convertible Junior Subordinated Debentures and the Junior Subordinated Credit Facility, or any Liens expressly permitted under the HET/JCC Agreement, the A Term Loan Documents, the B Term Loan Documents, the Working Capital Loan Documents, the Junior Subordinated Loan Documents, the Convertible Junior Subordinated Debenture Documents or the New Indenture or any other Liens as may be approved by the Bondholders Committee (in its sole discretion) and HET (in its sole discretion) on behalf of the Proponents.

     (o) The Debtors and the Bondholders Committee shall have requested a determination by the Bankruptcy Court that the value of the Assigned Debtor Litigation Claims (net of all estimated Litigation Costs and the estimated aggregate amount of all Third Party Claims) is no greater than the sum of (i) the Bondholder Deficiency Amount, plus (ii) the aggregate amount of the Allowed Class A7 Claims, plus (iii) the aggregate amount of the cure payments made as provided in Section 8.1(e) of the Plan, plus (iv) the $2,265,000 to be distributed to the applicable holders of Allowed Class A6 Claims pursuant to
Section 4.6 of the Plan, and the Bankruptcy Court shall have entered an order (which may be the Confirmation Order) adjudicating this issue.

     (p) (i) The First American Settlement Agreement shall have become effective or (ii) JCC shall have assumed the Existing Owner's Title Insurance Policy.

     (q) The LGCB shall have found suitable (or deemed exempt or waived from such suitability requirements) in accordance with its rules and regulations (as said rules and regulations are in effect at the time of the suitability determinations) at least one proposed officer of JCC Holding and at least two of the proposed directors of JCC Holding (including at least one Bondholders Director Nominee and one Harrah's Director Nominee).

     10.3. Waiver of Conditions. HET (in its sole discretion) on behalf of the Proponents may waive any condition or any portion of any condition set forth in this Article X, without notice and without leave or order of the Bankruptcy Court but only with the written consent of both the Bondholders Committee (which consent may be withheld in its sole discretion), and HJC (which consent may not be unreasonably withheld or delayed) and to the extent such waiver is inconsistent with the City Agreement, the written consent of the City; provided, however, that HET on behalf of the Proponents may not waive, (i) without the consent of the City, any condition to the Effective Date set forth in Sections 10.2(b), (c) or (i) hereof or Section 10.2(d) hereof (but only to the extent
Section 10.2(d) requires the execution and delivery of the City/RDC Release, the Amended and Restated Canal Street Casino Lease Agreement, and the other agreements, instruments and documents referenced in Section 6.2(o) hereof), and
(ii) without the consent of LGCB, any condition to the Effective Date set forth in Sections 10.2(b), (c), (i) or (q) hereof or Section 10.2(d) hereof (but only to the extent Section 10.2(d) relates to execution and delivery of the Amended and Renegotiated Casino Operating Contract, the State/LGCB Release and the other agreements, instruments and documents referenced in Section 6.2(n) hereof).

     10.4. Effect of Failure of Conditions. In the event that all of the conditions specified in Section 10.1 or 10.2 have not been satisfied or waived in accordance with the provisions of this Article X on or before October 31, 1998 (which date may be extended by HET (in its sole discretion) on behalf of the Proponents only with the written consent of the Bondholders Committee, the City and the LGCB (each of whose consent may be withheld in its sole discretion)), and upon notification submitted by HET to the Bankruptcy Court and counsel for the Committees, (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the date the January 29, 1998 Plan was confirmed as though such date never occurred, and (d) all the Debtors' respective obligations with respect to the Claims and Equity Interests shall remain unchanged and nothing contained herein or in the Disclosure Statement shall be deemed an admission or statement against interest or to constitute a waiver or release of any claims by or against any Debtor or any other Person or to prejudice in any manner the rights of any Debtor or any Person in any further proceedings involving any Debtor or Person. Nothing in this Section 10.4 shall be deemed to impair the right of any party to seek revocation of the Confirmation Order under
Section 1144 of the Bankruptcy Code or other applicable law (if any).


                                   ARTICLE XI.

                            RETENTION OF JURISDICTION

     11.1. To the maximum extent permitted by the Bankruptcy Code or other applicable law, the Bankruptcy Court shall have jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, Sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following nonexclusive purposes:

     (a) To construe and to take any action to enforce this Plan and to issue such orders as may be necessary for the implementation, execution and confirmation of this Plan;

     (b) To determine the allowance or classification of Claims or Equity Interests and to determine any objections thereto;

     (c) To determine rights to distribution pursuant to this Plan;

     (d) To hear and determine applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom;

     (e) To determine any and all applications, motions, adversary proceedings, contested matters and other litigated matters that may be pending in the Bankruptcy Court on or initiated after the Effective Date;

     (f) To hear and determine any objection to Administrative Expense Claims or to Claims or to Equity Interests;

     (g) To hear and determine any causes of action brought or continued by any Debtor or New Entity as assignee of the Debtors (with respect to the Assigned Debtor Litigation Claims or otherwise) or the Releasing Bondholders (with respect to the Assigned Bondholder Litigation Claims), to the maximum extent permitted under applicable law;

     (h) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

     (i) To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

     (j) To hear and determine matters concerning any Release and to enforce the injunctions set forth in the Plan, including those set forth in Sections 2.2, 5.7, and 9.2 hereof;

     (k) To consider any modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

     (l) To hear and determine all Fee Applications;

     (m) To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or any transactions contemplated by the Plan;

     (n) To hear and determine all questions and disputes regarding title to, and any action to recover any of, the assets or property of any Debtor or its estate, wherever located;

     (o) To hear and determine any disputes relating to the Liens, Encumbrances or other claims filed by any immediate or remote subcontractors, laborers, suppliers or vendors against any of the property of any Debtor;

     (p) To hear and determine matters concerning state, local, and Federal taxes in accordance with Sections 346, 505, and 1146 of the Bankruptcy Code;

     (q) To consider and act on the compromise and settlement of any claim against any Debtor or its estate;

     (r) To hear any other matter not inconsistent with the Bankruptcy Code;

     (s) To enter a final decree closing the Chapter 11 Cases;

     (t) To effectuate the provisions of Section 10.4 of the Plan; and

     (u) To enter such orders as may be appropriate to evidence, for recordation purposes, the transfer to and vesting in JCC, CP Development and FP Development of the Debtors' immovable property and other instruments creating rights in and to immovable property, and the execution and delivery of the sublease of the second floor of the Casino by JCC and JCC Development;

provided, that nothing in the Plan or the Confirmation Order is intended or shall be construed to alter the jurisdiction, if any, of the Bankruptcy Court to determine issues regarding the contractual or other relationships between the Debtors and JCC and the State Group, nor shall the Plan or the Confirmation Order be construed as to the State Group as consenting to any jurisdiction by the Bankruptcy Court.


                                  ARTICLE XII.

                            MISCELLANEOUS PROVISIONS

     12.1. Exemption from Transfer Taxes. Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

     12.2. Post-Confirmation Date Fees and Expenses of Professional Persons. After the Confirmation Date, each Debtor (before the Effective Date) and JCC (from and after the Effective Date) shall, in the ordinary course of business and with such approval of the Bankruptcy Court as it may require, pay the reasonable fees and expenses incurred after the Confirmation Date by the Professional Persons employed by such Debtor or in the case of HJC, either Committee, to the extent such fees and expenses are related to implementation and consummation of the Plan. No such fees and expenses shall be paid, however, except upon receipt by such Debtor or JCC, as applicable, of a written invoice from the Professional Person seeking fee and expense reimbursement.

     12.3. Committees. The appointment of the Committees shall terminate on the Effective Date except that the professionals of the Committees shall be entitled to prosecute their respective applications for final allowances of compensation and reimbursement of expenses.

     12.4. Amendment or Modification of the Plan; Severability.

     (a) This Plan may not be altered, amended or modified without the written consent of HET (in its sole discretion) on behalf of the Proponents and the written consent of the Bondholders Committee (which consent may be withheld in its sole discretion) and the consent of HJC (which consent may not be unreasonably withheld or delayed by HJC). Subject to the first sentence of this
Section 12.4(a), the treatment of any Claim provided for under the Plan may be modified with the consent of the holder of such Claim or the approval of the Bankruptcy Court.

     (b) In the event that the Bankruptcy Court determines, prior to the Confirmation Date, that any provision in the Plan is invalid, void or unenforceable, such provision shall be invalid, void or unenforceable with respect to the holder or holders of such Claims or Equity Interests as to which the provision is determined to be invalid, void or unenforceable. The invalidity, voidness or unenforceability of any such provision shall in no way limit or affect the enforceability and operative effect of any other provision of the Plan.

     12.5. Revocation or Withdrawal of the Plan.

     (a) HET (in its sole discretion) on behalf of the Proponents and with the written consent of HJC (which consent may not be unreasonably withheld or delayed) reserves the right to revoke or withdraw the Plan prior to the Confirmation Date.

     (b) If the Plan is revoked or withdrawn prior to the Confirmation Date in accordance with Section 12.5(a) hereof, then the Plan shall be deemed null and void. In such event, (i) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the date the January 29, 1998 Plan was confirmed as though such date never occurred, and (ii) all the Debtors' respective obligations with respect to the Claims and Equity Interests shall remain unchanged and nothing contained herein or in the Disclosure Statement shall be deemed an admission or statement against interest or to constitute a waiver or release of any claims by or against any Debtor or any other Person or to prejudice in any manner the rights of any Debtor or any Person in any further proceedings involving any Debtor or Person.

     (c) Notwithstanding anything to the contrary in this Plan, (i) none of HET, HOCI, HNOMC, HNOIC, Harrah's Investor, DIP Lender and their respective Affiliates shall have any obligations or liabilities (including, without limitation, any obligation to provide the Harrah's New Equity Investment) under the Plan or any Plan Documents at any time prior to the Effective Date, and (ii) HET and HNOIC expressly reserve their respective rights in their sole discretion to withdraw as Proponents of this Plan or to otherwise terminate their support for this Plan.

     12.6. Existing Agreements. Unless otherwise ordered by the Bankruptcy Court or the context clearly requires otherwise, all references in any settlement agreement, agreement regarding the assumption or rejection of executory contracts, plan exhibits or other writings to the confirmation, consummation or Effective Date of the Original Plan, the January 29, 1998 Plan and/or the April 6, 1998 Plan shall be deemed to refer to this Plan.

     12.7. Notices. Any notice required or permitted to be provided under the Plan shall be in writing and served by either (a) certified mail, return receipt requested, postage prepaid, (b) hand delivery, or (c) reputable overnight delivery service, freight prepaid, to be addressed as follows:

           HARRAH'S ENTERTAINMENT, INC.
           1023 Cherry Road
           Memphis,  Tennessee  38117
           Attn:    General Counsel

           with a copy to:

           LATHAM & WATKINS
           885 Third Avenue
           New York, New York 10022
           Attn:    Robert J. Rosenberg, Esq.

           HARRAH'S JAZZ COMPANY and
           HARRAH'S JAZZ FINANCE CORP.
           to its counsel:

           JENNER & BLOCK
           One IBM Plaza
           Chicago, Illinois  60611
           Attn:    Daniel R. Murray, Esq.

           and

           WILLIAM HARDY PATRICK III, A
           PROFESSIONAL CORPORATION
           10636 Linkwood Court
           Baton Rouge, Louisiana  70810-2854
           Attn:    William H. Patrick, Esq.

           HARRAH'S NEW ORLEANS INVESTMENT COMPANY
           1023 Cherry Road
           Memphis,  Tennessee  38117
           Attn:    General Counsel

           with a copy to:

           HELLER, DRAPER, HAYDEN & HORN, L.L.C.
           650 Poydras Street, Suite 2500
           New Orleans, Louisiana  70130-6103
           Attn:    Edward M. Heller, Esq.

           BONDHOLDERS COMMITTEE

           MERRILL LYNCH ASSET MANAGEMENT
           800 Scudders Mill Road
           Plainsboro, NJ  08536
           Attn:    Bradley J. Lucido, Esq.

           HARRIS ASSOCIATES L.P.
           2 North LaSalle Street, Suite 500
           Chicago, IL  60602-3790
           Attn:    John Raitt

           STANDARD MORTGAGE COMPANY
           300 Plaza, One Shell Square
           New Orleans, LA  70139
           Attn:    Edgar Bright, Jr.

           with a copy to:

           WEIL GOTSHAL & MANGES LLP
           767 Fifth Avenue
           New York, NY  10153-0001
           Attn: John K. Cunningham, Esq.

           MCGLINCHEY STAFFORD
           643 Magazine Street
           New Orleans, LA  70130
           Attn:  Rudy J. Cerone, Esq.

     12.8. Governing Law. Except to the extent the Bankruptcy Code or Bankruptcy Rules are applicable, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Louisiana, without giving effect to the principles of conflicts of law thereof.

     12.9. Withholding and Reporting Requirements. In connection with the Plan and all instruments issued in connection therewith and distributions thereon, the Debtors or the New Entities, as the case may be, shall comply with all withholding and reporting requirements imposed by any Federal, state, local, or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

     12.10. Headings. Headings are used in the Plan for convenience and reference only, and shall not constitute a part of the Plan for any other purpose.

     12.11. Exhibits. All exhibits and schedules to the Plan are incorporated into and are a part of the Plan as if set forth in full herein.

     12.12. JCC Intermediary. Notwithstanding anything to the contrary in the Plan or any Plan Document, any provisions herein or therein relating to JCC Intermediary shall be applicable only if JCC Intermediary is formed at the election of HET (in its sole discretion) on behalf of the Proponents.

     12.13. Filing of Additional Documents. On or before substantial consummation of the Plan, HET (in its sole discretion) on behalf of the Proponents and before the Effective Date, with the consent of HJC (which consent shall not be unreasonably withheld or delayed), may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, which agreements and other documents shall be in form and substance satisfactory to the Bondholders Committee in its sole discretion, and to the extent required under applicable laws, rules and regulations or the Amended and Renegotiated Casino Operating Contract, shall be approved by LGCB.

     12.14. Controlling Effect of Agreements with State/LGCB. Except as otherwise provided in this Section 12.14 of the Plan, in the event of any conflict between any provision of this Plan and the provisions of any of the contracts or agreements entered into between the State and/or the LGCB on the one hand and HJC, JCC or any other Person on the other hand (including particularly, but not limited to, the Amended and Renegotiated Casino Operating Contract, the State/LGCB Release and the Minimum Payment Guaranty), the provisions of any of said contracts and agreements shall control the rights of the parties to the particular contracts and agreements. Notwithstanding any provision of this Plan, the Confirmation Order, the Casino Operating Contract, the Amended and Renegotiated Casino Operating Contract, the State/LGCB Release or any other document necessary to effectuate and implement this Plan to the contrary, nothing contained in this Plan, the Confirmation Order, the Casino Operating Contract, the Amended and Renegotiated Casino Operating Contract, the State/LGCB Release or any such other document shall release any obligation of HJC arising under the Casino Operating Contract or the Amended and Renegotiated Casino Operating Contract, and the Casino Operating Contract, as modified by and restated in the Amended and Renegotiated Casino Operating Contract, shall remain in force and effect.

     12.15. Rights of State and LGCB. Notwithstanding any other provisions of this Plan (including, without limitation, Sections 5.3, 5.10, 6.2(n), 8.1(d), 8.1(g) or 9.1(a)) or the Confirmation Order to the contrary, if any, nothing contained in this Plan or the Confirmation Order is intended to require, or shall be construed as requiring, that the LGCB and/or the State (i) enter into the Amended and Renegotiated Casino Operating Contract, the State/LGCB Release, or any other agreements or contracts contemplated by the Plan, or (ii) be bound by any such contract, release or agreement without their express written consent as evidenced by their execution thereof, whether or not the provisions of this
Section 12.15 are referred to in the other provisions of this Plan or the Confirmation Order.

Dated: October 13, 1998

                                   Respectfully submitted:


                                    /s/ DANIEL R. MURRAY
                                   ---------------------------------------

                                   JENNER & BLOCK
                                   One IBM Plaza
                                   Chicago, Illinois 60611
                                   Telephone: (312) 222-9350
                                   Fax: (312) 527-0484



                                    /s/ WILLIAM H. PATRICK
                                   ---------------------------------------
                                   WILLIAM HARDY PATRICK, III,
                                   A PROFESSIONAL LAW CORPORATION
                                   10636 Linkwood Court
                                   Baton Rouge, Louisiana 70810-2854
                                   Telephone:  (504) 767-1460
                                   Fax:  (504) 769-0010

                                   Attorneys for Harrah's Jazz Company
                                   and Harrah's Jazz Finance Corp.



                                    /s/ ILLEGIBLE
                                   ---------------------------------------
                                   HELLER, DRAPER, HAYDEN & HORN, L.L.C.
                                   650 Poydras Street, Suite 2500
                                   New Orleans, Louisiana 70130
                                   Telephone:  (504) 568-1888
                                   Fax:  (504) 522-0949

                                   Attorneys for Harrah's New Orleans
                                   Investment Company


                                    /s/ ILLEGIBLE
                                   ---------------------------------------
                                   LATHAM & WATKINS
                                   885 Third Avenue
                                   New York, New York 10022
                                   Telephone: (212) 906-1200
                                   Fax: (212) 751-4864

                                   Attorneys for Harrah's Entertainment, Inc.

                                   HARRAH'S JAZZ COMPANY

                                   By: Harrah's New Orleans Investment Company


                                        By:   /s/ COLIN V. REED
                                             -----------------------------------
                                             Name:
                                             Title:

                                   HARRAH'S JAZZ COMPANY

                                   By: New Orleans/Louisiana Development
                                         Corporation


                                        By:   /s/ DEBORAH SULZER
                                             ----------------------------------
                                             Name:  Deborah Sulzer
                                             Title: Vice President

                                   HARRAH'S JAZZ COMPANY
                                   By: Grand Palais Casino, Inc.


                                        By:   /s/ CHRISTOPHER B. HEMMETER
                                             ----------------------------------
                                             Name:  Christopher B. Hemmeter
                                             Title: Chairman

                                   HARRAH'S JAZZ FINANCE CORP.


                                        By:   /s/ COLIN V. REED
                                             ----------------------------------
                                             Name:
                                             Title:

                                   HARRAH'S NEW ORLEANS INVESTMENT COMPANY


                                        By:   /s/ COLIN V. REED
                                             ----------------------------------
                                             Name:
                                             Title:

                                   HARRAH'S ENTERTAINMENT, INC.


                                        By:   /s/ COLIN V. REED
                                             ----------------------------------
                                             Name:
                                             Title:

                                INDEX OF EXHIBITS

Exhibit A      Amended and Restated Completion Loan Agreement Term Sheet

Exhibit B      Amended and Restated Construction Lien Indemnity Obligation
               Agreement Term Sheet

Exhibit C      Amended and Restated Management Agreement Term Sheet

Exhibit D      Bondholder Term Sheet

Exhibit E      Form of City Release Agreement

Exhibit F      Term Sheet for Settlement Agreement among Debtors and
               Participating Banks

Exhibit G      Term Sheet for Settlement Agreement among Debtors and
               Underwriters

Exhibit H      FNBC Settlement Agreement

Exhibit I      Term Sheet for Development Services Agreement


                                    Exhibit A

                                   Term Sheet

                                September 3, 1998

                              Amended and Restated
                            Completion Loan Agreement

                                    Exhibit A

                                   Term Sheet

                                September 3, 1998

                              Amended and Restated
                            Completion Loan Agreement


This term sheet outlines the principal terms of proposed modifications of and agreements related to that certain Completion Loan Agreement, dated as of October 12, 1994, as amended by that certain First Amendment to Completion Loan Agreement dated as of November 8, 1994, by and among Harrah's Jazz Company, a Louisiana general partnership ("HJC"), Embassy Suites, Inc. (now known as Harrah's Operating Company, Inc.), a Delaware corporation ("HOCI"), The Promus Companies Incorporated (now known as Harrah's Entertainment, Inc.), a Delaware corporation ("HET"), Harrah's New Orleans Investment Company, a Nevada corporation ("HNOIC"), Grand Palais Casino, Inc., a Delaware corporation, Grand Palais Management Company, L.L.C., a Delaware limited liability company, and New Orleans/Louisiana Development Corporation, a Louisiana corporation (the "Prior Completion Loan Agreement"). This term sheet is attached to and incorporated into that certain plan of reorganization in the bankruptcy proceedings of HJC (the "Plan").

1. Documentation. This term sheet is not intended to be a legally binding agreement but is intended to be the basis for negotiation of definitive modifications of and agreements related to an amendment and restatement in its entirety of the Prior Completion Loan Agreement in connection with the Plan. As set forth more fully in the Plan, if the Plan is not consummated within the time period specified therein, the parties shall have no further obligations to pursue the matters described herein.

2.       HET and HOCI Approvals

(a) The amended and restated Completion Loan Agreement (the "Amended Completion Loan Agreement") shall reflect the substitution of Jazz Casino Company, L.L.C. (the "Company") for HJC under the Amended Completion Loan Agreement as contemplated by the Plan.

(b) The Amended Completion Loan Agreement shall reflect HET's and HOCI's approval of the changes in the plans and specifications for the Casino and the completion of the Casino in phases as contemplated by the Plan.

3. Reorganized Debt Structure. The Prior Completion Loan Agreement, including without limitation the definitions of "Bank Loan Documents," "Bank Notes," First Mortgage Notes," "Prior Debt," and "Public Debt," shall be amended to reflect the ownership, equity, financing and capital structure of the Company as contemplated by the Plan.

4. Completion Loans. The Amended Completion Loan Agreement shall provide that any amounts (i) expended by HET and/or HOCI pursuant to any of the completion guarantees to be provided by HET and HOCI as contemplated by the Plan, (ii) expended by the completion guarantors pursuant to the Performance Bond Indemnity Agreement (as defined in the Amended Completion Loan Agreement), or (iii) advanced pursuant to the HET/HOC Guaranty and Loan Purchase Agreement (as defined in the A Term Loan Documents) shall be unsecured loans ("Completion Loans") to the Company bearing interest at a rate of eight percent (8%) per annum and having a maturity date that is six (6) months following the maturity of the New Bonds and the New Contingent Bonds (each as defined in the Plan) pursuant to the Plan. Subject to meeting certain "Restricted Payment" tests contained in the indenture for the New Bonds and in the A Term Loan, B Term Loan and Working Capital Facility Documents (each as defined in the Plan), early repayment of the Completion Loans will be permitted. In addition, HET and/or HOCI as the completion guarantors will be required to make Completion Loans to the extent that the total cost to complete the Casino (to the point at which the Casino contains 100,000 square feet of net gaming space) exceeds the budgeted cost to complete the Casino.

5. Use of Available Funds. The Amended Completion Loan Agreement shall provide that at such time that there is a demand, call, notice or requirement for performance of any completion guarantee, without any further action by the parties to the Amended Completion Loan Agreement the completion guarantors shall be entitled to control the disbursement and use of certain available funds of the Company and to apply such available funds of the Company to any and all costs required to complete the Casino, including, without limitation, drawing or using any portion of the A Term Loan and the B Term Loan up to the total amount available thereunder, or taking any other action which the completion guarantors reasonably determine to be necessary or helpful to obtain the available funds of the Company to be applied to the cost to complete the Casino. The Amended Completion Loan Agreement shall also provide that the Company shall use all of its available funds other than available cash flow for the construction and development of the Casino.

6. Completion Guarantee Fee and Financing Advisory Fee. Except for the guarantee fees payable in connection with the HET Loan Guarantee, no further fee shall be paid by the Company to HET or HOCI in respect of (i) issuing the completion guarantees, and (ii) HOCI's services and advice in connection with arranging the financing for completion of the Casino. HET and HOCI shall waive their right to receive the fee of Eleven Million Eight Hundred Thousand Dollars ($11,800,00) provided for in Section 7(b) of the Prior Completion Loan Agreement.

7. Elimination of Consulting Fees. The Amended Completion Loan Agreement shall reflect the elimination of all consulting fees referenced in the definition of "Consulting Fees" and "Consulting Agreements" in the Prior Completion Loan Agreement.

8. Entry Agreement. The Company will use its best efforts to cause the City and the RDC to execute an entry agreement in favor of the completion guarantors in substantially the form of the entry agreement executed in connection with the Prior Completion Loan Agreement.

                                    Exhibit B

                                   Term Sheet

                                September 3, 1998

                              Amended and Restated
                Construction Lien Indemnity Obligation Agreement

                                    Exhibit B

                                   Term Sheet

                                September 3, 1998

                              Amended and Restated
                Construction Lien Indemnity Obligation Agreement


This term sheet outlines the principal terms of proposed modifications of and agreements related to that certain Construction Lien Indemnity Obligation Agreement, dated as of October 12, 1994, by and among Harrah's Jazz Company, a Louisiana general partnership ("HJC"), Embassy Suites, Inc. (now known as Harrah's Operating Company, Inc.), a Delaware corporation ("HOCI"), Harrah's New Orleans Investment Company, a Nevada corporation ("HNOIC"), Grand Palais Casino, Inc., a Delaware corporation ("Grand Palais"), Grand Palais Management Company, L.L.C., a Delaware limited liability company ("Grand Palais LLC"), and New Orleans/Louisiana Development Corporation, a Louisiana corporation (the "Prior CLIOA"). This term sheet is attached to and incorporated into that certain plan of reorganization in the bankruptcy case of HJC (the "Plan").

1. Documentation. This term sheet is not intended to be a legally binding agreement but is intended to be the basis for negotiation of definitive modifications of and agreements related to an amendment and restatement in its entirety of the Prior CLIOA in connection with the Plan. As set forth more fully in the Plan, if the Plan is not consummated within the period specified therein, the parties shall have no further obligations to pursue the matters described herein.

2. Substitution and Elimination of Parties. The amended and restated Construction Lien Indemnity Obligation Agreement (the "Amended CLIOA") shall reflect (i) the substitution of Jazz Casino Company, L.L.C. (the "Company") for HJC under the Amended CLIOA as successor to HJC's right, title and interest in the Prior CLIOA, and (ii) the elimination of HNOIC, Grand Palais, Grand Palais LLC and NOLDC as parties thereto.

3. Construction Lien Indemnity Obligations. It is anticipated that a new Construction Lien Indemnity Agreement will be required to be delivered to the title company providing a lender's policy of title insurance in connection with the new construction financing contemplated by the Plan. Said new Construction Lien Indemnity Agreement is anticipated to indemnify the Company's title insurers regarding mechanic's liens claiming priority to Casino financing. The Amended CLIOA shall provide that any amounts expended by HOCI pursuant to said new Construction Lien Indemnity Agreement shall be obligations of the Company payable on demand by HOCI if allowed pursuant to the restricted payments covenants in the New Indenture and Working Capital Loan Documents (as defined in the Plan). Such obligations shall bear interest at a rate of eight percent (8%) per annum.

4. No Additional Fees. The Amended Construction Lien Indemnity Obligation Agreement shall provide that no additional fees shall be payable to HOCI in respect of its agreement to enter into the Amended Construction Lien Indemnity Obligation Agreement.

                                    Exhibit C

                                   Term Sheet

                                September 3, 1998

                              Amended and Restated
                           Casino Management Agreement

                                    Exhibit C

                                   Term Sheet

                                September 3, 1998

                              Amended and Restated
                           Casino Management Agreement


         This term sheet outlines the principal terms of proposed modifications of and agreements related to that certain Amended and Restated Management Agreement, dated as of March 15, 1994 (the "Management Agreement"), by and among Harrah's New Orleans Management Company, a Nevada corporation ("Manager"), and Harrah's Jazz Company, a Louisiana general partnership ("HJC"). This term sheet is attached to and incorporated into that certain plan of reorganization in the bankruptcy case of Owner (the "Plan").

1. Documentation. This term sheet is not intended to be a legally binding agreement but is intended to be the basis for negotiation of definitive modifications of and agreements related to the Management Agreement in connection with the Plan. As set forth more fully in the Plan, if the Plan is not consummated within the time period specified therein, the parties shall have no further obligations to pursue the matters described herein.

2.       Manager Approvals

         (a) New Owner. The Management Agreement shall be amended and restated (the "Second Amended Management Agreement") to reflect the substitution of Jazz Casino Company, L.L.C., a Louisiana limited liability company, as "Owner" under the Second Amended Management Agreement as successor to all of HJC's right, title and interest in the Second Amended Management Agreement.

         (b) Modified Project. The Second Amended Management Agreement, including without limitation Section 2.03 - "Development" and the approved Program Plans attached as Exhibit "G" to the Second Amended Management Agreement, shall reflect Manager's approval of the build out of the casino to be located at the Rivergate site (the "Casino") as described in the Plan.

3. Development and Construction. The Second Amended Management Agreement, including without limitation the definitions of "Completion Deadline" and "Opening Date," shall tie any development, construction and related deadlines to the development, construction and opening of the Casino.

4. Reserve Fund for Capital Replacements and Capital Improvements; Periodic Contributions to Reserve Fund. The capital reserve provisions will be revised to conform to the proposed changes in the City Lease whereby Manager on behalf of Owner shall deposit into the reserve fund one-twelfth of Three Million Dollars ($3,000,000) for each month of the first twelve (12) month period following the completion of the Casino, one-twelfth of Four Million Dollars ($4,000,000) for each month of the second twelve (12) month period following the completion of the Casino, one-twelfth of Five Million Dollars ($5,000,000) for each month of the third twelve (12) month period following the Completion of Casino, and two percent (2%) of gross revenues of the Casino for each fiscal month thereafter.

5.       Management Fees

         (a) Base and Incentive Fee. Section 9.01 of the Second Amended Management Agreement will reflect that Owner agrees to pay to Manager a management fee (the "Management Fee") having two components. The first component (the "Base Fee") shall equal three percent (3.0%) of gross revenues of the Casino. The second component (the "Incentive Fee") shall equal seven percent (7.0%) of consolidated EBITDA (the EBITDA definition in the Second Amended Management Agreement will be the same as the EBITDA definition in the Indenture) in excess of (i) $40 million for the six month period ending on the date which is six months after the opening of the Casino and each anniversary of such date, and (ii) $75 million for the twelve month period ending on the date which is twelve months after the opening of the Casino and each anniversary of such date, less the Incentive Fee paid to the Manager for the prior six (6) months; provided however, that the Manager shall refund to JCC all fees paid by JCC under subsection (i) hereof if EBITDA does not exceed $75 million for the twelve month period ending on the date which is twelve months after the opening of the Casino and each anniversary of such date, with appropriate proration of such threshold for any partial year following the opening date of the Casino and preceding the termination of the Second Amended Management Agreement, as the case may be. The Base Fee shall be payable to Manager monthly subject to the priorities set forth in the Second Amended Management Agreement. The Incentive Fee, if any, shall be payable to Manager at six (6) month intervals on the next business day following actual cash payment of all accrued fixed interest and contingent interest, if any, on the New Bonds and the New Contingent Bonds (both of which are as defined in the Plan) pursuant to the Plan and subject to the priorities set forth in the Second Amended Management Agreement.

         (b) Defaults. No Base Fee shall be paid, and no Incentive Fee shall be accrued or paid, during or with respect to any period in which Owner is in default with respect to interest or principal payments under the New Bonds, the New Contingent Bonds or the Bank Loans. In the case of any such default, any unpaid Base Fees shall be deferred and payable at such time as any such default is cured.

         (c)      Deferral of Management Fees

                  (i) The New Bonds provide for 6 elections by Owner to pay semi-annual interest in kind rather than in cash for the first 3 year period of the term of the New Bonds and for further elections by Owner to pay semi-annual interest in kind thereafter if the Consolidated EBITDA for the prior twelve (12) months have not exceeded $28,500,000 (collectively the "PIK Elections"). If Owner is required by the Indenture or by the Credit Agreement to defer Base

Fees, Manager consents and agrees to such deferrals of Base Fees. Any such election or elections shall be by written notice from Owner to Manager specifying the amount required to be deferred under the Indenture and/or the Credit Agreement (the "Deferral Amount"). Such Deferral Amount shall first be applied to any Base Management Fees then unpaid and thereafter accruing during the applicable six (6) month period. To the extent any such Deferral Amount shall exceed the projected amount of any unpaid and thereafter accruing Base Management Fees for the applicable six (6) month period or if such six (6) month deferral period shall have already elapsed, Manager shall refund to Owner the remaining amount of such Deferral Amount not to exceed the amount of any Base Management Fees previously paid to Manager with respect to any portion of the applicable six (6) month period accruing prior to Owner's PIK election. To the extent Manager is required to refund to Owner any Incentive Fee or any deferred Base Management Fees pursuant to this Section 5, HET shall guarantee such repayment. Owner and Manager acknowledge that the Indenture and the Credit Agreement require that the Incentive Management Fee be deferred during any corresponding PIK Election. Manager consents to such deferrals of Incentive Fees as may be required by the Indenture and Credit Agreement.

                  (ii) Any Management Fees deferred pursuant to Section 5(c)(i) above shall bear interest at eight percent (8.0%), which shall accrue until such deferred Management Fees are repaid. Interest on Base Fees shall accrue (A) from the date the Base Fees would otherwise have been payable, if the Base Fees were not paid pursuant to Section 5(c)(i) hereof, or (B) from the date the Base Fees were refunded by Manager, if the Base Fees were refunded pursuant to Section 5(c)(i) hereof. Following such time as Owner has achieved Consolidated EBITDA of not less than Sixty Five Million Dollars ($65,000,000) for the preceding twelve
(12) month period, any Base Management Fees deferred pursuant to Section 5(c)(i) hereof together with interest thereon shall be payable to Manager pro rata with any deferred guaranty fees out of excess cash flow (remaining after application of the excess cash flow sweep required by the Credit Agreement for the Bank Loans) to the extent Consolidated EBITDA exceeds Sixty Five Million Dollars ($65,000,000). Following such time as Owner has achieved Consolidated EBITDA of not less than Seventy Five Million and 00/100 Dollars ($75,000,000) for the preceding twelve (12) month period, any incentive fees deferred pursuant to this
Article 9.01(c) together with interest thereon shall be payable to Manager, after repayment of any deferred Base Management Fees and deferred guaranty fees out of excess cash flow (remaining after application of the excess cash flow sweep required by the Credit Agreement for the Bank Loans) to the extent Consolidated EBITDA exceeds Seventy Five Million and 00/100 Dollars ($75,000,000).

6.       Termination Rights and Termination Fees

         (a) Change of Control of Owner. Following the Transition Date (as defined in the Certificate of Incorporation of JCC Holding), if any entity (including any Controlled Affiliates, as defined in the Second Amended Management Agreement, of such entity and any entity of which such entity is a Controlled Affiliate) which (i) controls or operates, or, as of the date the Plan is consummated, is licensed or qualified to control or operate in any of the states of Illinois, Indiana, Louisiana, Mississippi, Missouri, Nevada or New Jersey, a casino or casino hotel facility, or (ii) has been, within the five (5) years prior to the date the Plan is consummated, involved in litigation with Harrah's Entertainment, Inc. which Harrah's Entertainment, Inc. has disclosed in an Annual Report on Form 10-K on or prior to the date the Plan is consummated, or which Harrah's Entertainment, Inc. would be required to disclose in its next Annual Report on Form 10-K following the date the Plan is consummated, acquires twenty percent (20%) or more of the outstanding shares of JCC Holding and the Board of Directors of JCC Holding shall not consist of a majority of Continuing Directors, Manager shall be entitled to terminate this Agreement upon ninety (90) days' written notice to Owner, but shall not be entitled to receive a Termination Fee as defined in Article 17.02 of the Second Amended Management Agreement.

         (b) Sale of Casino. Following the Transition Date, if Owner shall sell, assign or transfer any of its direct or indirect legal or beneficial interest in the Casino, to any person other than a Qualified Purchaser (as defined in Article 21.02(c) of the Second Amended Management Agreement) approved by Manager pursuant to Article 21.02(d) of the Second Amended Management Agreement and which assumes and agrees to perform all obligations of Owner under the Second Amended Management Agreement, Manager shall be entitled to terminate the Second Amended Management Agreement upon the closing of such sale, assignment or transfer, but shall not be entitled to receive a Termination Fee.

         (c) Failure to Open. The Second Amended Management Agreement shall terminate without any further action of JCC or the Manager immediately upon the termination of the Amended Ground Lease by the RDC as a result of JCC's failure timely to complete construction of the Casino, and the Manager shall not be entitled to any Termination Fee.

         (d) Condemnation. If the Casino is condemned, the Manager shall be entitled to seek its share of any condemnation proceeds but shall not be entitled to any Termination Fee.

         (e) Default by Owner. Upon a default by Owner or failure of Owner to complete any obligatory reconstruction or restoration of the Casino after an insured casualty or partial condemnation, the Manager shall be entitled to receive a Termination Fee.

7. Assignment or Transfer of Title by Owner. The Second Amended Management Agreement will provide no restriction on transfers of ownership interests in the ultimate parent of Owner; provided, however, if a Non-Qualified Person shall have a legal or beneficial interest in the equity or debt of the Company, and such situation is not cured within forty five (45) days, or such shorter period as may be required by any governmental entity with authority over the Casino, Manager shall have the right to terminate the Second Amended Management Agreement and collect the Termination Fee. The Second Amended Management Agreement shall provide that a "Non-Qualified Person" shall be any person or entity that

         (a) controls or operates, or, as of the date the Plan is consummated, is licensed or qualified to control or operate in any of the states of Illinois, Indiana, Louisiana, Mississippi, Missouri, Nevada or New Jersey, a casino or casino hotel facility; and

         (b) has been, within the five (5) years prior to the date the Plan is consummated, involved in litigation with Harrah's Entertainment, Inc. which Harrah's Entertainment, Inc. has disclosed in an Annual Report on Form 10-K on or prior to the date the Plan is consummated, or which Harrah's Entertainment, Inc. would be required to disclose in its next Annual Report on Form 10-K following the date the Plan is consummated; and

         (c) would, if associated with Owner or Owner's affiliates or with Manager, in the reasonable judgment of Manager or any licensing authority, impair or cause the denial, suspension or revocation of any gaming registration, permit, license, right or entitlement or alcoholic beverage registration, permit, license, right or entitlement held or applied for by Owner, Manager or any affiliate of Manager or Owner.

8. Competition. The covenant not to compete will be revised to apply to Owner and Manager and their respective affiliates.

9.       Miscellaneous

         (a) Casino Operational Standards. The definition of Casino Operational Standards in the Second Amended Management Agreement shall provide that the standard of the physical plant of the Casino may be measured against the Harrah's Atlantic City Casino and that the operational practices of the Casino shall be gauged against the operational practices of the Harrah's Atlantic City Casino.

         (b) Payments. A general catch-all provision will be added to the Second Amended Management Agreement as Article 6.05 allowing Manager to make payments in accordance with the Second Amended Management Agreement.

         (c) Choice of Law. The choice of law will be Nevada, except as mandatory provisions of the Gaming Act as to which the external laws of the State of Louisiana shall apply without regard to principles of conflicts of law.

                                    Exhibit D

                                September 3, 1998

                              Bondholder Term Sheet
                            Summary of Restructuring

                                    Exhibit D

                                September 3, 1998

                              Bondholder Term Sheet
                            Summary of Restructuring

A.       New Capital

         1. Capital Structure. Jazz Casino Company, L.L.C., a Louisiana limited liability company ("JCC") will fund the completion of construction of the casino at the Rivergate site in New Orleans (the "Casino") through (i) a $60 million term loan (the "A Term Loan") from a syndicate of lenders led by Bankers Trust Company ("BTCo"), (ii) a $151.5 million term loan from BTCo (the "B Term Loan" and, together with the A Term Loan, the "Term Loans"), (iii) the sale of approximately $27 million aggregate principal amount of Convertible Junior Subordinated Debentures of JCC (the "Convertible Junior Subordinated Debentures"), (iv) a credit facility pursuant to which Harrah's Entertainment Inc. ("HET") and Harrah's Operating Company, Inc. ("HOCI"), a wholly-owned subsidiary of HET, will make available up to $22.5 million of subordinated indebtedness (the "Junior Subordinated Credit Facility") to fund project costs, and (v) an equity investment by Harrah's Crescent City Investment Company (the "Harrah's Investor") in an amount equal to the difference between $75 million and the then outstanding principal amount of debtor-in-possession financing provided at any time on or before the Effective Date (the "New Equity Investment"). JCC will also have up to $25 million available for working capital purposes under a working capital line of credit (the "Working Capital Facility" and, together with the Term Loans, the "Bank Loans").

         2. The Bank Loans. The Bank Loans will be on the terms and conditions set forth in Exhibit F to the Third Amended Joint Plan of Reorganization, as Modified through August 12, 1998 (the "Plan") and will have such other terms and conditions as are acceptable to HET and the committee (the "Bondholders' Committee") made up of holders (the "Bondholders") of the 14 1/4% First Mortgage Notes due 2001 (the "Old Bonds") of Harrah's Jazz Company ("HJC").

B.       New Entities

         1. Assets and Ownership of the New Entities. The assets and business, except certain excess real property, of HJC will be transferred to JCC on the Effective Date as set forth in the Plan, subject to any gaming regulatory approvals and state law and, to the extent practicable, taking into account economic efficiencies and simplicity of execution. Title to certain excess real property owned by HJC will vest in each of CP Development, L.L.C. ("CPD") and FP Development, L.L.C. ("FPD"), both of which are newly formed Louisiana limited liability companies. JCC will enter into a sublease of the second floor of the Casino with JCC Development, L.L.C., a Louisiana limited liability company. CPD, FPD and JCC Development will each provide mortgages (which may be released or subordinated under terms and conditions acceptable to the Banks, the Bondholder's Committee and the Proponents) and guarantees for the benefit of the banks, bondholders and Minimum Payment Guarantors. JCC, JCC Development,

CPD and FPD will be wholly-owned by JCC Intermediary Company, L.L.C., a Louisiana limited liability company ("JCC Intermediary"), which, in turn, will be wholly-owned by JCC Holding Company, a Delaware corporation ("JCC Holding" and, together with JCC and JCC Intermediary, the "JCC Entities" and the JCC Entities, together with CPD, FPD, and JCC Development, the "New Entities"). Pending the resolution of certain structural considerations, JCC Intermediary may be eliminated prior to the Effective Date. In such case, JCC, JCC Development, CPD and FPD will be wholly-owned subsidiaries of JCC Holding. HET, the bondholders of Grand Palais, and the shareholders of NOLDC will receive a 49.9% stock ownership in JCC Holding (of which 2.0% will be allocated to Releasing Bondholders, as provided in the Plan); provided that HET will hold not less than 51% of such 49.9% stock ownership and will, for as long as the corporate governance provisions described below are in effect, maintain a majority interest thereof. Of the remaining 50.1%, 37.1% of the stock of JCC Holding will be issued to the Bondholders, and the remaining 13.0% of the stock of JCC Holding will be allocated to Releasing Bondholders, as provided in the Plan of Reorganization. Accordingly, under the Plan, Releasing Bondholders will receive an aggregate of 15% of the stock of JCC Holding.

         2. Flip Events. Generally, the directors designated by the Class B Stockholders (the "Class B Directors") will supervise the day-to-day activities with respect to the New Entities unless one of the following events ("Flip Events") occurs: (i) (a) JCC is in default in any material respect under the Bonds (as hereinafter defined) or the JCC Entities are in default in any material respect under any material agreements with the City of New Orleans (the "City") or the State of Louisiana (the "State"), any other financing agreements, any other material contracts or any of their organizational documents, and (b) such default by the JCC Entities is caused by HET, HOCI or Harrah's New Orleans Management Company (the "Casino Manager") related events, (ii) the Casino Manager is in default in any material respect under its management agreement, HET or HOCI is in default in any material respect under the completion guaranties or HET or its affiliates are in default in any material respect under any other material agreements relating to the Casino between HET or its affiliates and the City or the State or any agency or instrumentality of the City or State, (iii) a filing for bankruptcy by or against HET, HOCI, the Casino Manager, any direct or indirect parent thereof, or any affiliate of HET which is controlled by HET (an "HET Controlled Affiliate") if the filing by or against such HET Controlled Affiliate has or is reasonably likely to have an adverse effect on JCC, the Casino or the suitability of any person required to be found suitable under Louisiana gaming laws, or (iv) the Louisiana Gaming Control Board (the "LGCB") makes the determination that HET or its affiliate is unsuitable to own an equity interest in JCC Holding.

         3. Effect of Flip Event. Upon the occurrence of a Flip Event, the directors of JCC Holding selected by the former Bondholders (the "Independent Directors") will supervise the day-to-day activities with respect to the New Entities; provided, however, that if all defaults causing a Flip Event to have occurred are cured, the Class B Directors will resume supervising the day-to-day activities of the New Entities.

         4. Significant Transactions. Notwithstanding the foregoing, approval by the Independent Directors of JCC Holding will be required if a New Entity proposes to engage in a Significant Transaction. "Significant Transactions" shall include, without limitation, (i) amendments of the organizational documents of any of the New Entities, (ii) any merger, consolidation, lease or sale of a material portion of their respective businesses or assets, (iii) any material transaction or transactions, except for certain excluded transactions, during a single fiscal year with HET or an HET Controlled Affiliate (including any decisions regarding the exercise, waiver or modification of rights or obligations under the management agreement) which in the aggregate involve consideration in excess of a threshold to be determined by the board of directors of JCC Holding, (iv) declarations of dividends, (v) amendment of any material agreements with the City or the State, (vi) bankruptcy events, (vii) incurrence of, or assumption of liability for, indebtedness for borrowed money, other than indebtedness incurred pursuant to the Plan, the amendment of the terms of any indebtedness for borrowed money or any modification, consent or waiver thereunder, (viii) any issuance of securities, (ix) any repurchase of securities of a New Entity, (x) any change in the independent auditors, and (xi) approval of JCC's annual operating plan and annual capital budget.

         5. After a Flip Event. If a Flip Event has not occurred, or has occurred other than as the result of a willful action or failure to act by the Class B Directors, HET, the Casino Manager, or an HET Controlled Affiliate, as determined by Speedy Arbitration, the approval by the Class B Directors will be required if any of the JCC Entities proposes to engage in Significant Transactions. Speedy Arbitration shall mean an arbitration in which a single arbitrator is selected by HET or its subsidiary and the Bondholders Committee, the arbitration is binding, and the arbitration occurs on an expeditious schedule as determined by the arbitrator. An arbitrator or a mechanism for arbitration shall be identified and set forth in the appropriate organizational documents. If a Flip Event has occurred and the approval of the Class B Directors is not required for a Significant Transaction, any action or inaction by the Independent Directors during the period after the Flip Event and prior to the cure of all defaults giving rise thereto shall not disproportionately affect any group of holders of equity of the JCC Entities. Such approval by the Independent Directors and the Class B Directors, respectively, will, in certain cases, require a majority thereof and in other cases will require unanimity.

         6. Independent Directors; Extraordinary Flip Event. JCC Holding's board of directors will consist of an equal number of Independent Directors and Class B Directors, but (i) the Independent Directors will constitute a majority of the audit committee, (ii) one Independent Director will be added to the board if a Flip Event (including a Flip Event resulting from Casino Manager bankruptcy events, but excluding a Flip Event resulting from HET bankruptcy events) occurs as the result of a willful action or failure to act by the Class B Directors, HET, the Casino Manager, or an HET Controlled Affiliate as determined in a Speedy Arbitration process (an "Extraordinary Flip Event"); provided, however, that such additional Independent Director will be removed if such Extraordinary Flip Event is cured, and (iii) unless an Extraordinary Flip Event has occurred and has not been cured, one Class B Director will be added to the board in the event that at least 20% of the outstanding shares of Class A Stock of JCC Holding are acquired (a "Change of Control") by any entity (including any parent and any controlled affiliates) (a "Conflicted Entity") (a) which controls or operates, or is licensed in any of Illinois, Indiana, Louisiana, Mississippi, Missouri, Nevada or New Jersey to control or operate, as of the Effective Date, a casino or casino hotel facility, or (b) which has been involved in material litigation with HET within the five years prior to the Effective Date; provided, however, that such additional Class B Director will be removed if (x) the percentage of Class A Stock of JCC Holding owned by such Conflicted Entity falls below 20%, or
(y) an Extraordinary Flip Event occurs after such Change of Control.

         7. Classes of Directors. JCC Holding's board will be divided into three classes of directors with staggered terms of office.

         8. Class A and Class B Directors. Until the Transition Date (as hereinafter defined) there shall be an equal number of Independent Directors and Class B Directors in each of the three classes of directors. When an Independent Director's term of office expires, the remaining Independent Directors will constitute the committee authorized to nominate the candidate for such Independent Director's position, and when a Class B Director's term of office expires, the remaining Class B Directors will constitute the committee authorized to nominate the candidate for such Class B Director's position.

         9. JCC and JCC Intermediary Governance. JCC shall be a member managed Louisiana limited liability company with JCC Holding as its sole member manager. If JCC Intermediary is utilized, the sole member manager of JCC Intermediary will be JCC Holding, and JCC Intermediary will be the sole member manager of JCC.

         10. Director Compensation. The JCC Entities will pay reasonable directors' fees and long term compensation to all of the Independent Directors (and, until the Transition Date, to Class B Directors who are not employees of HET), will pay the reasonable out-of-pocket expenses of all of their directors, and will carry adequate D&O insurance for the benefit of all of their directors.

         11. Classes of Stock and Conversion of Stock. Until the Transition Date there will be two outstanding classes of common stock of JCC Holding, one class to be received by the Bondholders ("Class A Stock") and one class to be received by HET, the bondholders of Grand Palais and the shareholders of NOLDC ("Class B Stock"), which will be identical in all respects except (i) holders of Class A Stock will elect the Independent Directors and holders of Class B Stock will elect the Class B Directors, (ii) shares of Class B Stock will be converted into shares of Class A Stock upon transfer to any entity except HET, the bondholders of Grand Palais, NOLDC, any shareholder of NOLDC, and any of such entities' affiliates (collectively, "Class B Entities"), and (iii) subject to certain exceptions upon a Change of Control, shares of Class A Stock upon transfer to a Class B Entity will be converted into shares of Class B Stock.

         12. Capital Budget. All changes to JCC's capital budget prior to termination of the Completion Guarantee (as defined herein), except for changes which reduce the scope or character of the Casino, as reflected in the approved Plans and Specifications, or which exceed $5 million or such other threshold as may be determined by the board of directors of JCC Holding, will be approved by the Gaming Committee of JCC Holding's board of directors; thereafter all changes to JCC's capital budget up to $250,000 will be approved by the Gaming Committee and all changes to JCC's capital budget between $250,000 and $2 million will be approved by the Capital Committee of JCC Holding's board of directors (consisting of a single Independent Director and a single Class B Director until the Transition Date). The capital budget itself will be approved by the board of directors of JCC Holding.

         13. Transition Date. The governance provisions set forth in Sections B.2, 3, 4, 5, 6, 8 and 11 shall terminate upon the Transition Date. The "Transition Date" shall occur on the earliest of (i) the third anniversary of the date which the Casino is open to customers, (ii) the end of two consecutive 12-month periods in each of which the Contingent Payments under the New Bonds and the New Contingent Bonds equals or exceeds $15 million, and (iii) the end of a period consisting of 30 consecutive trading days during which the average daily closing Minimum Market Value (as defined below) equals or exceeds $435 million (as adjusted by the board of directors in good faith to account for purchases of common stock or issuances of additional common stock). The "Minimum Market Value" is, for each trading day, the sum of (i) the closing bid price of a share of Class A Stock multiplied by the aggregate number of such shares issued and outstanding plus (ii) the closing bid price per $1,000 of New Bonds and New Contingent Bonds, divided by $1,000, and multiplied by the aggregate principal amount of such Bonds outstanding.

C.       Fiduciary Considerations

         All definitive documentation implementing the transactions contemplated by this term sheet will provide the Bondholders' Committee with a "fiduciary out" in the event that there is a superior offer with respect to the Old Notes. The Bondholders' Committee has agreed not to solicit any other sponsors after August 23, 1996 (the "No Shop Date"). After the No Shop Date, if the Bondholders' Committee supports a plan of reorganization not supported by HET, or withdraws its support for a plan of reorganization supported by HET, then at such time, HET shall be entitled to receive the immediate repayment of its DIP loans (including all amounts advanced thereunder and accrued interest on such advances). In addition, if after the date on which HET, the City, the State and the Bondholders' Committee are definitively committed to support a plan of reorganization supported by HET (the "Definitive Commitment Date"), the Bondholders' Committee supports a plan of reorganization not supported by HET, or withdraws its support for a plan of reorganization supported by HET, then HET shall be entitled to receive from HJC a "break-up" fee of $2.5 million at such time and the Bondholders' Committee shall not support any plan that does not provide that HET shall be entitled to receive from HJC $5 million at the time of the confirmation of such other plan and $5 million at the time of consummation of such other plan. The Definitive Commitment Date shall be the date on which the HET, the Bondholders Committee, the City and the State have negotiated and agreed to definitive documentation. All such definitive documentation shall be in form and substance acceptable to the Bondholders Committee.

D.       Old Notes

         The holders of $435 million of the existing Old Bonds will receive: (i) $187.5 million of Senior Subordinated Notes with Contingent Payments of JCC (the "New Bonds") having the terms described on the attached term sheet; (ii) the Senior Subordinated Contingent Notes (the "New Contingent Bonds" and, together with the New Bonds, the "Bonds") having the terms defined in the attached term sheet; and (iii) 37.1% of the stock of JCC Holding. The Releasing Bondholders shall receive 13.0% of the stock of JCC Holding to be allocated among the Releasing Bondholders, as described herein.

E.       Management Agreement

         1. Management Fees. The Casino Manager will receive 3.0% of gross revenues ("Base Management Fee") and 7.0% of EBITDA above (i) $40 million for the six-month period ending on the date which is six months after the opening of the Casino and each anniversary of such date, and (ii) $75 million for the twelve month period ending on the date which is twelve months after the opening of the Casino and each anniversary of such date, less the Incentive Fee paid to the Casino Manager for the prior six months ("Incentive Management Fee") for managing the Casino; provided, however, that the Casino Manager shall refund to JCC all fees paid by JCC under subsection (i) hereof if EBITDA does not exceed $75 million for the twelve month period ending on the date which is twelve months after the opening of the Casino and each anniversary of such date. "EBITDA" means earnings before interest, taxes, depreciation and amortization but after payment of the Base Management Fee. The definition of EBITDA for purposes of the Incentive Management Fee shall be the same as for purposes of the New Contingent Bonds.

         2. Payment of Base Management Fees. The Base Management Fee will be paid monthly; provided, however, that HET will unconditionally guarantee the repayment to JCC of the Casino Manager's obligation to repay any Base Management Fees required as a result of a PIK election.

         3. Payment of Incentive Management Fees. The Incentive Management Fee, if any, will be paid at six month intervals on the next business day following actual cash payment of all accrued fixed interest and contingent interest, if any, on the Bonds. No Base Management Fee will be paid, and no Incentive Management Fee will be accrued or paid, during or with respect to any period in which JCC is in default with respect to interest or principal payments under the Bonds.

         4. Deferrals. JCC shall have the option of making the first six semi-annual interest payments of fixed interest on the New Bonds in kind rather than in cash (the "PIK Periods"); provided however, that the first four semi-annual interest payments must be paid in kind if Tranches A-1 and/or A-2 are outstanding at the end of the corresponding PIK Periods.

              a. The Casino Manager will defer Base Management Fees for the corresponding first, second, third or fourth PIK Period to the extent the cash savings resulting from the PIK election is needed for cash flow deficiencies other than repayment of Tranche A-1 and Tranche A-2, and such deferred Base Management Fee plus applicable interest shall be due and payable to the Casino Manager, pro rata with any deferred guaranty fees, out of excess cash flow (remaining after application of the excess cash flow sweep required by the Credit Agreement for the Bank Loans) at such time and to the extent that EBITDA exceeds $65 million.


              b. Any Incentive Management Fee payable to the Casino Manager will be deferred during the corresponding third, fourth, fifth or sixth PIK Periods if the respective third, fourth, fifth or sixth PIK election, as the case may be, is required under the bank credit agreement or elected by JCC, and such deferred Incentive Management Fees shall be due and payable to the Casino Manager, after repayment of any deferred Base Management Fees and deferred guaranty fees, out of excess cash flow (remaining after application of the excess cash flow sweep required by the Credit Agreement for the Bank Loans) at such times as and to the extent that EBITDA exceeds $75 million.

              c. If EBITDA is less than $28.5 million for the twelve-month period ending one month prior to each semi-annual New Bond interest payment date beginning with the fourth year after the Effective Date, the Base Management Fee, Bank Loan principal, and HET guaranty fees will be deferred, and the Bondholders will receive PIK interest.

              d. JCC may not pay fixed interest in kind for the fifth and sixth PIK-periods if (i) Tranches A-1 and A-2 have been fully repaid, (ii) there are no outstanding drawings under the Revolving Credit Facility, and (iii) the Casino has accumulated cash availability of at least $20 million.

         5. Subordination of Management Fees and Other Amounts. In the event of any payment default on the Bonds, any other default that results in acceleration of the Bonds, the bankruptcy of JCC, or similar matters, any accrued but unpaid Base Management Fees or Incentive Management Fees shall be subordinated to payments on the Bonds in the following order:

              a. Fixed interest on New Bonds

              b. Principal amount of New Bonds

              c. Base Management Fee

              d. Contingent Payments on New Bonds and New Contingent Bonds

              e. Amounts advanced under Completion Guarantee

              f. Incentive Management Fee

         6. Year 2000 Compliance. The Management Agreement shall contain a covenant from the Manager regarding Year 2000 compliance.

F.       DIP Financing

         1. Prior DIP Loans. HET, or an affiliate of HET, has advanced over $40 million to recommence construction of the Casino and fund other amounts necessary for the continuation of the HJC bankruptcy case and the consummation of the Plan in the form of debtor-in-possession ("DIP") loans.

         2. Additional DIP Loans. The JCC Entities will need additional funds prior to the Effective Date. HET, or an affiliate of HET, will provide additional DIP financing in accordance with the HET DIP order entered by the Bankruptcy Court.

         3. Repayment. Principal on the DIP loans will be (i) repaid in full in cash upon consummation of a plan of reorganization, or (ii) converted into the New Equity Investment (and count toward the $75 million equity investment) on a dollar-for-dollar basis. The Plan shall provide that any HET claim for interest on the DIP Loans will be canceled upon consummation of the Plan. The DIP loans shall be entitled to an administrative priority superior to the priority of all other creditors in the bankruptcy.

         4. Collateral. The DIP loans will receive a primary lien on all assets of the estate, including the Fulton Street and 3CP properties, all gaming equipment (subject to regulatory approval), all cash collateral (including the cash collateral held by FNBC), and all causes of action of the Estate other than insider claims.

         5. Funding. Prior to the termination of the DIP loans (by acceleration, maturity or otherwise), HET will fund sufficient amounts under the DIP loans to provide for the payment of administrative expense claims for fees, expenses and costs of professionals properly retained pursuant to court order, including professionals properly retained pursuant to court order by the debtors and the creditors' committees (including, without limitation, the Bondholders Committee) to the extent such fees, expenses and costs (i) are payable pursuant to a court order entered prior to such termination of the DIP loans, or (ii) are provided for in a budget approved by HET.

         6. Termination. Upon the termination of the DIP loans (by acceleration, maturity or otherwise), HET's administrative priority claims and the liens and security interests granted under the terms of the DIP loans shall not have priority over, and shall be subordinate and junior to, up to an aggregate of $1.5 million of unpaid administrative expense claims for fees, expenses and costs of professionals properly retained pursuant to court order, including professionals properly retained pursuant to court order by the debtors and the creditors' committees (including, without limitation, the Bondholders' Committee).

         7. Call. The DIP loans may be called at par plus accrued interest at any time at the discretion of the Bondholders' Committee.

G.       Agreements with City and State

         1. City and LGCB. Any plan of reorganization of HJC is subject to the approval of the LGCB (LEDGC's successor) and the City of New Orleans, except to the extent such approvals are not required under bankruptcy law.

         2. Agreement. As part of its Plan, HJC will seek certain agreements with the City and State. Any agreements between HJC, on the one hand, and the City or the State, on the other hand, shall be satisfactory to the Bondholders' Committee, in its sole discretion.

H.       Completion Guarantee

         1. Form of Completion Guarantee. For the benefit of holders of the Bonds, HET and HOCI will unconditionally and irrevocably guarantee completion of the project (the "Completion Guarantee") as discussed below, in accordance with the City and State requirements, subject only to force majeure, on terms substantially identical to the terms to be contained in HET's and HOCI's completion guarantee in favor of the State and the City delivered in connection with the Plan (including without limitation, collateral, guaranties or third party financial support). In any event, such Completion Guarantee shall not contain any financing condition precedent to the obligations of HET or HOCI.

         2. Reimbursement of Completion Guarantors. The obligation of JCC to repay amounts advanced by HET or HOCI will be an unsecured obligation and junior in right of payment to the full $187.5 million of New Bonds and all amounts owing under the New Contingent Bonds. Such repayment obligation will have an interest rate of 8% per annum and will mature 6 months after the maturity of the Bonds; provided, however, that early repayment of such obligation will be permitted if allowed pursuant to a "Restricted Payments" test to be negotiated in the indenture for the Bonds.

         3. Scope of Completion Guarantee. The Completion Guarantee will cover the costs of construction, equipment, opening (pre-opening expenses and cashloads) and opening working capital for the Casino and Second Floor Shell Construction in accordance with an agreed-upon list of Casino and Second Floor Shell Construction completion specifications. The Casino shall consist of approximately 100,000 square feet of net gaming space on the first floor, a 250-seat buffet, two parking garages, an underground tunnel between the Casino and the parking garages and approximately 15,000 square feet of multi-function, special event, food service and meeting-room space on the first floor. The Second Floor Shell Construction shall consist of an additional approximately 130,000 square feet of multipurpose non-gaming entertainment space on the second floor of the premises constructed to the point at which the shell of the structure is complete and the space is suitable for tenant build-out.

         4. Working Capital. The $25 million Working Capital Facility will be obtained from a third party lender prior to the initial opening of the Casino. Upon the completion of the Casino and Second Floor Shell Construction, pursuant to the Completion Guarantee, JCC will have available for working capital (i) $5 million of cash, (ii) $10 million on deposit with the Casino Manager or available under the Working Capital Facility to fund the Minimum Balance (as defined in the Management Agreement), and (iii) the Working Capital Facility Maximum Amount of availability for drawdown(s) under the Working Capital Facility. The "Working Capital Facility Maximum Amount" equals $25 million reduced by the amount of funds, if any, not to exceed $2 million, available under any letter of credit sub-facility under the Working Capital Facility for purposes other than those relating to project costs of the Casino and further reduced by a drawing of up to $10 million to be deposited in the Bank Account (as defined in the Management Agreement) to fund the Minimum Balance. The Completion Guarantee shall not cover any operating losses following the completion of the Casino and Second Floor Shell Construction.

I.       HET/JCC Agreement

         1. Guaranty. HET and HOCI will enter into an agreement with JCC (the "HET/JCC Agreement") to provide a Minimum Payment Guaranty (as defined in the Amended and Renegotiated Casino Operating Contract) to the LGCB, subject to renewal or early termination in accordance with the terms of the HET/JCC Agreement.

         2. Interest. Any drawing on a Minimum Payment Guaranty shall bear interest at the bank facility Tranche A-3 interest rate. For purposes of computing the minimum annual payments to the LGCB, the Casino's fiscal year (a "COC Fiscal Year") will begin on April 1.

         3. Renewal. HET and HOCI will commit to provide a Minimum Payment Guaranty through the COC Fiscal Year ending March 31, 2004; provided that the obligation of HET and HOCI to provide a Minimum Payment Guaranty pursuant to the HET/JCC Agreement shall not renew for any of the COC Fiscal Years beginning April 1, 2000, 2001, 2002 or 2003 if prior to such date: (i) there has been a JCC bankruptcy or a cessation of Casino operations; (ii) there are any unpaid guaranty fees (other than fees deferred as agreed in the HET/JCC Agreement);
(iii) there are any unreimbursed drawings on a Minimum Payment Guaranty; (iv) in the case of a renewal for the COC Fiscal Year beginning April 1, 2000, the project has failed to generate positive EBITDA for the period of operations commencing with the opening of the Casino and ending January 31, 2000, however, there shall be no EBITDA test for the period of operations ending January 31, 2000 if such period of operations commenced after August 1, 1999; (v) in the case of the COC Fiscal Years beginning April 1, 2001, 2002, and 2003, the project has failed to generate EBITDA as of the twelve month period ending November 30 of the prior calendar year in an amount equal to $15 million as of the twelve month period ending November 30, 2000, $20 million as of the twelve month period ending November 30, 2001, and $25 million as of the twelve month period ending November 30, 2002; (vi) HET, HOCI or the Casino Manager or any of HET's affiliates has been determined to be unsuitable or the Casino Manager has been removed as manager of the Casino; (vii) JCC has breached any of the covenants under Section 5 of the HET/JCC Agreement; (viii) an Excusable Temporary Cessation of Operations has occurred and is continuing and has not been cured in accordance with the terms of the Amended and Renegotiated Casino Operating Contract; or (ix) the Amended and Renegotiated Casino Operating Contract has been terminated. The HET/JCC Agreement will contain provisions to adjust the EBITDA test for purposes of clauses (iv) and (v) above if an Excusable Temporary Cessation of Operations has occurred during a COC fiscal year.

         4. Definition of EBITDA. For purposes of clauses I.3(d) and I.3.(e) above, EBITDA shall mean operating income determined according to generally accepted accounting principles plus depreciation and amortization determined according to generally accepted accounting principles, but will not include any extraordinary non-cash items, such as the write down of assets, or pre-opening expenses.

         5. Notice. HET and HOCI shall give JCC at least ninety days prior written notice of any such non-renewal pursuant to clauses I.3(b) and I.3(e) above. HET shall give JCC at least thirty days prior written notice of any such non-renewal pursuant to clause I.3.(d). above.

         6. Cancellation. Commencing with the COC Fiscal Year ending March 31, 2002, upon ninety days written notice prior to the first day of the respective COC Fiscal Year, JCC may cancel the commitment of HET and HOCI to provide a Minimum Payment Guaranty for the COC Fiscal Year ending March 31, 2002 upon payment of a termination fee of $1 million in cash and may cancel the commitment of HET and HOCI to provide a Minimum Payment Guaranty for the COC Fiscal Years ending March 31, 2003 and 2004 without any fee.

         7. Restriction on Termination. Notwithstanding any other provision hereof, JCC will be restricted from terminating the HET/JCC Agreement unless JCC has obtained a replacement guaranty or letter of credit which meets the requirements of the Amended and Renegotiated Casino Operating Contract and which does not result in increased cost to JCC (after giving effect to payment to HET and HOCI of the termination fee, if applicable), the Amended and Renegotiated Casino Operating Contract no longer requires JCC to provide a guaranty or letter of credit, or the LGCB waives the requirement that JCC provide a guaranty or letter of credit.

         8. Fee. HET and HOCI, collectively, will receive a $6 million per annum guaranty fee for the COC Fiscal Years ending March 31, 2000 and 2001 and $5 million per annum guaranty fee for the COC Fiscal Years ending March 31, 2002, 2003 and 2004, all payable quarterly. HET and HOCI, collectively, shall receive a pro rata fee based on an annual fee of $6 million for any partial COC Fiscal Year ending March 31, 2000. HET and HOCI shall not receive a guaranty fee for any COC Fiscal Year in which a Minimum Payment Guaranty is not provided and shall repay to JCC any guaranty fee previously advanced to it in respect of such COC Fiscal Year.

         9. Deferred Fees. If EBITDA is less than $28.5 million for the twelve month period ending one month prior to each semi-annual New Bond interest payment date beginning with the fourth year after the Effective Date, the guaranty fee to HET and HOCI will be deferred. JCC's obligation under the HET/JCC Agreement to pay the per annum guaranty fee and any termination fee to HET and HOCI and to reimburse HET and HOCI for any drawings (including interest thereon) by the LGCB under a Minimum Payment Guaranty will be secured by a first lien on the Casino assets.

         10. Collateral. The collateral to be provided to HET and HOCI pursuant to the HET/JCC Agreement is to be substantially as provided to the LGCB pursuant to the State Mortgage and Security Documents attached as exhibits to the LGCB April, 1997 approved Casino Operating Contract. The mortgages, security agreement and other lien documents will be joint documents in favor of the Minimum Payment Guarantors and the Banks and Bondholders, subject to the terms of a Minimum Payment Guarantor/Bank-Bondholder intercreditor agreement setting forth their lien priorities and other intercreditor matters and all in a form satisfactory to the Bondholders Committee. The HET/JCC Agreement shall contain covenants in favor of HET and HOCI (i) requiring JCC to maintain insurance, pay taxes and impositions, repair and maintain the Casino, and keep the lease in effect, as was the case for the LGCB pursuant to Section 20.4(d) of the Amended and Renegotiated Casino Operating Contract, and (ii) on terms and conditions to be agreed by the parties, restricting indebtedness and liens by JCC and restricting dividends, merger and asset disposition. The parties agree that any successor guarantor may be secured by the first lien position of HET and HOCI, subject to payment of any unpaid fees or obligations to HET and HOCI in respect of the HET/JCC Agreement.

J.       Resale Issues

         1. Listing. The JCC Entities will use their best efforts to cause the Class A Common Stock of JCC Holding to be listed on a national securities exchange or quoted on NASDAQ upon the Effective Date.

         2. Reporting Company. JCC Holding shall use its best efforts to be, on or prior to the Effective Date, a reporting company under the Securities Exchange Act of 1934, as amended (the "34 Act"), with respect to its Class A Common Stock. JCC Holding will file a registration statement under the 34 Act (the "34 Act Registration Statement") no later than promptly after the court approves the disclosure statement for the Plan.

         3. Effect of 34 Act Registration Not Becoming Effective. If the 34 Act Registration Statement is not effective by the later of (i) 60 days after the filing of such registration statement with the SEC (provided, however, that this clause (i) is not applicable if JCC Holding did not file such registration statement prior to the date which is five days after final court approval of the disclosure statement for the plan of reorganization), (ii) 60 days after final court approval of the disclosure statement for the plan of reorganization, (iii) 30 days after receipt of any SEC comments on such registration statement, and
(iv) the Effective Date, then JCC Holding shall pay to the Bondholders an amount equal to $.05 per week for each $1,000 of securities to be registered, which amount shall increase by $.05 every 45 days to a maximum of $.30 per week.

         4. Registration For Public Resales. In addition, to the extent that it is reasonably determined that the registration of public resales by any Bondholder of any securities received by such Bondholder under the Plan is required by law, the JCC Entities will file a registration statement (the "33 Act Registration Statement") with respect to such resales promptly after the Effective Date. If such 33 Act Registration Statement is not effective within 120 days after it is filed, then JCC shall pay to the Bondholders an amount equal to $.05 per week for each $1,000 of securities to be registered, which amount shall increase by $.05 every 45 days to a maximum of $.30 per week.

         5. Registration Rights Agreement. On the Effective Date, JCC Holding and HET, or an affiliate of HET, will enter into a registration rights agreement containing such terms and conditions as are customary under the circumstances, including the following: (i) upon the request of HET, or an affiliate of HET, which request may not be made prior to the second anniversary of the opening of the Casino, JCC Holding must promptly file with the SEC and cause to become effective as soon as reasonably practicable thereafter a registration statement on the appropriate form relating to all shares of Class B Common Stock of JCC Holding held by HET, or an affiliate of HET, including any shares obtained pursuant to the exercise of warrants by HET, or an affiliate of HET; and (ii) JCC Holding will cause such registration statement to be continually effective, subject to customary exceptions, through the third anniversary of the day on which such registration statement first becomes effective.

K.       HET Warrant

         In lieu of the warrants set forth in the Third Amended Plan of Reorganization as confirmed on April 6, 1998 of HJC, HET, or its affiliate, will receive warrants to purchase an amount of common stock of JCC Holding so that upon the exercise of all such warrants HET, or its affiliate, will own 50.0% of JCC Holding's common stock. The number of shares issuable upon exercise of such warrants shall be adjusted as necessary to reflect, among other things, the transfer of shares upon exercise of the options held by FNBC and the NOLDC shareholders to purchase from HET or one of its subsidiaries up to 4.5% of the common stock of JCC Holding and the issuance of shares if all or a portion of the Convertible Junior Subordinated Debentures are converted. The warrants will be exercisable at any time, in whole or in part, after the Transition Date until the sixth anniversary of the opening of the Casino in whole or in part at a price of $15.00 per share. If at any time after the Transition Date the market trading price of the JCC Holding common stock has exceeded $20.00 for sixty consecutive days, the board of directors of JCC Holding may elect to give written notice to HET of an election to redeem 75% of the warrants at $.05 per warrant unless HET, or its affiliate, exercises the warrants within forty-five days after the date of such notice. If (i) an election to redeem warrants is made by JCC Holding, and (ii) HET or its affiliate exercises warrants with respect to that number of shares which at the time of exercise would cause HET and its affiliates to own in the aggregate 50% of JCC Holding's common stock, then none of the then unexercised warrants which were called for redemption shall be redeemed. Prior to the Transition Date, and except as provided in Section B.11.iii hereof, all JCC Holding common stock directly or indirectly owned by HET and its affiliates shall be Class B Common Stock, and all Class A Common Stock acquired by HET and its affiliates prior to the Transition Date shall promptly be converted to Class B Common Stock.

L.       Litigation and Claims

         1. Releases. As provided in the Third Amended Plan of Reorganization as confirmed on April 6, 1998, the Bondholders will release HET, the bondholders of Grand Palais, and the shareholders of NOLDC and their affiliates.

         2. Assigned Claims. As provided in the Third Amended Plan of Reorganization as confirmed on April 6, 1998, on the Effective Date, HJC, Harrah's Jazz Finance Corp. and Harrah's New Orleans Investment Company and the releasing Bondholders will assign their respective Assigned Litigation Claims (as defined in the Third Amended Plan of Reorganization as confirmed in April, 1997) to JCC, without any representations or warranties. The prosecution of the Assigned Litigation Claims, judgment reduction protection and distribution of recoveries from Assigned Litigation Claims will occur as provided in the Third Amended Plan as confirmed on April 6, 1998.

         3. Other Claims. Treatment of chapter 11 administrative expenses and all other claims in the HJC chapter 11 case shall be on terms and conditions satisfactory to the Bondholders' Committee. It is understood that provision for satisfaction of such expense claims has been included in the HJC reorganization budget.

M.       Miscellaneous

         1. Support of Plan. The Bondholders Committee will join the Proponents of the Plan of Reorganization of HJC and HJFC in urging the Bondholders not to change their earlier support of the Plan of Reorganization.

         2. Counsel Fees. The fees and expenses of Weil, Gotshal & Manges and McGlinchey Stafford shall not be capped and shall be paid in accordance with the existing HJC monthly budget process.

         3. Investment Advisor Fees. All rights of Ladenberg with respect to fees and expenses are reserved.

         4. No Other Obligations. HET will not be required to provide equity, guaranties, loans or other financial commitment beyond those described in the Third Amended Plan of Reorganization as confirmed on April 6, 1998, in the Term Sheet attached as Exhibit F to the Plan, and in this Bondholder Term Sheet. The Bondholders will not be required to provide any concessions beyond those described in the Third Amended Plan of Reorganization as confirmed on April 6, 1998, in the Term Sheet attached as Exhibit F to the Plan, and in this Bondholder Term Sheet.

         5. Waivers and Release. The New Bonds Indenture and the New Contingent Bonds Indenture shall contain waiver and release provisions regarding any non-renewal of a Minimum Payment Guaranty in accordance with the terms of the HET/JCC Agreement or non-renewal of the HET/JCC Agreement after March 31, 2004.

                              SUMMARY OF TERM SHEET
               SENIOR SUBORDINATED NOTES WITH CONTINGENT PAYMENTS
               --------------------------------------------------


Issuer:                             Jazz Casino Company, L.L.C. ("JCC"), a
                                    Louisiana limited liability company

Issue:                              Senior Subordinated Notes With Contingent
                                    Payments (the "New Bonds").

Principal Amount:                   $187,500,000.

Maturity:                           2009 (11 years).

Fixed Interest:                     The interest will be as follows for the
                                    first 10 semi-annual periods:
                                             1 - 5.867%
                                             2 - 5.927%
                                             3 - 5.987%
                                             4 - 6.046%
                                             5 - 6.103%
                                             6 - 6.159%
                                             7 - 6.214%
                                             8 - 6.214%
                                             9 - 6.214%
                                            10 - 6.214%
                                    and then 8% thereafter, payable in kind from
                                    the Effective Date for six semi-annual
                                    periods (the "PIK Periods"), and payable
                                    semi-annually in cash, in arrears,
                                    thereafter.

                                    JCC shall have the option of making the
                                    first six semi-annual interest payments in kind rather than in cash; provided, however, that the first four semi-annual interest payments must be paid in kind if Tranches
                                    A-1 and/or A-2 are outstanding at the end of the corresponding PIK Periods. If EBITDA is less than $28.5 million for the twelve-month period ending one month prior to each semi-annual interest payment date beginning with the fourth year after the Effective
                                    Date, the semi-annual interest payment may be paid in kind.


Contingent Payments:                Payable  semi-annually  and  limited to 75%
                                    of EBITDA over $65 million and under $85
                                    million calculated on a fiscal-year basis.
                                    If, and to the extent that, JCC's EBITDA
                                    results for any year are less than the
                                    amount required to cause maximum contingent
                                    payments for such year to become due, the
                                    incremental amount between the contingent
                                    payments actually earned for such year and
                                    the maximum contingent payments for such
                                    year will never be paid. Procedures to
                                    address seasonality and tax considerations
                                    in connection with semi-annual payments will
                                    be developed. "EBITDA" means earnings before
                                    interest, taxes, depreciation and
                                    amortization but after payment of the Base
                                    Management Fee; provided, however, that the
                                    fee to HET under the HET/JCC Agreement will
                                    be treated as an operating expense for
                                    purposes of calculating EBITDA. For federal
                                    income tax purposes, all contingent payments
                                    will be recharacterized as principal and
                                    interest using a 12% discount factor.

Collateral:                         The New Bonds  will be  secured  by a lien
                                    on all assets of JCC Holding, JCC, JCC
                                    Development, CPD and FPD (excluding the
                                    Amended and Renegotiated Casino Operating
                                    Contract, the Casino's bankroll and the
                                    Gross Revenue Share payments) junior to the
                                    liens securing certain obligations of JCC
                                    under the HET/JCC Agreement, the A Term
                                    Loan, the Working Capital Facility and any
                                    refinancings of the A Term Loan and the
                                    Working Capital Facility which do not
                                    increase the principal amount of
                                    indebtedness outstanding and available
                                    thereunder or decrease the weighted-average
                                    maturity thereof (collectively, the "Senior
                                    Permitted Refinancings"), and pari passu
                                    with the liens securing the New Contingent
                                    Bonds (described below), the B Term Loan and
                                    any refinancings of the B Term Loan which do
                                    not increase the principal amount of
                                    indebtedness outstanding and available
                                    thereunder or decrease the weighted-average
                                    maturity thereof (collectively, the "Senior
                                    Subordinated Permitted Refinancings").

Optional Redemption:                The New Bonds will not be redeemable prior
                                    to maturity.


Mandatory Redemption:               The New Bonds will not be subject to
                                    mandatory prepayment prior to maturity.
                                    Change of Control Put to be triggered by
                                    changes in the manager or other similar
                                    events.

Ranking: The New Bonds will be secured obligations of JCC, subordinated in right of payment to certain obligations of JCC under the HET/JCC
                                    Agreement, the A Term Loan, the Working
                                    Capital Facility and the Senior Permitted
                                    Refinancings, and pari passu with the New
                                    Contingent Bonds, the B Term Loan and the
                                    Senior Subordinated Permitted Refinancings.
                                    With the exception of the certain
                                    obligations of JCC under the HET/JCC
                                    Agreement, the A Term Loan, the Working
                                    Capital Facility, the Senior Permitted
                                    Refinancings, the New Contingent Bonds, the
                                    B Term Loan, the Senior Subordinated
                                    Permitted Refinancings and certain special purpose indebtedness, any other indebtedness for borrowed money of JCC must be subordinated to the New Bonds.

Summary of Certain Covenants:       Including, but not limited to:  Limitation
                                    on Restricted Payments; Limitation on
                                    Dividends Affecting Subsidiaries; Limitation
                                    on Indebtedness; Limitation on Payment of
                                    Management Fees; Limitation on Asset Sales;
                                    Limitation on Transactions with Affiliates
                                    (except for affiliate transactions approved
                                    by the board of directors of JCC Holding
                                    within limitations to be established by the
                                    board of directors of JCC Holding);
                                    Limitation on Mergers and Consolidations;
                                    Limitation on Liens; and Change of Control.


Make Whole Provisions:              The provisions in the Indenture regarding
                                    the Make-Whole  Amount shall be revised as
                                    follows:
                                    -    The Make-Whole Amount with respect to
                                         the Notes shall consist of a Primary
                                         Make-Whole Amount and a Secondary
                                         Make-Whole Amount.
                                    -    The Primary Make-Whole Amount shall
                                         mean, as of any date, the greater of
                                         (a) zero and (b) the remainder of the
                                         present value (using a discount rate
                                         equal to the Formula Rate at such time)
                                         of any unpaid scheduled payments of
                                         principal and interest with respect to
                                         any remaining periods (excluding
                                         Maximum Contingent Payments) payable
                                         in respect of the Notes minus the
                                         principal amount of the Notes
                                         outstanding on such date.
                                    -    Formula Rate and Maximum Contingent
                                         Payments are as defined in the
                                         previously circulated draft of the
                                         Indenture.
                                    -    The Secondary Make-Whole Amount shall
                                         mean, as of any date, the present value
                                         (determined using a discount rate equal
                                         to the Formula Rate at such time) of
                                         any unpaid Maximum Contingent Payments
                                         with respect to any remaining periods
                                         less any negative amount determined
                                         according to clause (b) of the
                                         definition of the Primary Make-Whole
                                         Amount.
                                    -    Upon acceleration of the Notes (i) all
                                         principal and then accrued and unpaid
                                         interest (including then accrued and
                                         unpaid Contingent Payments) shall be
                                         immediately due, (ii) the Primary
                                         Make-Whole Amount and the Secondary
                                         Make-Whole Amount shall be immediately
                                         due, (iii) the Secondary Make-Whole
                                         Amount shall be subordinate to all of
                                         the bank debt including any bank debt
                                         to which HET succeeds as guarantor, and
                                         (iv) the Primary Make-Whole Amount
                                         shall be pari passu with Tranche B of
                                         the bank debt including any bank debt
                                         to which HET succeeds as guarantor.


                              SUMMARY OF TERM SHEET
                      SENIOR SUBORDINATED CONTINGENT NOTES
                      ------------------------------------


Issuer:                             Jazz Casino Company, L.L.C. ("JCC"), a
                                    Louisiana limited liability company.

Issue:                              Senior Subordinated Contingent Notes (the
                                    "New Contingent Bonds").

Final Contingent                    2009 (11 years).
Payment:

Stated Interest:                    None.

Semi-Annual Payments:               Subject to contingency described below, the
                                    New Contingent Bonds will be self-amortizing
                                    with semi-annual payments as described
                                    below.

Contingent Payments:                All payments will be contingent and will be
                                    limited to 75% of EBITDA over $85 million
                                    and under $109,425,380 calculated on a
                                    fiscal year basis. If, and to the extent
                                    that, JCC's EBITDA results for any year are
                                    less than the amount required to cause
                                    maximum contingent payments for such year to
                                    become due, the incremental amount between
                                    the contingent payments actually earned for
                                    such year and the maximum contingent
                                    payments for such year will never be paid.
                                    Procedures to address seasonality and tax
                                    considerations in connection with
                                    semi-annual payments will be developed.
                                    "EBITDA" means earnings before interest,
                                    taxes, depreciation and amortization but
                                    after payment of the Base Management Fee;
                                    provided, however, that the fee to HET under
                                    the HET/JCC Agreement will be treated as an
                                    operating expense for purposes of
                                    calculating EBITDA. For federal income tax
                                    purposes, the contingent interest will be
                                    recharacterized as principal and interest
                                    using a 16% discount factor.


Collateral:                         The New Contingent Bonds will be secured by
                                    a lien on all assets of JCC Holding, JCC,
                                    JCC Development, CPD and FPD (excluding the
                                    Amended and Renegotiated Casino Operating
                                    Contract, the Casino's bankroll and the
                                    Gross Revenue Share Payments) junior to the
                                    liens securing certain obligations of JCC
                                    under the HET/JCC Agreement, the A Term
                                    Loan, the Working Capital Facility and any
                                    refinancings of the A Term Loan and the
                                    Working Capital Facility which do not
                                    increase the principal amount of
                                    indebtedness outstanding and available
                                    thereunder or decrease the weighted-average
                                    maturity thereof (collectively, the "Senior
                                    Permitted Refinancings"), and pari passu
                                    with the liens securing the New Bonds, the B
                                    Term Loan and any refinancings of the B Term
                                    Loan which do not increase the principal
                                    amount of indebtedness outstanding and
                                    available thereunder or decrease the
                                    weighted-average maturity thereof
                                    (collectively, the "Senior Subordinated
                                    Permitted Refinancings").

Optional Redemption:                The New Contingent Bonds will not be
                                    redeemable prior to maturity.

Mandatory Redemption:               The New Contingent Bonds will not be subject
                                    to mandatory prepayment prior to maturity.

Ranking: The New Contingent Bonds will be secured obligations of JCC, subordinated in right of payment to certain obligations of JCC under the HET/JCC Agreement, the A Term Loan, the
                                    Working Capital Facility and the Senior
                                    Permitted Refinancings, and pari passu with the New Bonds, the B Term Loan and the
                                    Senior Subordinated Permitted Refinancings.
                                    With the exception of the certain
                                    obligations of JCC under the HET/JCC
                                    Agreement, the A Term Loan, the Working
                                    Capital Facility, the Senior Permitted
                                    Refinancings, the New Bonds, the B Term
                                    Loan, the Senior Subordinated Permitted
                                    Refinancings and certain special purpose indebtedness, any other indebtedness for borrowed money of JCC must be subordinated to the New Contingent Bonds.


Summary of Certain Covenants:       Including, but not limited to: Limitation on
                                    Restricted Payments; Limitation on Dividends
                                    Affecting Subsidiaries; Limitation on
                                    Indebtedness; Limitation on Payment of
                                    Management Fees; Limitation on Asset Sales;
                                    Limitation on Transactions with Affiliates
                                    (except for affiliate transactions approved
                                    by the board of directors of JCC Holding
                                    within limitations to be established by the
                                    board of directors of JCC Holding);
                                    Limitation on Mergers and Consolidations;
                                    Limitation on Liens.

Make Whole Provisions;              The New Contingent Bonds will contain
Liquidated Damages:                 appropriate provisions so that in the event
                                    of a payment default or bankruptcy, the New
                                    Contingent Bondholders will be made whole
                                    for any accelerated maturity (which shall
                                    consist solely of Contingent Payments that
                                    are due but have not yet been paid),
                                    reduction in anticipated yield or any other
                                    expenses or costs; provided that the amount
                                    of future Contingent Payments shall be
                                    subordinated to the bank claims including
                                    bank claims to which HET as guarantor
                                    succeeds.

                                     D-22

                                    Exhibit E

                                September 3, 1998

                         Form of City Release Agreement

                             CITY RELEASE AGREEMENT

                  THIS CITY RELEASE AGREEMENT (the "Agreement") is entered into this ____ day of __________, 1998 by and among RIVERGATE DEVELOPMENT CORPORATION, a Louisiana public benefit corporation ("RDC"), CITY OF NEW ORLEANS, LOUISIANA ("City"), HARRAH'S ENTERTAINMENT, INC., a Delaware corporation ("HET"), HARRAH'S OPERATING COMPANY, INC., a Delaware corporation ("HOCI"), HARRAH'S NEW ORLEANS MANAGEMENT COMPANY, a Nevada corporation ("HNOMC"), HARRAH'S NEW ORLEANS INVESTMENT COMPANY, a Nevada corporation ("HNOIC"), HARRAH'S JAZZ COMPANY, a Louisiana general partnership ("HJC"), NEW ORLEANS/LOUISIANA DEVELOPMENT CORPORATION, a Louisiana corporation ("NOLDC"), GRAND PALAIS CASINO, INC., a Delaware corporation ("Grand Palais"), JAZZ CASINO COMPANY, L.L.C. a Louisiana limited liability company ("JCC"), and HARRAH'S JAZZ FINANCE CORPORATION, a Delaware corporation ("HJFC").

                                    RECITALS

                  A. HJC and HJFC filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code on November 22, 1995. HNOIC filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code on December 22, 1995. The cases are now pending in the United States Bankruptcy Court for the Eastern District of Louisiana (the "Bankruptcy Court"), Case Nos. 95-14544, 95-14545 and 95-14871. The cases are being jointly administered.

                  B. HJC, RDC and City entered into that certain Amended Lease Agreement effective as of March 15, 1994 (the "Original Lease Agreement")

                  C. HJC and certain other parties (collectively, the "Proponents") have submitted, and the Bankruptcy Court has entered an order confirming, a plan of reorganization in the bankruptcy proceedings of HJC, HJFC and HNOIC (the "Plan").

                  D. As provided by the Plan, JCC has succeeded to certain rights and obligations of HJC under the Original Lease Agreement and the Original Lease Agreement has been superseded by that certain Amended and Restated Lease Agreement by and among RDC, City and JCC of even date herewith and exhibits thereto (including, without limitation, the Casino Management Agreement and Second Floor Sublease) (collectively, the "Amended and Restated Lease"). In addition, JCC has assumed certain rights and obligations pursuant to that certain Amended and Restated General Development Agreement by and among RDC, City and JCC of even date herewith and exhibits thereto (including, without limitation, the Completion Guarantee and Performance Bond) (the "Amended and Restated GDA"), and that certain Amended and Restated Open Access Program attached to the Amended and Restated Lease as Exhibit G (the "Amended and Restated OAP").

                  E. RDC, City and JCC have previously entered into that certain Basin Street Casino Lease Termination Agreement and the exhibits thereto and an Agreement dated January 15, 1997, in connection therewith (collectively, the "Termination Agreement").

                  F. RDC, City, HET, HOCI, HNOMC, HNOIC, HJC, NOLDC, Grand Palais, JCC and HJFC desire to enter into certain settlements and releases on the terms and conditions set forth herein.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, RDC, City, HET, HOCI, HNOMC, HNOIC, HJC, NOLDC, Grand Palais, JCC and HJFC agree as follows:

         1.       Effectiveness

                  (a) This Agreement shall be effective upon its execution by all parties hereto and the occurrence of the Effective Date of the Plan. The "Effective Date" shall have the meaning set forth in the Plan.

                  (b) The release by the City Releasors (as hereinafter defined) set forth in Section 2(a) hereof shall not be effective or enforceable as to (i) the NOLDC Releasees (as hereinafter defined) unless NOLDC and the other NOLDC Releasees which are parties thereto execute and deliver (A) the NOLDC Shareholders/HET Settlement Agreement (as defined in the Plan), executed by all parties thereto, on or before the Effective Date and (B) this Agreement; (ii) the Grand Palais Releasees (as hereinafter defined) unless Grand Palais and the other Grand Palais Releasees which are parties thereto execute and deliver (A) the Grand Palais/HET Settlement Agreement (as defined in the Plan), executed by all parties thereto, on or before the Effective Date and (B) this Agreement;
(iii) the HET Releasees (as hereinafter defined) unless each of HET, HOCI, HNOIC and HNOMC executes and delivers this Agreement; (iv) the HJC Releasees (as hereinafter defined) unless each of JCC, HJC and HJFC executes and delivers this Agreement; (v) each Participating Bank (as defined in the Plan) and each Underwriter (as defined in the Plan) unless each such Participating Bank or Underwriter enters into, executes and delivers its respective Bank/Underwriter Release (as defined in the Plan), executed by all parties thereto, on or before the Effective Date; or (vi) the FNBC Releasees, unless FNBC makes the FNBC Settlement Election (as defined in the Plan) and executes and delivers the Bank/Underwriter Release on or before the Effective Date.

                  (c) This Agreement and the releases set forth in this Agreement shall be valid and enforceable as among the HET Releasees, the HJC Releasees and the City Releasors, notwithstanding (i) the failure of NOLDC to execute and deliver the NOLDC Shareholders/HET Settlement Agreement or this Agreement, (ii) Grand Palais to execute and deliver the Grand Palais/HET Settlement Agreement or this Agreement, (iii) the failure of each Participating Bank and Underwriter to execute and deliver its respective Bank/Underwriter
Release, or (iv) the failure of FNBC to execute and deliver its Bank/Underwriter Release.

                  (d) The releases set forth in this Agreement shall not affect the validity and enforceability of the Amended and Restated Lease, the Amended and Restated GDA, the Amended and Restated OAP, the Termination Agreement or any other document executed and delivered pursuant to the Plan.

         2. Release. Notwithstanding the foregoing, nothing contained in this Agreement shall release or waive any rights or obligations of the parties pursuant to the Amended and Restated Lease, the Amended and Restated GDA, the Amended and Restated OAP and the Termination Agreement or any allowed claims or administrative expenses of the City or the RDC in HJC's bankruptcy.

                  (a) City Release. Subject to the provisions of Sections 1(b) and 2(f)(iii) hereof, the City Releasors, and each of them, hereby release and forever discharge the HJC Releasees, the HET Releasees, the NOLDC Releasees, the Grand Palais Releasees, the Bank/Underwriter Releasees, the FNBC Releasees, and each of them, of and from any and all manner of Claims (as hereinafter defined) which the City Releasors, or any of them, now have or may hereafter have against the HJC Releasees, the HET Releasees, the NOLDC Releasees, the Grand Palais Releasees, the Bank/Underwriter Releasees, the FNBC Releasees, or any of them, by reason of any matter, cause or thing whatsoever to the extent such Claims arose prior to the Effective Date, including, but not limited to, any breaches, defaults, or events of default under the Original Amended Lease, the Original Amended GDA, and the OAP occurring at any time on or before the Effective Date. The foregoing release shall not apply to any Claims to the extent such Claims arise from or are based on any acts, omissions, events, circumstances or other matters occurring on or after the Effective Date.

                  (b) HJC Release. Subject to the provisions of Section 2(f)(iii) hereof, the HJC Releasors (as hereinafter defined), and each of them, hereby release and forever discharge the City Releasees (as hereinafter defined), and each of them, of and from any and all manner of Claims which the HJC Releasors, or any of them, now have or may hereafter have against the City Releasees or any of them, by reason of any matter, cause or thing whatsoever to the extent such Claims arose prior to the Effective Date, including, but not limited to, any breaches, defaults, or events of default under the Original Amended Lease, the Original Amended GDA, and the OAP occurring at any time on or before the Effective Date; provided, however, that the foregoing release shall not apply to any Claims to the extent such Claims arise from or are based on any acts, omissions, events, circumstances or other matters occurring on or after the Effective Date.

                  (c) HET Release. Subject to the provisions of Section 2(f)(iii) hereof, the HET Releasors, and each of them, hereby release and forever discharge the City Releasees, and each of them, of and from any and all manner of Claims which the HET Releasors, or any of them, now have or may hereafter have against the City Releasees or any of them, by reason of any matter, cause or thing whatsoever to the extent such Claims arose prior to the Effective Date, including, but not limited to, any breaches, defaults, or events of default under the Original Amended Lease, the Original Amended GDA, and the OAP occurring at any time on or before the Effective Date. The foregoing release shall not apply to any Claims to the extent such Claims arise from or are based on any acts, omissions, events, circumstances or other matters occurring on or after the Effective Date.

                  (d) NOLDC Release. Subject to the provisions of Section 2(f)(iii) hereof, the NOLDC Releasors (as hereinafter defined), and each of them, hereby release and forever discharge the City Releasees, and each of them, of and from any and all manner of Claims which the NOLDC Releasors, or any of them, now have or may hereafter have against the City Releasees or any of them, by reason of any matter, cause or thing whatsoever to the extent such Claims arose prior to the Effective Date, including, but not limited to, any breaches, defaults, or events of default under the Original Amended Lease, the Original Amended GDA, and the OAP occurring at any time on or before the Effective Date. The foregoing release shall not apply to any Claims to the extent such Claims arise from or are based on any acts, omissions, events, circumstances or other matters occurring on or after the Effective Date.

                  (e) Grand Palais Release. Subject to the provisions of Section 2(f)(iii) hereof, the Grand Palais Releasors (as hereinafter defined), and each of them, hereby release and forever discharge the City Releasees, and each of them, of and from any and all manner of Claims which the Grand Palais Releasors, or any of them, now have or may hereafter have against the City Releasees or any of them, by reason of any matter, cause or thing whatsoever to the extent such Claims arose prior to the Effective Date, including, but not limited to, any breaches, defaults, or events of default under the Original Amended Lease, the Original Amended GDA, and the OAP occurring at any time on or before the Effective Date. The foregoing release shall not apply to any Claims to the extent such Claims arise from or are based on any acts, omissions, events, circumstances or other matters occurring on or after the Effective Date.

                  (f)      Scope of Releases

                           (i)      The releases  effectuated  by this Agreement
are intended by the parties hereto to be as broad as the law allows with respect to the released Claims and, subject to the provisions of Section 1(b) hereof, are intended specifically to be a compromise and release generally of all released Claims of the City Releasors against the HJC Releasees, the HET Releasees, the NOLDC Releasees, the Grand Palais Releasees, the Bank/Underwriter Releasees, and the FNBC Releasees and all released Claims of the HJC Releasors, the HET Releasors, the NOLDC Releasors and the Grand Palais Releasors against the City Releasees.

                           (ii) The releases effectuated by this Agreement are
intended by the parties hereto include the release of Claims as set forth in Sections 9.2 and 9.4 of the Plan. To the extent there are inconsistencies among the releases provided for herein and those set forth in the Plan, the provisions of this Agreement shall control.

                           (iii) The releases effectuated by this Agreement
shall not effect the release of any

Excluded Claims.

         3.       Definitions

                  (a) Bank/Underwriter Releasees. The "Bank/Underwriter Releasees" shall mean any or all of the Participating Banks (as defined in the Plan), which on or before the Effective Date execute and deliver their respective Bank/Underwriter Releases (as defined in the Plan), and, in their capacity as Participating Banks, any or all of their Affiliates, successors and assigns and Salomon Brothers, Inc., Donaldson, Lufkin & Jenrette and BT Securities Corporation in their capacity as underwriters of the Old Bonds (as defined in the Plan), and any or all of their Affiliates, successors and assigns in their capacity as underwriters of the Old Bonds, and the shareholders, parents, subsidiaries, of each of the foregoing, and the officers, directors, employees, attorneys, financial advisors, lenders, accountants, agents and other representatives of each of the foregoing when acting in their respective representative capacities with respect to each of the foregoing, and any or all of their successors and assigns, but in any event shall not include the FNBC Releasees, the Excluded Grand Palais Parties, the Excluded HNOIC Parties or the Excluded NOLDC Parties.

                  (b) City Releasees. The "City Releasees" shall mean RDC and the City and any or all of their Affiliates (as defined in the Plan), successors and assigns, and the shareholders, parents, subsidiaries, officers, directors, council members, mayor, employees, attorneys, financial advisors, investment bankers, lenders, accountants, agents (pursuant to a written agency agreement) and other representatives of each of the foregoing when acting in their respective representative capacities with respect to each of the foregoing, and any and all of their successors and assigns, but in any event shall not include the FNBC Releasees, the Excluded Grand Palais Parties, the Excluded HNOIC Parties, the Excluded NOLDC Parties or the Bank/Underwriter Releasees.

                  (c) City Releasors. The "City Releasors" shall mean RDC and City and any or all of their Affiliates, successors and assigns, and each of the shareholders, parents, subsidiaries, officers, directors, council members, mayor, employees and agents (pursuant to a written agency agreement) of each of RDC and City, and any and all of their successors and assigns and all persons acting or claiming through or under any or all of the foregoing.

                  (d) Claims. "Claims" shall mean any action or actions, cause or causes of action, in law or in equity, suits, debts, liens, liabilities, claims, demands, damages, punitive damages, losses, costs or expenses, and reasonable attorneys' fees of any nature whatsoever (including, without limitation, claims based upon legal fault, negligence, offense, quasi-offense, contract, quasi-contract, or any other theory) whether fixed or contingent and including known or suspected claims and Unknown Claims (as hereinafter defined), which in any way relate to HJC, HJFC and HNOIC, the business affairs or operations of HJC, HJFC and HNOIC, the issuance by HJC and HJFC of any securities, the Permanent Casino (as defined in the Original Lease

Agreement), the Casino (as defined in the Amended and Restated Lease) or the Temporary Casino (as defined in the Original Lease Agreement), including, but not limited to, the licensing, leasing, financing, arranging, development, construction, promotion, management, or operation thereof, or any matters related to HJC, HJFC, HNOIC or any successor to any of them in connection with the Permanent Casino, the Casino or the Temporary Casino, except to the extent that any of the foregoing arises under any of the Plan Documents (as defined in the Plan) on or after the Effective Date.

                  (e) Excluded Claims. "Excluded Claims" shall mean any Claims related to or arising from (i) any obligations which have not been performed as of the Effective Date pursuant to the Termination Agreement; (ii) any obligations pursuant to Sections 5, 6, 7 and 8 of that certain Forbearance Agreement dated as of ____________, 1997 by and among counsel for the City, counsel for the RDC and counsel for HJC. Notwithstanding the foregoing, Excluded Claims shall not include (i) any claim to revoke the Amended and Restated Lease, the Amended and Restated GDA or the Amended and Restated OAP based on any action, event or circumstance occurring prior to the Effective Date; (ii) any claim affecting the rights of JCC under the Amended and Restated Lease, the Amended and Restated GDA or the Amended and Restated OAP; or (iii) any claim which is discharged, enjoined or otherwise released pursuant to Sections 5.7,
9.2 or 9.4 of the Plan.

                  (f) Excluded Grand Palais Parties. The "Excluded Grand Palais Parties" shall mean any or all of Grand Palais and its successors and assigns, and the shareholders, parents, subsidiaries (except the JCC Entities, HJC or HJFC), officers, directors, employees, attorneys, financial advisors, investment bankers, lenders, accountants, agents (pursuant to a written agency agreement) and other representatives of each the foregoing when acting in their respective representative capacities with respect to each of the foregoing, and any or all of their successors and assigns.

                  (g) Excluded HNOIC Parties. "Excluded HNOIC Parties" shall mean any or all of HET, HOCI, HNOIC and HNOMC, and any or all of their successors and assigns, and the shareholders, parents, subsidiaries (except the JCC Entities, HJC or HJFC), officers, directors, employees, attorneys, financial advisors, investment bankers, lenders, accountants, agents (pursuant to a written agency agreement) and other representatives of each of the foregoing, when acting in their respective representative capacities with respect to each of the foregoing, and any or all of their successors and assigns.

                  (h) Excluded NOLDC Parties. The "Excluded NOLDC Parties" shall mean NOLDC and any or all of its successors and assigns, and the shareholders, parents, subsidiaries (except the JCC Entities, HJC, or HJFC) officers, directors, employees, attorneys, financial advisors, investment bankers, lenders, accountants, agents (pursuant to a written agency agreement) and other representatives of each the foregoing, when acting in their respective representative capacities with respect to each of the foregoing, and any or all of their successors and assigns.

                  (i) FNBC. "FNBC" shall mean the First National Bank of Commerce and any or all of its successors and assigns.

                  (j) FNBC Releasees. "FNBC Releasees" shall mean FNBC and any or all of its Affiliates, successors and assigns, and the shareholders, parents, subsidiaries, officers, directors, employees, attorneys, financial advisors, investment bankers, lenders, accountants, agents (pursuant to a written agency agreement) and other representatives of each the foregoing when acting in their respective representative capacities with respect to each of the foregoing, and any or all of their successors and assigns, but in any event shall not include any Excluded Grand Palais Party, Excluded HNOIC Party, Excluded NOLDC Party, or the Bank/Underwriter Releasees.

                  (k) Grand Palais Releasees. The "Grand Palais Releasees" shall mean Grand Palais and any or all of its Affiliates (except the JCC Entities, HJC or HJFC), successors and assigns, and the shareholders, parents, subsidiaries (except the JCC Entities, HJC or HJFC), officers, directors, employees, attorneys, financial advisors, investment bankers, lenders, accountants, agents (pursuant to a written agency agreement) and other representatives of each the foregoing when acting in their respective representative capacities with respect to each of the foregoing, and any or all of their successors and assigns, but in any event shall not include any Excluded HNOIC Party, Excluded NOLDC Party, the FNBC Releasees or the Bank/Underwriter Releasees.

                  (l) Grand Palais Releasors. The "Grand Palais Releasors" shall mean Grand Palais and any or all of its Affiliates (except JCC, JCC Holding, HJC or HJFC), successors and assigns, and each of the shareholders, parents, subsidiaries (except JCC, JCC Holding, HJC or HJFC), officers, directors, employees and agents (pursuant to a written agency agreement) of each of the foregoing and any or all of their successors and assigns and all persons acting or claiming through or under any or all of the foregoing, but shall not include any Excluded HNOIC Party, Excluded NOLDC Party, the FNBC Releasees or the Bank/Underwriter Releasees.

                  (m) HET Releasees. The "HET Releasees" shall mean any or all of HET, HOCI, HNOIC and HNOMC and any or all of their Affiliates (except the JCC Entities, HJC or HJFC), successors and assigns, and the shareholders, parents, subsidiaries (except the JCC Entities, HJC or HJFC), officers, directors, employees, attorneys, financial advisors, investment bankers, lenders, accountants, agents (pursuant to a written agency agreement) and other representatives of each the foregoing when acting in their respective representative capacities with respect to the foregoing, and any or all of their successors and assigns, but in any event shall not include any Excluded NOLDC Party, Excluded Grand Palais Party, the FNBC Releasees or the Bank/Underwriter Releasees.

                  (n) HET Releasors. The "HET Releasors" shall mean any or all of HET, HOCI, HNOIC and HNOMC and any or all of their Affiliates (except JCC,

JCC Holding, HJC or HJFC), successors and assigns, and each of the shareholders, parents, subsidiaries (except JCC, JCC Holding, HJC or HJFC), officers, directors, employees and agents (pursuant to a written agency agreement) of each of the foregoing and any or all of their successors and assigns and all persons acting or claiming through or under any or all of the foregoing, but shall not include any Excluded NOLDC Party, Excluded Grand Palais Party, the FNBC Releasees or the Bank/Underwriter Releasees.

                  (o) HJC Releasees. The "HJC Releasees" shall mean any or all of the JCC Entities, HJC, HJFC and any or all of their Affiliates, successors and assigns, and the shareholders, parents, subsidiaries, of each of the foregoing, and the officers, directors, employees, attorneys, financial advisors, investment bankers, lenders, accountants, agents (pursuant to a written agency agreement) and other representatives of each the foregoing when acting in their respective representative capacities with respect to each of the foregoing, and any or all of their successors and assigns, but in any event shall not include any Excluded HNOIC Party, Excluded NOLDC Party, Excluded Grand Palais Party, the FNBC Releasees or the Bank/Underwriter Releasees.

                  (p) HJC Releasors. The "HJC Releasors" shall mean any or all of JCC, JCC Holding, HJC, HJFC and any or all of their Affiliates, successors and assigns, and each of the shareholders, parents, subsidiaries, officers, directors, employees and agents (pursuant to a written agency agreement) of each of the foregoing and any or all of their successors and assigns and all persons acting or claiming through or under any or all of the foregoing, but shall not include any Excluded HNOIC Party, Excluded NOLDC Party, Excluded Grand Palais Party, the FNBC Releasees or the Bank/Underwriter Releasees.

                  (q) JCC Entities. The "JCC Entities" shall mean JCC, JCC Holding Company, a Delaware corporation, and any of all of their Affiliates, successors and assigns, and each of the shareholders, parents, subsidiaries.

                  (r) NOLDC Releasees. The "NOLDC Releasees" shall mean NOLDC and any or all of its Affiliates (except the JCC Entities, HJC or HJFC), successors and assigns, and the shareholders, parents, subsidiaries (except the JCC Entities, HJC or HJFC), officers, directors, employees, attorneys, financial advisors, investment bankers, lenders, accountants, agents (pursuant to a written agency agreement) and other representatives of each the foregoing when acting in their respective representative capacities with respect to each of the foregoing, and any or all of their successors and assigns, but in any event shall not include any Excluded HNOIC Party, Excluded Grand Palais Party, the FNBC Releasees or the Bank/Underwriter Releasees.

                  (s) NOLDC Releasors. The "NOLDC Releasors" shall mean NOLDC and any or all of its Affiliates (except JCC, JCC Holding, HJC or HJFC), successors and assigns, and each of the shareholders, parents, subsidiaries (except the JCC Entities, HJC or HJFC), officers, directors, employees and agents (pursuant to a written agency agreement) of each of the foregoing and any or all of their successors and assigns and all persons acting or claiming through or under any or all of the foregoing, but shall not include any Excluded
HNOIC Party, Excluded Grand Palais Party, the FNBC Releasees or the Bank/Underwriter Releasees.

                  (t) Unknown Claims. "Unknown Claims" means any and all Claims including, without limitation, any Claim which any of the parties hereto does not know or even suspect to exist in his, her or its favor at the time of the giving of the release which, if known by him, her or it might have affected his, her or its decision regarding the releases. Each party hereto acknowledges that he, she or it might hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of the matters released, but each such party shall be deemed to have fully, finally and forever settled and released any and all Claims whether known or unknown, suspected or unsuspected, contingent or non-contingent, which now exist or heretofore have existed upon any theory of law or equity whether such theory of law or equity now exists or comes into existence in the future. Unknown Claims shall not include any Claim to the extent that such Claim arises from or is based upon any act, omission, event, circumstance or other matter occurring after the Effective Date.

         4. Representations and Warranties. In connection herewith, the parties hereto each represent and warrant that the following are true and correct:

                  (a) Such party has due power and authority to enter into this Agreement and perform its obligations hereunder.

                  (b) Such party has taken the requisite action, corporate or otherwise, necessary to authorize the execution and delivery of this Agreement, and this Agreement has been duly executed and delivered by such party and constitutes its valid and binding obligation, enforceable against such entity in accordance with its terms.

                  (c) All consents, approvals and waivers from governmental authorities and other parties necessary for such party to enter into this Agreement have been obtained.

                  (d) To the best of such party's knowledge, no suit, action, investigation, inquiry or other proceeding by any governmental authority or other person or legal or administrative proceeding has been instituted or threatened that questions the validity or legality of this Agreement.

                  (e) This Agreement does not conflict with any law or regulation applicable to, or with any term or provision of any agreement binding upon, such party.

                  (f) Such party has not currently assigned or transferred any interest in any of the released Claims and such party will not in the future, assign or transfer any interest in any such released Claim.

                  (g) Such party acknowledges that it (i) has been given the opportunity to review all information and documents with respect to the Claims released hereby prior to entering into this Agreement; (ii) has made an independent investigation in making its decision to enter into this Agreement; and (iii) is not relying on any statements or representations by any other party hereto in entering into this Agreement other than as expressly set forth in the Plan or the Amended and Restated Lease.

         5. Amendments. Any amendment to this Agreement may only be made and shall only be effective upon written approval of all parties hereto.

         6. Entire Agreement. This Agreement, as written, contains all of the terms and conditions agreed between the parties, relating to the transactions covered by this Agreement, it being agreed that all understandings and agreements heretofore and between the parties on the subject matter hereof are merged in this Agreement which alone fully and completely expresses their agreement and understanding with regard to the subject matter contained in this Agreement.

         7. Voluntary Agreement. The parties hereto have entered into this Agreement freely and voluntarily, without coercion, duress, distress, or undue influence by any other persons or such person's respective shareholders, directors, officers, partners, agents or employees.

         8. Advice From Counsel. The parties hereto understand that this Agreement may affect legal rights. The parties hereto represent that they have received legal advice from counsel of their choice in connection with the negotiation and execution of this Agreement and are satisfied with their legal counsel and the advice received.

         9. Governing Law. This Agreement shall be governed and construed in accordance with the internal substantive laws of the State of Louisiana, regardless of the laws which might otherwise govern under Louisiana's or other applicable concepts of conflicts of law.

         10. Captions. The headings on the sections in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

         11. Interpretation of Words. A masculine pronoun wherever used in this Agreement shall be construed to include the feminine or neuter where appropriate. The singular form wherever used in this Agreement shall be construed to include the plural where appropriate.

         12. No Admission of Wrongdoing. Nothing in this Agreement shall be construed as an admission of liability or fault on the part of any HJC Releasee, HET Releasee, NOLDC Releasee, Grand Palais Releasee, Bank/Underwriter Releasee, the FNBC Releasees, or any City Releasee.

         13. Successors and Assigns. Subject to the provisions of Section 1(b) hereof, this Agreement shall be binding upon the City Releasors, HJC Releasors, HET Releasors, NOLDC Releasors, Grand Palais Releasors, and each of their respective successors and assigns and inure to the benefit of the City Releasees, HJC Releasees, HET Releasees, NOLDC Releasees, Grand Palais Releasees, Bank/Underwriter Releasees, the FNBC Releasees, and each of their respective successors and assigns.

         14. Severability. If any provision of this Agreement or the application of such provision to any person, entity or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons, entities or circumstances other than those to which it is held invalid, shall not be affected thereby; provided that the parties shall attempt to reformulate such invalid provision to give effect to such portions thereof as may be valid without defeating the intent of such provision.

         15. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument, notwithstanding that all of the parties hereto are not signatories to the original or the same counterpart. In addition, this Agreement may contain more than one counterpart of the signature pages, and this Agreement may be executed by the affixing of the signatures of each of the parties hereto to one of such counterpart signature pages; all of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

         16. Pending Litigation. On the Effective Date, the parties hereto hereby agree to cause the dismissal with prejudice of the action styled City of New Orleans and Rivergate Development Corporation v. Harrah's Entertainment, Inc. (f/k/a The Promus Companies, Inc.), Grand Palais Casino, Inc., Embassy Suites, Inc., First National Bank of Commerce and Ronald A. Lenczycki, Adversary No. 96-1031, now pending in the Bankruptcy Court by signing and filing an appropriate order to dismiss with prejudice as to the City and RDC. With respect to the action styled Harrah's Jazz Company v. A&D Maintenance Service, et al., Adversary Proceeding No. 97-1174, pending in the United States Bankruptcy Court for the Eastern District of Louisiana, the parties hereto hereby agree to cause the dismissal with prejudice as to all defendants (including, without limitation, the City and the RDC) except (i) the Non-Participating Banks, and
(ii) any Underwriter which fails to execute and deliver the Bank/Underwriter Release (as such terms are defined in the Plan) (the defendants identified in clauses "(i)" and "(ii)," together, the "Remaining Defendants"), as to which Remaining Defendants there shall be an appropriate reservation of rights by JCC, by signing and filing an appropriate order to dismiss with prejudice as to all defendants (including, without limitation, the City and the RDC) except the Remaining Defendants and by causing the aforesaid order to be entered as soon as is reasonably practicable after the Effective Date. Such dismissal shall encompass all claims, counterclaims, cross-claims, third party claims, motions or other demands brought by the parties hereto with respect to all defendants (including, without limitation, the City and the RDC) except the Remaining Defendants. JCC shall defend, indemnify and hold harmless the City and the RDC from any claims, counterclaims, cross-claims, third party claims, motions or other demands brought by any of the Remaining Defendants in accordance with section 5.9 of the Plan.

                            [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, the undersigned hereto have duly executed this Agreement as of the date first written above.

                                     RIVERGATE DEVELOPMENT CORPORATION, a
                                     Louisiana public benefit corporation

                                     By:
                                        ----------------------------------
                                     Name:
                                          --------------------------------
                                     Title:
                                           -------------------------------

                                     CITY OF NEW ORLEANS

                                     By:
                                        ----------------------------------
                                     Name:    Marc H. Morial
                                     Title:   Mayor

                                     HARRAH'S JAZZ COMPANY, a Louisiana general partnership

                                     By:  HARRAH'S NEW ORLEANS
                                          INVESTMENT COMPANY, a Nevada
                                          corporation, General Partner

                                          By:
                                             ---------------------------------
                                          Name:
                                               -------------------------------
                                          Title:
                                                ------------------------------

                                     By:  NEW ORLEANS/LOUISIANA
                                          DEVELOPMENT CORPORATION, a
                                          Louisiana corporation, General Partner

                                          By:
                                             ---------------------------------
                                          Name:
                                               -------------------------------
                                          Title:
                                                ------------------------------

                                     By:  GRAND PALAIS CASINO, INC., a
                                          Delaware corporation, General Partner

                                          By:
                                             ---------------------------------
                                          Name:
                                               -------------------------------
                                          Title:
                                                ------------------------------

                                     JAZZ CASINO COMPANY, L.L.C., a Louisiana limited liability company

                                     By:
                                        -----------------------------------
                                     Name:
                                          ---------------------------------
                                     Title:
                                           --------------------------------

                                     HARRAH'S OPERATING COMPANY, INC., a
                                     Delaware corporation

                                     By:
                                        -----------------------------------
                                     Name:
                                          ---------------------------------
                                     Title:
                                           --------------------------------

                                     GRAND PALAIS CASINO, INC., a Delaware
                                     corporation

                                     By:
                                        -----------------------------------
                                     Name:
                                          ---------------------------------
                                     Title:
                                           --------------------------------

                                     NEW ORLEANS/LOUISIANA DEVELOPMENT
                                     CORPORATION, a Louisiana corporation

                                     By:
                                        -----------------------------------
                                     Name:
                                          ---------------------------------
                                     Title:
                                           --------------------------------

                                     HARRAH'S JAZZ FINANCE CORPORATION, a
                                     Delaware corporation

                                     By:
                                        -----------------------------------
                                     Name:
                                          ---------------------------------
                                     Title:
                                           --------------------------------

                                     HARRAH'S NEW ORLEANS INVESTMENT
                                     COMPANY, a Nevada corporation

                                     By:
                                        -----------------------------------
                                     Name:
                                          ---------------------------------
                                     Title:
                                           --------------------------------

                                     HARRAH'S NEW ORLEANS MANAGEMENT
                                     COMPANY, a Nevada corporation

                                     By:
                                        -----------------------------------
                                     Name:
                                          ---------------------------------
                                     Title:
                                           --------------------------------

                                     HARRAH'S ENTERTAINMENT, INC., a
                                     Delaware corporation

                                     By:
                                        -----------------------------------
                                     Name:
                                          ---------------------------------
                                     Title:
                                           --------------------------------

                                    Exhibit F

                                September 3, 1998

                             Terms and Conditions of
           Pre-Petition Bank Participation in Reorganization Financing

                                    Exhibit F

                                September 3, 1998

                              Harrah's Jazz Company
                           Jazz Casino Company, L.L.C.

                             Terms and Conditions of
           Pre-petition Bank Participation in Reorganization Financing

I.   Terms of Bank Financing        As described in the attached Jazz Casino
     Facility                       Company, L.L.C. Bank Financing Indicative
                                    Term Sheet (the "Bank Financing").




II.  Terms of Debtors' Chapter 11   The following shall be effectuated through
     Plan (the "Plan")              pre-solicitation modifications to the
                                    proposed Plan satisfactory to the banks
                                    participating in the Bank Financing
                                    ("Participating Banks"):

     A.  Allowance of Pre-Petition  Claims of Participating Banks (the "Allowed
         Claims of Participating    Bank Claims") will be granted final
         Banks                      allowance in the Plan in an amount equal to:

                                             (i) with respect to any
                                    Participating Bank which participated in the pre-petition standby letter of credit issued by Bankers Trust Company and previously drawn by the beneficiary (Broadmoor), its respective share of the amount drawn ($5,000,000) plus unpaid interest and fees accrued through the effective date of the Plan (the "Effective Date");

                                             (ii) with respect to any
                                    Participating Bank which participated in the Standby LC S-10269, which remains undrawn by the beneficiary (City of New Orleans), its respective share of accrued unpaid fees through the Effective Date;

                                             (iii) with respect to Bankers Trust
                                    Company as Administrative Agent, all unpaid facing fees arising under the Old Bank Credit Agreement through the Effective Date; and

                                             (iv) with respect to any
                                    Participating Bank which purchases on the Effective Date additional Convertible Junior Subordinated Debentures equal to the amount allowed under this clause (iv), its share of the fees and expenses of Wachtel, Lipton, Rosen & Katz as restructuring counsel of the Administrative Agent (but excluding any fees and expenses incurred in connection with the Bank Financing). On the Effective Date, the Administrative Agent will pay the Allowed Bank Claims from the Withheld Funds (as defined in the Plan).

     B.  Purchase of Convertible    On the Effective Date, each Participating
         Junior Subordinated        Bank will purchase Convertible Junior
         Debentures                 Subordinated Debentures in a principal
                                    amount equal to the sum of (x) its pro rata share of $11,000,000 based on the ratio of the fees and expenses paid to it in connection with the existing credit facility to the aggregate fees and expenses paid to all Participating Banks in connection with such credit facility, plus (y) with respect to any Participating Bank which elects to have the portion of its claim described in Paragraph II. A (iv) above allowed and paid, the amount of such allowed claim. Any remaining withheld Funds will be paid over to First National Bank of Commerce as Old
                                    Bank Collateral Agent to be distributed
                                    according to the Plan.

     C.  Waiver of all Claims of    Except as set forth in paragraph A, all
         Participating Banks        Participating Banks and affiliated members
                                    of the Bank/Underwriter Group shall waive any Claims against any Debtor or partners of Harrah's Jazz Company.

     D.  Settlement and Releases    Participating Banks shall exchange releases
                                    with the estate of each Debtor, the Debtors
                                    Group, the HET Group, the Bondholder
                                    Committee Group, the City Group, the State
                                    Group, the NOLDC Group and the Grand Palais
                                    Group, FNBC and other parties receiving
                                    releases from the Debtor on terms no less favorable than those being granted under the Plan to Harrah's Entertainment, Inc. ("HET") or such other parties. Injunctive and other protections granted to Released Parties (as defined in the Plan) shall apply on the same terms to Participating Banks. All of the foregoing shall be effectuated to obtain the broadest possible preclusive effect with respect to all potential derivative or direct claims.

                                    Participating Banks shall be included in the group of persons whose collective release is being solicited from bondholders through the separate consensual release mechanism. Consideration for release of Participating Banks will be, among other things, the Release Pool stock to be contributed by HET.)

                                    Any claims against non-participating banks or other non-settling parties will be retained by the reorganized debtor, with a judgment reduction and indemnity mechanism for settled parties in respect of such claims.

III. Reimbursement of Attorneys'    JCC shall reimburse the Participating Banks
     Fees and Expenses              up to $750,000 in attorneys' fees plus
                                    out-of-pocket expenses of White & Case,
                                    including local counsel fees, incurred in connection with the negotiation and documentation of the Bank Financing.

                                    Exhibit A

         (to Terms and Conditions of Pre-Petition Bank Participation in Reorganization Financing)



                                     F-A-1

JAZZ CASINO COMPANY, L.L.C. - BANK FINANCING INDICATIVE TERM SHEET

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

This Bank Financing Indicative Term Sheet does not constitute (and shall not be construed as) a commitment on the part of, or an engagement of, Bankers Trust Company ("BTCo") or any of its affiliates and creates no obligation or liability on the part of BTCo or any of its affiliates in connection therewith. If the Credit Facility contemplated by this Bank Financing Indicative Term Sheet is entered into, all terms and conditions not expressly (or to the extent not expressly) described herein will be subject to the agreement of BTCo and the respective other parties thereto.

 I.  Credit Facilities

 A.  Revolving Credit Facility

Amount: $25 million, with a $10 million letter of credit sublimit.

Maturity Date:                      January 31, 2006

Scheduled Amortization:             None.

Credit Support:                     Harrah's Entertainment, Inc. ("HET") and
                                    Harrah's Operating Company, Inc. ("HOC") shall provide a joint and several unconditional payment guaranty and/or "put" agreement. Such guaranty and/or put agreement shall contain terms and conditions satisfactory to Bankers Trust Company
                                    ("BTCo") and HET, including incorporating by reference the covenants contained in HET's existing senior bank credit facility.


                                     F-A-2

Security:                           To include a deed of trust and security
                                    interest in the following collateral (the
                                    "Collateral"): the real property comprising the Casino Project, including improvements hereafter completed; all personal property,
                                    FF&E, contract rights, equipment leases, intangibles and all other assets of the Borrower and its subsidiaries now owned or hereafter acquired, but excluding, in each case to the extent not permitted to be assigned pursuant to applicable law, the Casino Operating Contract and gross revenue share payments to the State of Louisiana.

Ranking: The Revolving Credit Facility will be a senior secured obligation of the Borrower, ranking junior (except for the right to receive and retain payments pursuant to HET and/or HOC guarantees and put agreements) to the $60 million A Term Loans (as hereinafter defined), having a senior lien priority to the $151.5 million B Term Loans (as hereinafter defined) and the $187.5 million of Bonds due 2009, which bonds include contingent payments and the related new contingent bonds (collectively, the "Bonds"), and having a senior lien priority to all other existing and future indebtedness of the Borrower. The Revolving Credit Facility will also have a junior priority to the lien in favor of HET and HOC as guarantors of the Minimum Payment, as described in Section II below in the paragraph entitled "Prior Security."


                                     F-A-3

Interest Rate:                      Loans under the Revolving Credit Facility
                                    will bear interest at a rate per annum which is (i) so long as the "Carry Obligations" under the Completion Guarantee referenced below remain guaranteed pursuant to the terms of such Completion Guarantee and in accordance with the terms thereof (with the first date upon which such Carry Obligations are no longer so guaranteed being herein called the "Carry Obligation Termination
                                    Date"), at the applicable HET interest rate and (ii) at all times from and after the Carry Obligation Termination Date, at a rate per annum equal to the sum of (a) Libor +
                                    2.50%, plus, if applicable, (b) any
                                    increase, not to exceed 1.0%, in the
                                    applicable interest rate charged under HET's existing senior bank credit facility ("HET interest rate") above the HET interest rate in effect on the Effective Date, except that default interest rates will apply to past-due amounts.

B.   Senior Secured Term Loans
     (the "A Term Loans")

Amount: $60.0 million; with Tranche A-1 comprising $10 million (the "A-1 Term Loans"), Tranche A-2 comprising $20 million (the "A-2 Term Loans"), and Tranche A-3 comprising $30 million (the "A-3 Term Loans").

Maturity:                           Tranches A-1 and A-2 - January 31, 2006
                                    Tranche A-3 - April 30, 2005

Scheduled Amortization:             As shown on Annex I attached hereto. See the
                                    paragraph entitled "Amortization" in Section
                                    II below.

Credit Support:                     HET and HOC shall jointly and severally
                                    provide an unconditional payment guaranty of, and/or "put" agreement with respect to, all amounts owing under Tranche A-2 of the A
                                    Term Loan Facility. Such guarantee and/or put agreement shall contain terms and conditions satisfactory to BTCo and HET, including incorporating by reference the covenants contained in HET's existing senior bank credit facility.


                                     F-A-4

Security:                           To include a deed of trust and security
                                    interest in the Collateral.

Ranking: The A Term Loans will be senior secured obligations of the Borrower, ranking senior to all existing and future indebtedness of the Borrower (including the Revolving Credit Facility, the B Term Loans and the Bonds), but ranking junior to the lien in favor of HET and HOC as guarantors of the Minimum Payment, as described in Section II below in the paragraph entitled "Prior Security."

Interest Rate:                      Loans under Tranche A-1 and Tranche A-3 will
                                    bear interest at Libor + 1.0%, and loans under Tranche A-2 will bear interest at a rate per annum equal to the sum or (i) Libor
                                    + 2.50%, plus, if applicable, (ii) any
                                    increase, not to exceed 1.0%, in the
                                    applicable HET interest rate above the HET interest rate in effect on the Effective
                                    Date, except that in all cases default
                                    interest rates will apply to past due
                                    amounts.

C.   Secured Term Loans (the "B
     Term Loans")

Amount: $151.5 million; with Tranche B-1 comprising $30 million (the "B-1 Term Loans") and Tranche B-2 comprising $121.5 million
                                    (the "B-2 Term Loans").

Maturity:                           January 31, 2006

Scheduled Amortization:             As shown on Annex I. See the paragraph
                                    entitled "Amortization" in Section II below.

Credit Support:                     HET and HOC shall jointly and severally
                                    provide an unconditional payment guaranty of, and/or "put" agreement with respect to, all of the amounts owing under Tranche B-2 of the B Term Loan Facility. Such guaranty and/or put agreement shall contain terms and conditions satisfactory to BTCo and HET, including incorporating by reference the covenants contained in HET's existing senior bank credit facility.


                                     F-A-5

Security:                           To include a deed of trust and security
                                    interest in the Collateral.

Ranking: The B Term Loan Facility will be subordinated to the A Term Loan Facility and, in lien priority, to the Revolving Credit Facility, pari passu with the Bonds, and senior in lien priority to all other existing and future senior indebtedness of the Borrower. The B Term Loan Facility will also have a junior priority to the lien in favor of HET and HOC as guarantors of the Minimum Payment, as described in Section II below in the paragraph entitled "Prior Security."

Interest Rate:                      Loans under Tranche B-1 will bear interest
                                    at Libor + 2.50%. The loans under Tranche
                                    B-2 will bear interest at a rate per annum equal to (i) Libor + 2.50%, plus, if applicable, (ii) any increase, not to exceed
                                    1.0%, in the applicable HET interest rate above the HET interest rate in effect on the Effective Date on the portion of the loans under Tranche B-2 in excess of $10 million and in the case of the first $10 million of such loans at any time outstanding, the rate will be the applicable HET interest rate, except that in all cases default interest rates will apply to past-due amounts.

II.  Terms Applicable to All
     Credit Facilities

Prior Security:                     The security interests in favor of the
                                    Revolving Credit Facility, A Term Loans and
                                    B Term Loans will be subject to a prior
                                    security interest in favor of HET and HOC as guarantors of the Minimum Payment, as described in Exhibit B to the Plan of Reorganization. Intercreditor arrangements involving this prior security interest are to be determined.

Borrower A newly formed company, Jazz Casino Company, L.L.C., to operate the former Harrah's Jazz Casino project in New Orleans (the "Company" or the "Borrower")


                                     F-A-6

Amortization                        The maturity date for each Tranche of the
                                    Credit Facilities, as well as the
                                    amortization schedule on Annex I attached hereto, were based on a projected Effective
                                    Date of October 31, 1998 and a projected casino opening date of October 31, 1999. The
                                    Credit Agreement will set forth an
                                    amortization schedule based on the actual
                                    Effective Date and the projected casino
                                    opening date as of the Effective Date.

                                    The scheduled amortization payments shown on Annex I attached hereto (x) with respect to the A-1 and A-2 Term Loans, shall be applied pro rata to the outstanding A-1 and A-2 Term Loans (based upon the relative outstanding principal amounts thereof) and (y) with respect to the B Term Loans, shall be applied, first, to the repayment of all then outstanding Tranche B-1 Term Loans and, after all Tranche B-1 Term Loans have been repaid in full, to outstanding Tranche B-2 Term Loans.

                                    Amortization payments with respect to the B-2 Term Loans shall be applied first to the portion of the B-2 Term Loans as to which a credit support fee is payable until such portion is fully repaid and thereafter to the balance of the B-2 Term Loans as to which no credit support fee is payable.

                                    For the first six PIK periods, the scheduled quarterly amortizations listed in Annex I attached hereto shall be deferred for the corresponding PIK period if (i) the payment-in-kind feature applicable to the Bonds is exercised such that payments in kind have been made for the semi-annual periods ending prior to such quarterly amortization date, (ii) HNOMC has deferred base management fees for the corresponding PIK period, (iii) HNOMC has deferred incentive management fees for the corresponding PIK periods, and (iv) HET has deferred its fees for providing a guaranty to the LGCB for the corresponding PIK period.

                                     F-A-7

                                    If EBITDA is less than $28.5 million for the twelve month period ending one month prior to each semi-annual bond interest payment date beginning with the fourth year after the Effective Date, the bonds will receive PIK interest, management fees will be deferred, scheduled amortization of bank principal will be deferred (in no case beyond the scheduled maturity date) and the HET guarantee fee will be deferred.

                                    At such time as EBITDA exceeds $65 million, any deferred base management fees and deferred guaranty fees may be repaid pro rata out of available cash flow remaining after application of Excess Cash Flow as set forth in the paragraph entitled "Priorities within Credit Facilities and Application of Excess Cash Flow" in Section II below, and at such time as EBITDA exceeds $75 million, after payment of any deferred base fees and deferred guaranty fees, any deferred incentive management fees may also be repaid pro rata out of available cash flow remaining after application of Excess Cash Flow as set forth in the paragraph entitled "Priorities within Credit Facilities and Application of Excess Cash Flow" in Section II below.

Use of Proceeds/Funding:            To complete, in all material respects, the
                                    Casino Project (the "Casino Project") to be developed in accordance with the Plans and Specifications, Budget and Timetable (to be defined in the Credit Agreement), provided that the timing of the availability of the Revolving Credit Facility and limitations on the uses of the proceeds thereof, in each case satisfactory to BTCo, shall be provided.

                                    The A-1, A-3 and the B-1 Term Loans must be drawn at closing, without subsequent funding or disbursement conditions, and the proceeds may be used for the project or held for future use by Borrower. Any such proceeds being held for future use will constitute Collateral.

                                     F-A-8

                                    After the funding of A-1, A-3 and B-1 Term
                                    Loans, drawings of the B-2 and A-2 Term
                                    Loans and extensions of credit pursuant to the Revolving Credit Facility will be subject to conditions precedent that there exist no default under Section 10.01 (payment) or Section 10.06 (bankruptcy) or under the Bank Completion Guarantee or the HET/HOC Guaranty and Loan Purchase Agreement and that all representations in the Bank Completion Guarantee and the HET/HOC Guaranty and Loan Purchase Agreement remain true and correct in all material respects; provided that HET shall have an irrevocable and unconditional obligation to fund any undrawn amounts under the Bank Completion Guarantee, subject to its terms.

                                    Tranche B-2 must be drawn prior to Tranche
                                    A-2. If any of Tranche B-2 remains undrawn on completion of the Casino Project, on such completion it shall be drawn, to the extent Tranche A-1 Loans are then outstanding, to pay down Tranche A-1. If any of Tranche B-2 remains undrawn (or will remain undrawn) after the actions required by the immediately preceding sentence are taken, outstanding Tranche B-1 Loans in an aggregate amount equal to such undrawn amount shall be converted into Tranche B-2 Loans.

Upfront Fee:                        None.


                                     F-A-9

Completion Guarantee:               HET and HOC will also guarantee completion
                                    of the Casino Project in conformity with the Plans and Specifications, the Budget and the Timetable. If the Company has insufficient funds to complete the Casino Project in accordance with the Plans, HET and HOC will be jointly and severally obligated to promptly contribute at the time of such insufficiency, in the form of junior subordinated debt maturing in not less than 11 years, all amounts, in cash, necessary to permit completion of the Casino Project. The
                                    Completion Guarantee will terminate on the date on which the Casino Project is completed in all material respects. The
                                    Completion Guarantee shall contain terms and provisions which are substantially the same as the provisions of the other Completion
                                    Guarantees furnished by HET or HOC, as the case may be, in respect of the Casino
                                    Project and, in any event, shall be required to be satisfactory to BTCo and HET.

HET/JCC Agreement:                  The Credit Agreement shall contain waiver
                                    and release provisions regarding any
                                    non-renewal of any Guaranty to the LGCB by HET and HOCI in accordance with the terms of the HET/JCC Agreement or non-renewal by HET and HOCI of the HET/JCC Agreement after March 31, 2004.

Priorities within Credit            For purposes of allocating payments among
Facilities and Application          the holders of the Term Loans and the
of Excess Cash Flow:                lenders pursuant to the Revolving Credit
                                    Facility only, all Excess Cash Flow (to be defined in the Credit Agreement) will first be allocated to repayment of Tranches A-1 and A-2 on a pro rata basis until Tranches
                                    A-1 and A-2 have been repaid in full.

                                    Scheduled amortization and other payments made in respect of the Term Loan Facilities and Revolving Credit Facility (excluding payments pursuant to the payment guarantees and put agreements referenced above) will first be allocated to any unpaid amounts


                                     F-A-10
                                    which are then due and payable with respect to Tranches A and B-1. Payments shall be allocated to amounts then due and payable pursuant to the Revolving Credit Facility and Tranche B-2 only if all amounts then due and payable with respect to Tranches A and B-1 have been paid in full.

                                    After Tranches A-1 and A-2 are repaid,
                                    mandatory prepayments resulting from
                                    application of Excess Cash Flow and other proceeds (excluding scheduled amortization) shall be applied:

                                    (i) if any principal amortization has been deferred as set forth above, 75% of Excess Cash Flow and such other proceeds shall be applied to first to Tranche B-1 and second to Tranche A-3 to the extent of the total of all of such deferred principal amortization (i.e. the total of deferred amortization on Tranches A-1, A-2, A-3, B-1, and B-2); and

                                    (ii) otherwise, and after the application of clause (i) above, 50% of Excess Cash Flow and such other proceeds shall be applied pro rata to Tranches A-3, B-1 and B-2 until an agreed Threshold Amount (determined based on projected cash flow) for the respective fiscal year has been so applied to Tranche B-2. At such time as an aggregate amount equal to the agreed Threshold Amount has been so applied in any fiscal year, Excess Cash Flow shall be applied first to Tranche B-1, second to Tranche A-3 and third to Tranche B-2.

                                    The B-1 Term Loans and the B-2 Term Loans will be secured equally and ratably with the Bonds, and if, as a result of any distribution pursuant to the security arrangements or pursuant to a bankruptcy or other similar proceeding with respect to the Borrower or in

                                     F-A-11
                                    other similar circumstances, amounts are distributed in respect of Tranche B-2 (other than payments pursuant to the payment guarantees and put agreements referenced above), then the holders of the B-2 Term Loans shall (and shall agree to) turn such amounts over to the holders of the B-1 Term Loans until all amounts owing with respect to the B-1 Term Loans are repaid in full.

                                    The Credit Agreement and the payment
                                    guarantees and/or put agreements in respect of the B-2 Term Loans shall contain subrogation and other provisions satisfactory to BTCo acknowledging and agreeing to the foregoing.

Administrative Agent's Fee:         $100,000 payable annually in arrears.

Credit Support Fee:                 So long as the Revolving Credit Facility,
                                    A-2 Term Loans or B-2 Term Loans are
                                    entitled to the respective payment
                                    guarantees and/or put agreements provided by HET and/or HOC as described above, the respective Banks shall agree that, from interest payments actually received by them in respect of the Revolving Credit Facility, A-2 Term Loans or B-2 Term Loans, as the case may be, HET shall be paid a fee equal to 2% per annum on the outstanding principal amount of Loans and/or stated amount of letters of credit outstanding from time to time pursuant to the Revolving Credit
                                    Facility and Tranche A-2 and B-2 Term Loans
                                    (in the case of B-2 Term Loans, only to the extent of the aggregate outstanding principal amount thereof from time to time is in excess of $10 million); provided, however, that (i) the fee described above with respect to the credit support provided for the Revolving Credit Facility shall only accrue from and after the occurrence of the Carry Obligation Termination Date; (ii) for any time period in which the HET applicable margin increases by more than 1.0% per annum above the HET applicable margin in effect on the Effective Date, the credit support fee paid by the


                                     F-A-12

                                    Banks shall decrease by .01% for each such .01% increase in the HET applicable margin (in excess of 1.0% over the HET applicable margin in effect on the Effective Date) until such credit support fee is reduced to zero; (iii) for any time period in which the HET applicable margin decreases below the HET applicable margin in effect on the Effective Date, the credit support fee paid by the Banks shall increase by .01% for each such .01% decrease in HET applicable margin (below the HET applicable margin in effect on the Effective Date).

                                    So long as the Revolving Credit Facility,
                                    A-2 Term Loans or B-2 Term Loans are
                                    entitled to the respective payment
                                    guarantees and/or put agreements provided by HET and/or HOC as described above, JCC shall pay a credit support fee equal to .75% per annum on the outstanding principal amount of Loans and/or stated amount of letters of credit outstanding from time to time pursuant to the Revolving Credit Facility and Tranche A-2 and B-2 Term Loans (in the case of B-2 Term Loans, only to the extent of the aggregate outstanding principal amount thereof from time to time is in excess of $10 million); provided, however, that (i) the fee described above with respect to the credit support provided for the Revolving Credit Facility shall only accrue from and after the occurrence of the Carry Obligation Termination Date; (ii) for any time period in which the HET applicable margin increases by more than .25% per annum above the HET applicable margin in effect on the Effective Date, the credit support fee paid by JCC shall decrease by .01% for each such .01% increase in the HET applicable margin (in excess of .25% over the HET applicable margin in effect on the Effective
                                    Date) until such credit support fee is
                                    reduced to zero.

                                     F-A-13

Covenants:                          The Credit Facilities will contain covenants
                                    (which will apply equally to each of the Credit Facilities) usual and customary for a financing of this nature.

Intercreditor Agreement:            The Administrative Agent (on behalf of the
                                    lenders) and the trustee for the Bonds shall enter into an intercreditor agreement with a collateral agent regarding the Collateral and the rights and remedies of the various classes of lenders with respect thereto (the
                                    "Intercreditor Agreement"), which
                                    Intercreditor Agreement shall be in form and substance satisfactory to BTCo. The
                                    Intercreditor Agreement will provide HET certain limited secured creditor voting rights if HET is called on its payment guaranty.


                                     F-A-14

Miscellaneous:                      The Credit Facilities will be documented
                                    pursuant to mutually acceptable definitive loan and collateral documents, including a Credit Agreement and a satisfactory
                                    Intercreditor Agreement. The Credit
                                    Agreement will contain customary
                                    representations, warranties, covenants,
                                    events of default and other provisions.
                                    Conditions Precedent will include as
                                    conditions precedent to the closing date, among other things:

                                    (i) BTCo's satisfaction with Harrah's Jazz
                                    Company's Plan of Reorganization, including without limitation the releases to be provided in connection therewith.

                                    (ii) All necessary governmental and third party consents and approvals have been obtained (including, without limitation, all approvals of the Bankruptcy Court having jurisdiction over Harrah's Jazz Company's bankruptcy case, all approvals by the LGCB or its successor agency and all necessary approvals by the people of Louisiana and Orleans Parish).

                                    (iii) Lender's satisfaction with the Plans and Specifications, Budget, Timetable and other Casino Project documents.

                                    The Credit Agreement will include provisions for:

                                    (i) Payment of any Libor breakage costs, capital adequacy charges and any applicable taxes by the Borrower;

                                    (ii) Regular reports as to the progress of construction of the Casino Project;

                                    (iii) Regular furnishing of unaudited
                                    quarterly and audited annual financial
                                    statements of the Borrower, monthly detailed operating reports and other reports;


                                     F-A-15

                                    (iv) Furnishing of the same reports with respect to HET and its subsidiaries as are required under the HET Bank Facility;

                                    (v) Indemnification of Lenders as to all third-party claims relative to the Credit Facilities (except as to matters involving the gross negligence or willful misconduct of Lenders) and environmental law matters;

                                    (vi) Application of New York law (except certain security documentation that the lenders determine should be governed by Louisiana law) and waiver of jury trial; and

                                    (vii) Assignments to customary eligible
                                    assignees permitted with consent of the
                                    Borrower, the Administrative Agent and, in the case of assignments of interests in the Revolving Credit Facility and A-2 or B-2 Term Loans, HET (none of which consents shall be unreasonably withheld), subject to $5.0 million minimum. No consents will be required for assignment to existing Lenders or after an event of default. Participations permitted without consent of the Borrower or Administrative Agent, subject to customary limitations.

                                    (viii) An event of default due to a change of control of HET as a result of the Board of HET not consisting of a majority of Continuing Directors.

                                    (ix) The change of control event of default in the bank credit agreement will also occur if HET does not retain at least 51% of the Class B stock prior to the Transition Date and 20% of the JCC Holding stock after the Transition Date.


                                     F-A-16

                                    (x) The Continuing Director event of default or the change in ownership of Class B Stock Event of Default will be deemed cured in respect of the debt acquired by HET as guarantor if the guaranteed bank debt is acquired by HET as guarantor; provided that such deemed cure shall not affect the bank debt guaranteed by HET unless and until HET as guarantor acquires such bank debt and in any event shall not affect the bank debt not guaranteed by HET.

                                    (xi) The change of the Casino Manager or loss of the Harrah's name shall be an event of default in the Bank Credit Agreement.

Requisite Lenders:                  Lenders comprising more than 50% of total
                                    commitments under the Credit Facilities;
                                    provided that commitments held by HET, HOC or any other affiliate of the Borrower shall be excluded.

Expense and Indemnity Provisions:   JCC shall reimburse the Banks up to $750,000
                                    in attorneys' fees plus out-of-pocket
                                    expenses of White & Case, including local counsel fees, incurred in connection with the negotiation and documentation of the Revolving Credit Facility, the A Term Loans and the B Term Loans.


                                     F-A-17

ANNEX I TO JAZZ CASINO COMPANY, L.L.C. - BANK FINANCING INDICATIVE TERM SHEET

                              $30 million       $30 million          $151.5 million
                              A-1 and A-2       A-3 Term Loan        B Term Loans          Total
                              Term Loans
  July 31, 2000                $100,000           $1,000,000           $1,500,000     $  2,600,000
  October 31, 2000             $100,000           $1,000,000           $1,500,000     $  2,600,000
  January 31, 2001             $100,000           $1,000,000           $1,500,000     $  2,600,000
  April 30, 2001               $100,000           $1,000,000           $1,500,000     $  2,600,000
  July 31, 2001                $100,000           $1,500,000           $2,500,000     $  4,100,000
  October 31, 2001             $100,000           $1,500,000           $2,500,000     $  4,100,000
  January 31, 2002             $100,000           $1,500,000           $2,500,000     $  4,100,000
  April 30, 2002               $100,000           $1,500,000           $2,500,000     $  4,100,000
  July 31, 2002                $100,000           $1,500,000           $2,500,000     $  4,100,000
  October 31, 2002             $100,000           $1,500,000           $2,500,000     $  4,100,000
  January 31, 2003             $100,000           $1,500,000           $2,500,000     $  4,100,000
  April 30, 2003               $100,000           $1,500,000           $2,500,000     $  4,100,000
  July 31, 2003                $100,000           $1,750,000           $2,500,000     $  4,350,000
  October 31, 2003             $100,000           $1,750,000           $2,500,000     $  4,350,000
  January 31, 2004             $100,000           $1,750,000           $2,500,000     $  4,350,000
  April 30, 2004               $100,000           $1,750,000           $2,500,000     $  4,350,000
  July 31, 2004                $100,000           $1,750,000           $2,500,000     $  4,350,000
  October 31, 2004             $100,000           $1,750,000           $2,500,000     $  4,350,000
  January 31, 2005             $100,000           $1,750,000           $2,500,000     $  4,350,000
  April 30, 2005               $100,000           $1,750,000           $2,500,000     $  4,350,000
  July 31, 2005                $100,000                   $0           $4,250,000     $  4,350,000
  October 31, 2005             $100,000                   $0           $4,250,000     $  4,350,000
  January 31, 2006          $27,800,000                   $0          $97,000,000     $124,800,000

  Total                     $30,000,000          $30,000,000         $151,500,000     $211,500,000

Note: See the paragraph entitled "Amortization" in Section II of the Bank Financing Indicative Term Sheet to which this Annex I is attached.

                                     F-A-18

                                    Exhibit G

                                September 3, 1998

                             Terms and Conditions of
             Underwriters Participation in Reorganization Financing

                                    Exhibit G

                                September 3, 1998

                              Harrah's Jazz Company
                           Harrah's Jazz Finance Corp.
                       Harrah's New Orleans Investment Co.

                             Terms and Conditions of
             Underwriters Participation in Reorganization Financing

I.   Terms of Underwriters'         Donaldson, Lufkin & Jenrette Securities
     Financing:                     Corporation ("DLJ"), Salomon Brothers Inc.
                                    ("Salomon") and BT Securities Corporation
                                    ("BT Securities") (collectively in their capacity as underwriters for HJC and HNOIC, the "Underwriters") subject to the conditions set forth below agree to purchase approximately $15 million face value of subordinated notes (the "Notes") on mutually acceptable terms and conditions as set forth in the attached term sheet. The aggregate amount of the Notes to be purchased by the Underwriters shall be equal to the aggregate fees, and expenses paid or reimbursed to the Underwriters.

II.  Terms of the Debtors'          The following shall be effectuated through
     Chapter 11 Plan (the           pre-solicitation modifications to the
     "Plan"):                       proposed Plan satisfactory to the
                                    Underwriters:

     A.  Waiver of Other            The Underwriters agree to waive all of their
         Claims:                    claims against any or all of the Debtors and
                                    the HJC Partners.

     B.  Settlement and             The Underwriters shall exchange mutual
         Releases:                  releases with the estate of each Debtor, the
                                    Debtors Group, the HET Group, the Bondholder
                                    Committee Group, the City Group, the State
                                    Group, the NOLDC Group and the Grand Palais
                                    Group, FNBC and other parties receiving
                                    releases from the Debtors, on terms no less favorable than those being granted under the Plan to Harrah's Entertainment, Inc. ("HET") and such other parties. Injunctive and other protections granted to Released Parties (as defined in the Plan) shall apply on the same terms to the Underwriters. All of the foregoing shall be effectuated to obtain the broadest possible preclusive effect with respect to all potential derivative or direct claims.

                                    The Underwriters shall be included in the group of persons whose collective release is being solicited from bondholders through the separate consensual release mechanism. (Note: consideration for release of the Underwriters is, inter alia, the Release Pool stock to be contributed by HET.) Any claims against non-participating banks or other non-settling parties will be retained by the reorganized debtor, with a judgment reduction and indemnity mechanism for settled parties in respect of such claims.

III. No Reimbursement of            Each Underwriter shall bear all fees and
     Attorneys' Fees  and           expenses of attorneys acting on its behalf
     Expenses                       related to the original financing, the Exit
                                    Financing (through the closing) and these bankruptcy cases.

                                                    FOR DISCUSSION PURPOSES ONLY

                                 Term Sheet for
          Convertible Junior Subordinated Debentures (the "Debentures")
                                 To Be Issued By
                           Jazz Casino Company, L.L.C.

 Issuer                             Jazz Casino Company, L.L.C. ("Jazz")

 Principal Amount                   Approximately $26.637 million

                                    Approximately $15 million purchased by the Underwriters or their affiliates and approximately $11.0 million to be purchased by Bankers Trust. The aggregate amount of the Debentures to be purchased by the Underwriters shall be equal to the aggregate fees, and expenses paid or reimbursed to the Underwriters.

 Purchase Price                     Par.

 Maturity 6 months following the scheduled maturity of the $187.5 million of new contingent bonds (the "Contingent Bonds") to be issued to existing bondholders.

 Interest 8.0% per annum payable semi-annually either in cash, or at the option of Jazz, in whole or in part, in additional Debentures (i) at any time during the first five full years following the issuance of the Debentures, and (ii) at any time thereafter if during the immediately preceding full interest period on the Contingent Bonds, no contingent interest was paid on the Contingent Bonds.

 Amortization                       None.

 Rank Subordinated to the A Term Loan, the B Term Loan, the Working Capital Facility, the New Bonds and the New Contingent Bonds, as well as all debt which would constitute Senior Debt to the foregoing. The Debentures will, however, be senior to the repayment of Jazz's obligations under the Completion Loan and any other amounts advanced by Harrah's Entertainment under its completion obligations.

 Collateral                         None.

 Convertible                        At the Conversion Price in whole or in part,
                                    at any time after October 1, 2002 at the option of the holder into Class A Common
                                    Stock of Jazz.

 Conversion Price                   $25.00 per share of Class A Common Stock,
                                    subject to anti-dilution and other
                                    appropriate adjustments (which has been
                                    calculated using the 10,000,000 shares of Class A and Class B Common Stock which are expected to be issued on the Effective Date, and a target total market value of such shares of Class A and Class B common stock equal to $250.0 million).

 Redeemable                         At the option of Jazz, (i) at any time at
                                    par plus accrued interest in cash, or (ii) at any time during the 12 months prior to the maturity of the Debentures, at par in whole or in part in shares of Class A Common
                                    Stock at the Conversion Price per share if the Conversion Price per share is greater than the Current Market Price per share. The
                                    "Current Market Price" of the Class A Common
                                    Stock as of any date will be defined as the volume-weighted average of the closing trading or bid prices of the Class A common stock for the 10 consecutive trading days preceding such date, with customary modification if the Class A common stock is not then traded.

 Amortization                       None required prior to maturity.

 Credit Support                     None.

 Purpose Construction financing and other corporate purposes.

 Fees                               None, other than the payment of interest.

 Covenants                          None, other than payment of interest.

 Conditions, Representations and    None other than basic legality and
 Warranties                         enforceability of the Debentures.

 Issuance The Debentures are to be purchased by the Underwriters or their affiliates and the banks on the Effective Date of the HJC Bankruptcy. Jazz to provide demand registration rights to permit one underwritten secondary offering of these Debentures if requested by the initial holders of the restricted Debentures in an amount no less than $5 million and no sooner than October 1, 2002.

                                    Jazz will file the reports required under
                                    Section 13(a) or 15(d) of the 1934 Act and the rules and regulations adopted by the SEC thereunder. Upon the request of any holder of Debentures, Jazz will (i) make publicly available such information as is necessary to permit sales pursuant to Rule 144 under the 1933 Act, (ii) deliver such information as is necessary to permit sales pursuant to Rule 144A under the 1933 Act, and (iii) take such further action as is reasonable under the circumstances to enable such holder to sell its Debentures without registration under the 1933 Act. Upon the request of any holder of Debentures, Jazz will deliver to such holder a written statement as to whether it has complied with such requirements.

 Acknowledgment                     The Indenture for the Convertible
                                    Subordinated Debenture will contain certain waiver and release provisions regarding any non-renewal of the Guaranty (as defined in the HET/JCC Agreement between HET, HOCI and
                                    JCC in favor of the LGCB) in accordance with the terms of the HET/JCC Agreement or non-renewal of the HET/JCC Agreement after March 31, 2004

                                   EXHIBIT H

                           FNBC SETTLEMENT AGREEMENT

                                  [LETTERHEAD]

                    WRITER'S DIRECT DIAL NO. (504) 556-4132

              WRITER'S DIRECT E-MAIL NO. PKJONESJR.LL@MCIMAIL.COM

                             NEW ORLEANS, LOUISIANA

                                 APRIL 24, 1997

William H. Patrick, III, Esq.                  Rudy J. Cerone, Esq.
A Professional Law Corporation                 McGlinchey, Stafford, Lang
365 Canal Street, Suite 2800                   643 Magazine Street
New Orleans, LA 70130                          New Orleans, LA 70130

    Re: Harrah's Jazz Company
       Docket No. 95-14545
       United States Bankruptcy Court
       Eastern District of Louisiana

Dear Billy and Rudy:

    This is to confirm the agreement of Harrah's Jazz Company ("HJC"), Harrah's Entertainment, Inc. ("HET"), the Official Bondholders' Committee (the "Committee"), Bankers Trust Company and First National Bank of Commerce ("FNBC"). The consent of these parties is reflected by the respective signatures below. In reliance upon this agreement, FNBC will withdraw its pending objections to the Third Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the "Plan") and will support its confirmation. All capitalized terms used below have the meanings ascribed to them in the Plan. The agreement is as follows:

1. FNBC shall purchase $757,150.00 of Convertible Junior Subordinated Debentures on the Effective Date. Other than this purchase FNBC shall not be required to participate in any loans or other forms of financing of Jazz Casino Company;

2. FNBC shall be authorized to retain $100,000 plus accrued interest until the later of (i) one year from the Effective Date or (ii) the resolution by final unappealable judgment of any litigation filed against FNBC within one year of the Effective Date to which FNBC is entitled to indemnity under the Old Bank Credit Documents and/or Old Bond Documents, at which time the principal and accrued interest shall be released to Jazz Casino Corporation. These funds will be pledged to secure the indemnity obligations of HJC under the Old Bank Credit Documents and/or Old Bond Documents which will be assumed by Jazz Casino Company as an IN REM obligation limited solely to the funds held by FNBC;

3. In addition, FNBC shall be entitled to the unsecured indemnity obligations for costs of defense only as granted in Old Bond Documents and/or Old Bank Credit Documents from Jazz Casino Company;

4. All services rendered by FNBC as Old Bank Collateral Agent, Old Indenture Predecessor Trustee and Old Indenture Predecessor Collateral Agent to consummate the Plan shall be for the account of Jazz Casino Company and payable to FNBC pursuant to Section 6.18 of the Plan;

5.  FNBC shall be included as a Released Party under the Plan;

6. All claims of FNBC for indemnity and the security interests which secure them (including the charging lien against distributions to the Bondholders) pursuant to the Old Bank Credit Documents and/or Old Bond Documents shall be canceled and extinguished on the Effective Date except as provided in paragraphs 2 and 3, above;

7. The undrawn Standby Letter of Credit S-10269 issued by Bankers Trust Company in the amount of $1,500,000 in favor of the City of New Orleans shall be canceled under the Plan as of the Effective Date.

8. The Unsecured and Secured Claim of FNBC (I.E., Classes A.7 and A.3) shall be allowed finally and shall be paid in accordance with the attached Exhibit A.

9. All reasonable attorney's fees and expenses of Liskow & Lewis up to $275,000.00 through the date hereof and other costs (including expert witness fees and expenses) up to $75,000 through the date hereof and all reasonable attorney's fees and expenses of Phelps Dunbar, L.L.P. which FNBC has incurred in connection with this bankruptcy case through the Effective Date for which it has not received prior reimbursement from HJC shall be paid by JCC upon approval by the Bankruptcy Court. With regard to these attorney's fees and expenses and other costs which HJC acknowledges as being an obligation to be paid, the "reasonableness" of the fees charged by FNBC's attorneys shall be the only unresolved issue. Upon resolution of any such dispute whether by agreement or otherwise, FNBC shall be paid by JCC on or as soon as practicable after the Effective Date.

10. The parties agree to file mutually acceptable modifications to the Plan and other pleadings as are necessary to effectuate this Agreement.

11. The FNBC shall receive the indemnity from HET in the form attached hereto as Exhibit B.

12. This agreement may be executed in multiple counterparts, which when executed by all the parties hereto shall constitute a single agreement.

                                               Very truly yours,

                                               Liskow & Lewis

                                               By:
                                               -----------------------------------------
                                               Philip K. Jones, Jr.

                                               Phelps, Dunbar

                                               By:
                                               -----------------------------------------
                                               S. Ault Hootsell, III

                                               Co-counsel for First National Bank of
                                               Commerce

Agreed to:

HARRAH'S JAZZ COMPANY                          HARRAH'S ENTERTAINMENT INC.

By:                                            By:
   --------------------------------------      -----------------------------------------

OFFICIAL BONDHOLDERS' COMMITTEE                BANKERS TRUST COMPANY

By:                                            By:
   --------------------------------------      -----------------------------------------

                         UNITED STATES BANKRUPTCY COURT

                                                                   (EXHIBIT "A")

                         EASTERN DISTRICT OF LOUISIANA

IN RE:                                          *      CASE NO. 95-14545-TMB

HARRAH'S JAZZ COMPANY,                          *      CHAPTER 11

        DEBTOR                                  *

* * * * * * * * * * * * * * * * * * * * * * * * *

IN RE:                                          *      CASE NO. 95-14544-TMB

HARRAH'S JAZZ FINANCE CORP.,                    *      CHAPTER 11

        DEBTOR                                  *

* * * * * * * * * * * * * * * * * * * * * * * * *     *

                                  AGREED ORDER

    BEFORE THIS COURT, on this 28th day of April, 1997, at 10:00 a.m., came on for hearing the objections of Harrah's Jazz Company ("HJC") and Harrah's Jazz Finance Corp. ("HJFC") to Proof of Claim No. 563 filed by First National Bank of Commerce ("FNBC") in the HJC bankruptcy and Proof of Claim No. 66 filed by FNBC in the HJFC bankruptcy (the "Proofs of Claim"), as set forth in HJC's Sixth Set of Objections to Claims, as amended by the Debtors' Amended Objections to Claims of First National Bank of Commerce or, in the Alternative, Motion for Estimation and Valuation of Claims.

    By Agreement, HJC, HJFC and the Official Bondholders Committee have agreed to withdraw their objections to the Proofs of Claim;(1) the parties' stipulation with regard to the treatment of FNBC's unsecured claims and secured letter of credit claims is set forth below. (Defined terms below shall have the same meaning ascribed to them under the Third Amended Joint Plan of Reorganization and Chapter 11 of the Bankruptcy Code, as modified.)

    It appearing to this Court that there exists just cause for the entry of the Order, as presented:

    IT IS ORDERED that the Unsecured Claim of FNBC be, and hereby is, Allowed finally and shall not be subject to any further objections.

    IT IS FURTHER ORDERED that FNBC's Unsecured Claim be, and is hereby, established in the amount of $42,317.06, and shall be paid under the Plan in accordance with Clause A7--General Unsecured Claims.

    IT IS FURTHER ORDERED that the Secured Claims of FNBC under (i) the prepetition standby letter of credit issued by Bankers Trust Company in the amount of $5,000,000 and previously drawn in full by Broadmoor as the beneficiary (the "$5mm L/C") and the (ii) undrawn Standby Letter of Credit S-10269 issued by Bankers Trust Company in the amount of $1,500,000 in favor of the City (the "$1.5mm L/C") shall be, and hereby is, Allowed finally and shall not be subject to any further objection.

    IT IS FURTHER ORDERED that FNBC's Allowed Secured Claims under the $5mm L/C and $1.5mm L/C be, and hereby are, established in an amount equal to (A) FNBC's participation interest (5.7142866%) in the $5mm L/C ($285,714.28), plus all unpaid interest thereon (at the nondefault rate specified in the Old Bank Credit Documents); and (B) FNBC's participation interest (5.714866%) in the unpaid fees in respect of both the $5mm L/C and the $1.5mm L/C through the Effective Date.

------------------------

(1) The Official Bondholders Committee, which filed a response in support of HJC's Objections to the Proofs of Claim, joins in this Agreed Order.

    IT IS FURTHER ORDERED that, in addition to the amounts established under the preceding paragraph, to extent that the FNBC's obligations under the $1.5mm L/C are not terminated and/or cancelled as a result of the occurrence of the Effective Date, FNBC's allowed Secured Claims under the $1.5mm L/C shall also include (i) FNBC's participation interest (5.7142866%) in any draws under the $1.5mm L/C, (ii) interest thereon and (iii) any additional fees or other amounts to which FNBC may be entitled under the $1.5mm L/C subsequent to the Effective Date.

    IT IS FURTHER ORDERED that FNBC's Secured Claims under the $5mm L/C and $1.5mm L/C shall be paid on the Effective Date. Such payment shall be made first from the Withheld Funds by the Administrative Agent, and second, if the Withheld Funds are insufficient, by the payment of cash by JCC.

    IT IS FURTHER ORDERED that FNBC's Proofs of Claim be, and hereby are, amended to reflect the terms of, and are superseded by, this Agreed Order and the April 24, 1997 Letter Agreement by and between FNBC, HJC, the Bondholders Committee and Bankers Trust Company.

    IT IS FURTHER ORDERED that HJC's, HJFC's and the Bondholders Committee's objections to FNBC's Proofs of Claim, as so amended herein, be, and hereby are, withdrawn.

    NEW ORLEANS, LOUISIANA, this      day of April, 1997.

                                          --------------------------------------
                                          UNITED STATES BANKRUPTCY JUDGE

AGREED

---------------------------------------------
WILLIAM HARDY PATRICK III
A PROFESSIONAL CORPORATION
10636 Linkwood Court
Baton Rouge, LA 70810-2854
Telephone: (504) 767-1460
Fax: (504) 769-0010

ATTORNEYS FOR HARRAH'S JAZZ COMPANY
AND HARRAH'S JAZZ FINANCE CORP.

---------------------------------------------
RUDY J. CERONE, ESQ.
FRANK MARTIN, ESQ.
MCGLINCHEY STAFFORD LANG
643 Magazine Street
New Orleans, LA 70130
Telephone: (504) 586-1200

ATTORNEYS FOR THE OFFICIAL
BONDHOLDERS COMMITTEE

PHELPS DUNBAR, L.L.P.

---------------------------------------------
S. AULT HOOTSELL III (#17630)
Thirtieth Floor, Texaco Center
400 Poydras Street
New Orleans, LA 70130-3245
Telephone: (504) 566-1311

ATTORNEYS FOR FIRST NATIONAL
BANK OF COMMERCE

                                LATHAM & WATKINS
                                ATTORNEYS AT LAW
                            SEARS TOWER, SUITE 5800
                            CHICAGO, ILLINOIS 60606
                            TELEPHONE (312) 875-7700
                               FAX (312) 993-9767

                                   APRIL 24, 1997

                                                                   (EXHIBIT "B")

First National Bank of Commerce
c/o Philip K. Jones
Liskow & Lewis
One Shell Square, 50th Floor
New Orleans, LA 70139-5001

and

Mr. S. Ault Hootsell III
Phelps Dunbar, L.L.P.
Texaco Center, 30th Floor
400 Poydras Street
New Orleans, LA 70130-3245

    Re: Harrah's Entertainment, Inc. Indemnity Agreement

Dear Kirk and Ault:

    On behalf of my client, Harrah's Entertainment, Inc. ("HET"), I am writing to confirm HET's agreement with regard to several matters for First National Bank of Commerce ("FNBC").

    First, HET hereby confirms that the Stipulation and Agreement of Settlement executed on April 16, 1997 ("the Stipulation and Agreement of Settlement"), resolving that certain action captioned IN RE HARRAH'S ENTERTAINMENT SECURITIES LITIGATION, Master File No. 95-3925, pending before the United States District Court for the Eastern District of Louisiana (the "Class Action") includes a release of FNBC on the same terms as are provided for the release of HET.

    Second, HET agrees that it will not seek to either eliminate or limit in any way the release provided to FNBC in the Stipulation and Agreement of Settlement, including any amendments or modifications thereof, before final approval by the United States Distric Court.

    Third, HET agrees that it shall assure that FNBC is included as a released party under any amendments or modifications to the Stipulation and Agreement of Settlement, or any other settlement of the Class Action, on the same terms provided for the release of HET, without any consideration being paid by FNBC.

    Fourth, HET agrees to indemnify and defend FNBC from and against any and all losses suffered by FNBC if the Stipulation and Agreement of Settlement, including any amendments or modifications thereof, or any other settlement of the Class Action, is approved by the United States District Court (i) with the inclusion of HET, but not FNBC, as a released party therein, or (ii) which contains a release of HET which is broader than the release provided therein to FNBC.

    This Agreement shall be effective upon the occurence of the Effective Date of (and as defined in) the debtor's Third Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, as modified (the "Plan"), in the consolidated bankruptcies captioned, "In the matter of Harrah's Jazz Company," Case No. 95-14544, before the United States Bankruptcy Court, Eastern District of Louisiana. HET acknowledges and agrees that upon the occurrence of the Effective Date, as defined in the Plan,

HET shall be liable for any breach of this Agreement by HET that has occurred after April 24, 1997, and for all damages sustained by FNBC.

                                          Sincerely,

                                          Richard A Levy

APPROVED AND AGREED:

Harrah's Entertainment, Inc.

By:
--------------------------------------
   Name:
   Title:

Date:
------------------------------------

                                    Exhibit I

                                   Term Sheet

                                September 3, 1998

                         Development Services Agreement

                                    Exhibit I

                                September 3, 1998

                                   Term Sheet

                         Development Services Agreement


This term sheet outlines the principal terms proposed for inclusion in that certain Development Services Agreement to be entered into by and between Jazz Casino Company, L.L.C., a Louisiana limited liability company (the "Company"), JCC Development Company, L.L.C., a Louisiana limited liability company ("JCC Development"), CP Development, L.L.C., a Louisiana limited liability company ("CPD") and FP Development, L.L.C., a Louisiana limited liability company ("FPD") (the Company, JCC Development, CPD and FPD are referred to collectively herein as the "Owners") and Harrah's Operating Company Inc. ("HOCI") (the "Development Services Agreement"). This term sheet is attached to and incorporated into that certain plan of reorganization in the bankruptcy proceedings of Harrah's Jazz Company, a Louisiana general partnership (the "Plan").

1. Documentation. This term sheet is not intended to be a legally binding agreement but is intended to be the basis for negotiation of definitive agreements related to the Development Services Agreement in connection with the Plan. As set forth more fully in the Plan, if the Plan is not consummated within the time period specified therein, the parties shall have no further obligations to pursue the matters described herein.

2. Development Services. Under the Development Services Agreement, the Owners, or any of them, may request that HOCI or an affiliate of HOCI perform any or all of the following project development and management functions (the "Development Services") with respect to the Casino, the second floor of the Casino, the Fulton Street property and the 3CP property (the "Development Properties"):

     (a) researching and investigating potential uses for the Development Properties;

     (b) identifying and exploring the professional qualifications of individuals and companies who may be capable of performing services in connection with designing, determining appropriate uses for and developing the Development Properties;

     (c) assisting in the evaluation of options as to the Development Properties; or

     (d) assisting in or coordinating activities involved in the development of the Development Properties.

3. Payment For Development Services. If any Owner requests that HOCI or an affiliate of HOCI perform any Development Services and HOCI accepts such request, such Owner shall pay

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

to HOCI or any affiliate of HOCI development services fees or reimbursements of costs and expenses at market rates as agreed between such Owner and HOCI prior to HOCI or its affiliate undertaking from time to time any Development Services.

4.       Indemnities

     (a) The Owners agree to defend, indemnify and save HOCI and all affiliates of HOCI completely harmless in respect to any action, cause of action, suit, debt, cost, expense, claim, or demand whatsoever brought by any third party at law or in equity, in connection with the performance by HOCI or any affiliates of HOCI of any and all of its obligations under the Development Services Agreement, including without limitation, any damage or injury whatsoever to any employees or other persons, entities or property arising out of the use, administration, or control of the Development Properties during the term of the Development Services Agreement, which defense, indemnity, and holding harmless shall continue notwithstanding the termination of the Development Services Agreement with respect to any act or occurrence preceding such termination; provided, however, that in no event shall the defense, indemnity and holding harmless extend to any action, cause of action, suit, debt, cost, expense, claim, or demand caused by the willful misconduct or gross negligence of HOCI or any affiliate of HOCI, or to any action taken by HOCI or any affiliate of HOCI in violation of or outside the provisions of the Development Services Agreement.

     (b) HOCI shall defend, indemnify and save the Owners completely harmless in respect to any action, cause of action, suit, debt, cost, expense, claim, or demand whatsoever brought or asserted by any third party, at law or in equity, arising by way of the gross negligence or willful misconduct of HOCI or any affiliate of HOCI in connection with the performance by HOCI or any affiliate of HOCI of any and all of HOCI's obligations under the Development Services Agreement, which indemnity shall continue notwithstanding the termination of the Development Services Agreement with respect to any act or occurrence preceding such termination.




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